    As filed with the Securities and Exchange Commission on December 6, 1999
                                                   Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                                   CMGI, INC.
             (Exact name of registrant as specified in its charter)
                                ---------------

             Delaware                               7331                            04-2921333
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)          Identification Number)

                                ---------------
      100 Brickstone Square, Andover, Massachusetts 01810, (978) 684-3600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                               David S. Wetherell
          Chairman of the Board, President and Chief Executive Officer
                                   CMGI, Inc.
                             100 Brickstone Square
                          Andover, Massachusetts 01810
                                 (978) 684-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:

               Mark G. Borden, Esq.                          Gordon K. Davidson, Esq.
                 Hale and Dorr LLP                             Mark A. Leahy, Esq.
                  60 State Street                               Fenwick & West LLP
            Boston, Massachusetts 02109                        Two Palo Alto Square
             Telephone: (617) 526-6000                     Palo Alto, California 94306
              Telecopy: (617) 526-5000                      Telephone: (650) 494-0600
                                                             Telecopy: (650) 494-1417

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                             Proposed
                                                              Proposed       maximum
                                                              maximum       aggregate      Amount of
  Title of each class of securities to be    Amount to be  offering price    offering     registration
                registered                  registered(1)   per share(2)     price(2)        fee(3)
------------------------------------------------------------------------------------------------------
                                              6,573,670
Common stock, $.01 par value per share....      shares       $149.3125     $981,531,102     $259,125

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Based upon the estimated maximum number of shares of common stock of the Registrant issuable in the merger described herein in respect of
    (a) outstanding AdForce common stock and (b) options and warrants to acquire AdForce common stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, and based upon the average of the high and low sale prices of the Registrant's common stock as reported on the Nasdaq National Market on December 1, 1999.
(3) Pursuant to Rule 457(b) under the Securities Act, $128,744 of the registration fee was paid as of November 19, 1999 in connection with the filing of the preliminary proxy materials.
                                ---------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          [ADFORCE LOGO APPEARS HERE]

                           10590 North Tantau Avenue
                          Cupertino, California 95014

                                                               December 10, 1999

Dear Stockholders:

   We will hold a special meeting of our stockholders at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California on January 11, 2000 at 10:00 a.m., Pacific time.

   At the meeting, you will be asked to consider and vote upon a proposal to approve and adopt a merger agreement with CMGI, Inc. and approve a merger that will cause AdForce to become a wholly owned subsidiary of CMGI.

   You are entitled to receive in the merger 0.262 shares of CMGI's common stock for each share of AdForce common stock you own. Therefore, if you owned 1000 shares of AdForce common stock before the merger, you would be entitled to receive 262 shares of CMGI common stock after the merger. CMGI expects to issue approximately 5,254,016 shares of its common stock in the merger. CMGI common stock is quoted on the Nasdaq National Market under the symbol "CMGI."

   After careful consideration, your board of directors has unanimously approved this transaction and concluded that it is in the best interests of AdForce and its stockholders. Your board of directors unanimously recommends that you vote "FOR" this transaction.

   Attached is a notice of special meeting of stockholders and a proxy statement/prospectus relating to the merger. This document describes the merger in detail. We encourage you to read it carefully.

   The merger and an investment in CMGI stock involve risks. You should carefully consider the discussion in the section entitled "Risk Factors" on page 7 of this proxy statement/prospectus.

   We cordially invite you to attend the meeting. However, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy. YOUR VOTE IS VERY IMPORTANT.

   Do not send your stock certificates at this time.

                                          Sincerely,

                                          /s/ Charles W. Berger
                                          Charles W. Berger
                                          Chairman of the Board, President and
                                          Chief Executive Officer

This proxy statement/prospectus is dated December 10, 1999 and was first mailed to stockholders on or about December 10, 1999.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this disclosure document. Any representation to the contrary is a criminal offense.

                       Sources of Additional Information

    This proxy statement/prospectus incorporates important business and financial information about CMGI that is not included or delivered with this document. Such information is available without charge to AdForce stockholders upon written or oral request. Contact CMGI at 100 Brickstone Square, Andover, Massachusetts 01810, Attention: Catherine Taylor, Director of Investor Relations. CMGI's telephone number is (978) 684-3600.

    To obtain timely delivery of requested documents prior to the special meeting of AdForce stockholders, you must request them no later than January 4, 2000, which is five business days prior to the date of such meeting.

    Also see "Where You Can Find More Information" on page 95 of this proxy statement/prospectus.

                          [ADFORCE LOGO APPEARS HERE]
                           10590 North Tantau Avenue
                          Cupertino, California 95014

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

To Our Stockholders:

   A special meeting of stockholders of AdForce, Inc. will be held at 10:00 a.m., Pacific time, on January 11, 2000, at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California, to consider and vote upon a proposal to approve and adopt a merger agreement with CMGI, Inc. and approve a merger that will cause AdForce to become a wholly owned subsidiary of CMGI.

   No other business will be considered at the meeting.

   This proposal is more fully described in the proxy statement/prospectus that accompanies this notice, which you should read carefully.

   We have fixed the close of business on December 2, 1999 as the record date for the determination of our stockholders entitled to vote at this meeting.

   Do not send your stock certificates at this time.

                                          By Order of the Board of Directors
                                          of AdForce, Inc.

                                          /s/ Rex S. Jackson

                                          Rex S. Jackson
                                          Vice President, General Counsel and
                                          Corporate Secretary

Cupertino, California
December 10, 1999


 To assure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You can revoke your proxy at any time before it is voted.

                                                     [ADFORCE LOGO APPEARS HERE]

[CMGI LOGO APPEARS HERE]
CMGI, Inc.                                                         AdForce, Inc.
100 Brickstone Square                                  10590 North Tantau Avenue
Andover, Massachusetts 01810                         Cupertino, California 95014


                           Proxy Statement/Prospectus

   This proxy statement/prospectus is the prospectus of CMGI, Inc. with respect to the issuance of approximately 5,254,016 shares of common stock of CMGI in connection with the Amended and Restated Agreement and Plan of Merger among CMGI, Artichoke Corp., a wholly-owned subsidiary of CMGI, and AdForce, Inc. This merger agreement provides for the merger of AdForce with Artichoke. Following the merger, AdForce will be a wholly-owned subsidiary of CMGI.

   This proxy statement/prospectus is the proxy statement of AdForce and is being furnished to the stockholders of AdForce in connection with the special meeting of AdForce stockholders to be held on January 11, 2000 at 10:00 a.m. Pacific time at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this disclosure document. Any representation to the contrary is a criminal offense.

         The date of this proxy statement/prospectus is December 10, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   i

SUMMARY....................................................................   1

RISK FACTORS...............................................................   7
  Risks Relating to the Merger.............................................   7
  Risks Relating to CMGI's Business........................................  10
  Risks Relating to AdForce's Business.....................................  16

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................  24

SELECTED HISTORICAL CONDENSED CONSOLIDATED AND UNAUDITED
PRO FORMA FINANCIAL INFORMATION............................................  26
  CMGI Selected Historical Condensed Consolidated Financial Information....  26
  AdForce Selected Historical Condensed Financial Information..............  27
  Selected Unaudited Pro Forma Condensed Combined Financial Information....  28

COMPARATIVE PER SHARE DATA.................................................  29

MARKET PRICE INFORMATION...................................................  30
  CMGI Market Price Information............................................  30
  AdForce Market Price Information.........................................  30
  Recent Closing Prices....................................................  30
  Dividends................................................................  31

THE ADFORCE SPECIAL MEETING................................................  32
  Date, Time and Place of AdForce's Meeting................................  32
  What Will Be Voted Upon..................................................  32
  Record Date and Outstanding Shares.......................................  32
  Vote Required to Approve the Merger......................................  32
  Share Ownership of Management and Certain Stockholders...................  32
  Votes Needed for a Quorum................................................  32
  Effect of Abstentions and Broker Non-Votes...............................  32
  Expenses of Proxy Solicitation...........................................  33
  How Proxies Will Be Voted................................................  33
  How You Can Revoke Your Proxy............................................  33
  You Do Not Have Appraisal Rights.........................................  33

THE MERGER.................................................................  34
  Background of the Merger.................................................  34
  CMGI's Reasons for the Merger............................................  36
  AdForce's Reasons for the Merger.........................................  38
  Recommendations of the AdForce Board of Directors........................  39
  Opinion of Financial Advisor to AdForce..................................  39
  Interests of Hambrecht & Quist in the Merger.............................  43
  Interests of Executive Officers and Directors of AdForce in the Merger...  43
  Treatment of AdForce Common Stock........................................  44
  Accounting Treatment of the Merger.......................................  45
  Regulatory Approvals.....................................................  45
  Material United States Federal Income Tax Considerations.................  45
  Nasdaq National Market Quotation.........................................  46

                                                                           Page
                                                                           ----
  Resales of CMGI Common Stock Issued in Connection with the Merger;
   Affiliate Agreements...................................................  46
  No Appraisal Rights.....................................................  47

THE MERGER AGREEMENT......................................................  48
  General.................................................................  48
  The Exchange Ratio and Treatment of AdForce Common Stock................  48
  Treatment of Unvested Restricted Stock of AdForce.......................  48
  Treatment of AdForce Stock Options......................................  48
  Treatment of AdForce Warrants...........................................  49
  Exchange of Certificates................................................  49
  Representations and Warranties..........................................  50
  Certain Covenants.......................................................  51
  Conditions to Obligations to Effect the Merger..........................  53
  Termination; Expenses and Termination Fees..............................  54
  Amendment...............................................................  56

OTHER AGREEMENTS..........................................................  57
  Stock Option Agreement..................................................  57
  Stockholder Agreement...................................................  58

ADFORCE'S BUSINESS........................................................  59
  Services................................................................  59
  Technology and Data Center Operations...................................  61
  Key Customers...........................................................  62
  Sales and Marketing.....................................................  63
  Customers and Support...................................................  63
  Competition.............................................................  64
  Intellectual Property...................................................  64
  Privacy Policy..........................................................  65
  Employees...............................................................  66
  Facilities..............................................................  66
  Legal Proceedings.......................................................  66

ADFORCE MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................  67
  Overview................................................................  67
  Results of Operations for 1996, 1997 and 1998...........................  69
  Results of Operations for the Nine Months Ended September 30, 1999......  70
  New Accounting Pronouncements...........................................  75

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............  76
  Unaudited Pro Forma Condensed Combined Balance Sheet....................  77
  Unaudited Pro Forma Condensed Combined Statement of Operations..........  78
  Notes to the Unaudited Pro Forma Condensed Combined Financial
   Information............................................................  79

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
AND MANAGEMENT OF CMGI....................................................  82

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
AND MANAGEMENT OF ADFORCE.................................................  85

COMPARISON OF STOCKHOLDER RIGHTS..........................................  88
  Capitalization..........................................................  88
  Voting Rights...........................................................  88
  Number and Classification of Directors..................................  89

                                                                            Page
                                                                            ----
  Removal of Directors.....................................................  89
  Filling Vacancies on the Board of Directors..............................  89
  Charter Amendments.......................................................  90
  Amendments to By-Laws....................................................  90
  Notice of Stockholder Actions............................................  90
  Right to Call Special Meeting of Stockholders............................  91
  Dividends and Distributions..............................................  91
  Redemption...............................................................  92
  Liquidation..............................................................  92

STOCKHOLDER PROPOSALS......................................................  94

LEGAL MATTERS..............................................................  94

EXPERTS....................................................................  94

WHERE YOU CAN FIND MORE INFORMATION........................................  95

FINANCIAL STATEMENTS OF ADFORCE............................................ F-1

ANNEXES

A. AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
   Exhibit A    Form of Company Stock Option Agreement
   Exhibit B-1  Form of Employee Lock-Up Agreement
   Exhibit B-2  Form of Stockholder Lock-Up Agreement
   Exhibit C    Form of Stockholder Agreement
   Exhibit D    Form of Company Affiliate Agreement

B. OPINION OF HAMBRECHT & QUIST

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are the companies proposing to merge?

A: CMGI and AdForce are proposing to merge because we believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential than either company would have on its own.

  We believe that AdForce's technology will complement the technology of CMGI's current network of Internet advertising companies, which includes Engage Technologies, Inc. and ADSmart Corporation, and consequently strengthen CMGI's position to offer a complete advertising network solution for both advertisers and Web publishers. We also believe that AdForce will be able to continue to expand its customer base by providing services to many of the companies affiliated with CMGI.

Q: How will these two companies merge?

A: CMGI and AdForce will combine under a merger agreement providing that a wholly owned subsidiary of CMGI will merge with and into AdForce, with AdForce surviving the merger as a wholly owned subsidiary of CMGI.

Q: What will I receive in the merger?

A: If the merger is completed, you will receive 0.262 shares of CMGI common stock for each share of AdForce common stock that you own. CMGI will not issue fractional shares of its common stock. Instead, you will receive cash, without interest, based on the average of the last reported sales prices of CMGI common stock on the Nasdaq National Market during the ten consecutive trading days ending on and including the last trading day prior to the day on which the merger is completed.

  On September 17, 1999, the last full trading day before the public announcement of the proposed merger, the last reported sale price of CMGI common stock on the Nasdaq National Market was $80.00 per share. On December 2, 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sale price of CMGI common stock on the Nasdaq National Market was $156.13 per share.

Q: CMGI has announced that it is acquiring several companies, including Flycast
   Communications Corporation. How will those proposed acquisitions affect CMGI's proposed merger with AdForce?

A: CMGI's proposed acquisitions of other companies, including Flycast, will not affect the consummation of the proposed merger with AdForce. The consummation of the other acquisitions is not a condition to the consummation of CMGI's merger with AdForce.

Q: When do you expect to complete the merger of CMGI and AdForce?

A: We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly following the special meeting. If necessary or desirable, CMGI and AdForce may agree to complete the merger at a later date.

Q: What are the federal income tax consequences of the merger?

A: The merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code. Accordingly, no gain or loss will generally be recognized by CMGI or AdForce as a result of the merger. Additionally, no gain or loss will be recognized by AdForce stockholders to the extent they receive shares of CMGI common stock in the merger. In general, however, AdForce stockholders will recognize taxable gain to the extent they receive cash in the merger. AdForce stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

Q: Who must approve the merger?

A: In addition to the approvals by the CMGI board of directors and the AdForce board of directors, each of which has already been obtained, the merger must be approved by the AdForce stockholders. On December 1, 1999, the waiting period under the Hart-Scott-Rodino Act expired.

Q: What stockholder vote is required to approve the merger?

A: A majority of the outstanding shares of AdForce common stock entitled to vote constitutes a quorum for the AdForce special meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of AdForce common stock is required to approve the merger agreement and the merger.

Q: Does the AdForce board of directors recommend approval of the merger agreement and the merger?

A: Yes. After careful consideration, the AdForce board of directors unanimously recommends that its stockholders vote in favor of the merger agreement and the merger. For a more complete description of the recommendation of the AdForce board of directors, see the sections entitled "AdForce's Reasons for the Merger"; on page 38 and "Recommendation of the AdForce Board of Directors" on page 39.

Q: What do I need to do now?

A: We urge you to read this proxy statement/prospectus, including its annexes, carefully, and to consider how the merger will affect you as a stockholder. You also may want to review the documents referenced under "Where You Can Find More Information" on page 95.

Q: How do I vote?

A: You may indicate how you want to vote on your proxy card and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the AdForce special meeting. You may also attend the special meeting in person instead of submitting a proxy.

  If you fail either to return your proxy card or to vote in person at the special meeting, or if you mark your proxy "abstain," the effect will be a vote against the merger agreement and the merger. If you sign and send in your proxy without indicating how you want to vote, your proxy will be counted as a vote for the merger agreement and the merger unless your shares are held in a brokerage account.

Q: If my shares are held in a brokerage account, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, it will have the same effect as a vote against the merger agreement and the merger.

Q: May I change my vote after I have mailed in my signed proxy card?

A: You may change your vote at any time before the vote takes place at the AdForce special meeting. To do so, you may either complete and submit a new proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend the special meeting and vote in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Q: When and where is the AdForce special meeting?

A: The special meeting of AdForce stockholders will be held at 10:00 a.m., Pacific time, on January 11, 2000 at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California.

Q: Should I send in my certificates now?

A: No. After we complete the merger, CMGI will send to you instructions explaining how to exchange your shares of AdForce common stock for the appropriate number of shares of CMGI common stock.

Q: Who may I contact with any additional questions?

A: You may call Investor Relations at AdForce at (408) 873-3680, extension 105, or AdForce's Vice President and General Counsel, Rex S. Jackson, at (408) 873-3680.

Q: Are there any risks associated with the merger?

A: The merger does involve risks. For a discussion of risk factors that should be considered in evaluating the merger, see "Risk Factors" on page 7.

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 95. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.


                                 The Companies

CMGI, Inc.
100 Brickstone Square
Andover, Massachusetts 01810
(978) 684-3600

   CMGI develops and operates Internet and fulfillment services companies. CMGI's Internet strategy includes the internal development and operation of majority owned subsidiaries, as well as taking strategic positions in other Internet companies that have demonstrated synergies with CMGI's core businesses. CMGI's strategy also envisions and promotes opportunities for synergistic business relationships among the Internet companies within its portfolio. Other than references to a specific CMGI subsidiary, any reference to CMGI includes its subsidiaries.

AdForce, Inc.
10590 North Tantau Avenue
Cupertino, California 95014
(408) 873-3680

   AdForce is a leading provider of centralized, outsourced advertisement management and delivery services on the Internet. AdForce's primary services, AdForce for Advertisers and AdForce for Publishers, offer sophisticated campaign design, inventory management, targeting, advertisement delivery, tracking, measuring and reporting capabilities. By handling the technically complex and operationally demanding advertisement management and delivery functions through its systems, technology and personnel, AdForce enables its web site, representative firm, advertiser and agency customers to focus on their own core competencies.

                                   The Merger

   Through the merger, AdForce will become a wholly owned subsidiary of CMGI. AdForce stockholders will receive CMGI common stock in exchange for their shares of AdForce common stock. The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement as it is the legal document that governs the merger.

                                 Vote Required
                                   (Page 32)

   Approval of the merger agreement requires the vote of a majority of the outstanding shares of AdForce common stock. On October 31, 1999, AdForce's directors and executive officers and their affiliates held or possessed voting power with respect to 32.2% of the outstanding shares of AdForce common stock.

   On October 31, 1999, holders of AdForce common stock, who collectively beneficially held or possessed voting power with respect to approximately 37.6% of the outstanding voting power of AdForce, have already agreed to vote in favor of the merger agreement.

                     AdForce Recommendation to Stockholders
                                   (Page 39)

   The AdForce board of directors voted to approve the merger agreement and the merger. The AdForce board of directors believes that the merger is advisable and in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger agreement and the merger.

                            What Holders of AdForce
                           Common Stock Will Receive
                                   (Page 48)

   Each share of AdForce common stock will be exchanged for 0.262 shares of CMGI common stock.

   CMGI will not issue fractional shares of CMGI common stock in connection with the merger. Instead, CMGI will pay cash for any fractional shares.

   Based on 20,053,496 shares of AdForce common stock outstanding on December 2, 1999, CMGI estimates that AdForce stockholders will receive approximately 5,254,016 shares of CMGI common stock in the merger.

                            Conditions to the Merger
                                   (Page 53)

   The completion of the merger depends upon meeting a number of conditions, including:

 .  the approval of the AdForce stockholders;

 . the approval of the listing on the Nasdaq National Market of the CMGI common stock to be issued to AdForce stockholders in the merger;

 . the receipt of legal opinions regarding the treatment of the merger as a tax-free reorganization; and

 .  other customary contractual conditions specified in the merger agreement.

   Certain of the conditions to the merger may be waived by the party entitled to assert the condition.

                           No Solicitation by AdForce
                                   (Page 52)

   Until the merger agreement is terminated, AdForce has agreed that neither it nor any of its subsidiaries, through any officer, director, employee, financial advisor, representative or agent, will (1) solicit, initiate or encourage any inquiry or proposal that might lead to an acquisition proposal, (2) engage in negotiations concerning, or provide any non-public information to any person relating to, any acquisition proposal or (3) agree to recommend any acquisition proposal to the AdForce stockholders.

   However, in the event that on or after September 20, 1999 AdForce does not solicit but nonetheless receives a bona fide acquisition proposal, then AdForce or its board of directors may engage in negotiations with or provide non-public information to the person or entity making such an acquisition proposal, or recommend such an acquisition proposal to the AdForce stockholders, but only if:

 . the AdForce board of directors believes in good faith that such an acquisition is reasonably capable of being completed on the terms proposed and would be more favorable to the AdForce stockholders than the proposed merger with CMGI;

 . the AdForce board of directors, after consulting with outside legal counsel, determines in good faith that such action is necessary for it to comply with its fiduciary duties to the AdForce stockholders;

 . prior to engaging in negotiations with or providing non-public information to such person or entity, the AdForce board of directors has received an executed confidentiality agreement with terms no less favorable to such party than those contained in the confidentiality agreement with CMGI; and

 . at least five business days prior to recommending such an acquisition proposal, AdForce has provided notice to CMGI of its intention to do so, and during this five-day period, if CMGI makes a counterproposal, then AdForce must consider and negotiate the counterproposal.

   Additionally, AdForce may comply with the Securities and Exchange Commission's tender offer requirements respecting any acquisition proposal.

   AdForce must immediately notify CMGI of any acquisition proposal, any request for non-public information respecting any acquisition proposal or any request for access to AdForce's books or records by anyone who informs AdForce that it is considering an acquisition proposal. AdForce must specify in the notice to CMGI the identity of the offeror and the terms and conditions of the proposal.

                      Termination of the Merger Agreement
                                   (Page 54)

   CMGI and AdForce can mutually agree to terminate the merger agreement without completing the merger, and either CMGI or AdForce can terminate the merger agreement upon the occurrence of a number of events, including the following:

 .  the other party breaches any material representation, warranty or covenant in the merger
 agreement and fails to cure the breach within 20 days of receiving notice of the breach;

 .  the merger is not completed by April 30, 2000; or

 . AdForce stockholders do not approve the merger at a special meeting of AdForce stockholders.

   In addition, CMGI can terminate the merger agreement upon the occurrence of a number of events including:

 . the AdForce board of directors fails to recommend that the AdForce stockholders approve and adopt the merger agreement and the merger;

 . the AdForce board of directors fails to reconfirm its recommendation of the merger agreement and the merger to AdForce stockholders within five business days after CMGI requests that it do so;

 . the AdForce board of directors recommends that the AdForce stockholders tender their shares in a tender or exchange offer commenced by a third party or fails to recommend against it;

 . the AdForce board of directors approves or recommends that the AdForce stockholders approve an alternative transaction, including one where a third party acquires more than 20% of the outstanding shares of AdForce common stock; or

 . AdForce fails to call and hold the special meeting of its stockholders by April 29, 2000, unless the Securities and Exchange Commission has not declared the registration statement effective sufficiently in advance of that date to allow AdForce to hold the meeting by that date.

                                Termination Fees
                                   (Page 56)

   AdForce must pay CMGI a termination fee of $15 million if CMGI terminates the merger agreement upon the occurrence of a number of events, including the following:

 . the AdForce board of directors fails to recommend that the AdForce stockholders approve and adopt the merger agreement and the merger;

 . the AdForce board of directors fails to reconfirm its recommendation of the merger agreement or the merger to AdForce stockholders within five business days after CMGI requests that it do so;

 . the AdForce board of directors approves or recommends that the AdForce stockholders approve an alternative transaction, including one where a third party acquires more than 20% of the outstanding AdForce common stock;

 . the AdForce board of directors recommends that the AdForce stockholders tender their shares in a tender or exchange offer commenced by a third party or fails to recommend against it;

 . AdForce breaches any material representation, warranty or covenant in the merger agreement and fails to cure the breach within 20 days of receiving notice of the breach;

 . AdForce stockholders do not approve the merger at a special meeting of AdForce stockholders; or

 . AdForce fails to call and hold the special meeting of its stockholders by April 29, 2000, unless the Securities and Exchange Commission has not declared the registration statement effective sufficiently in advance to allow AdForce to hold the meeting by that date.

   Additionally, AdForce must pay CMGI up to $500,000 as reimbursement for the costs incurred by CMGI related to the merger if CMGI terminates the merger agreement in certain circumstances.

   CMGI must pay AdForce a termination fee of $15 million if AdForce terminates the merger agreement because CMGI breaches any material representation, warranty or covenant in the merger agreement and fails to cure the breach within 20 days of receiving notice of the breach. Additionally, CMGI must pay AdForce up to $500,000 as reimbursement for the costs incurred by AdForce related to the merger if AdForce terminates the merger agreement in certain circumstances.

                             Stock Option Agreement
                                   (Page 57)

   In connection with the merger agreement, CMGI and AdForce entered into a stock option agreement, dated as of September 20, 1999. The option agreement grants CMGI the right to purchase up to 3,978,761 shares of AdForce common stock, constituting approximately 19.9% of AdForce's outstanding common stock, at a price of $20.96 per share, subject to adjustment. However, CMGI may not exercise this option to acquire more than 19.9% of the outstanding shares of AdForce common stock. The option becomes exercisable only after CMGI terminates the merger agreement under specified circumstances including:

 . the AdForce board of directors fails to recommend that the AdForce stockholders approve and adopt the merger agreement and the merger;

 . the AdForce board of directors fails to reconfirm its recommendation of the merger agreement or the merger to AdForce stockholders within five business days after CMGI requests that it do so;

 . the AdForce board of directors recommends that the AdForce stockholders tender their shares in a tender or exchange offer commenced by a third party or fails to recommend against it;

 . AdForce breaches any material representation, warranty or covenant in the merger agreement and fails to cure the breach within 20 days of receiving notice of the breach;

 . the AdForce board of directors approves or recommends that the stockholders approve an alternative transaction, including one where a third party acquires more than 20% of the outstanding shares of AdForce common stock;

 . AdForce fails to call and hold the special meeting of its stockholders by April 29, 2000, unless the Securities and Exchange Commission has not declared the registration statement effective sufficiently in advance to allow AdForce to hold the meeting by that date; and

 . an alternative transaction with another person or entity meeting the requirements set forth in the merger agreement has been proposed or consummated prior to the special meeting of AdForce stockholders, and the termination fee of $15 million becomes payable to CMGI because AdForce fails to receive the requisite stockholder vote for approval of the merger agreement and the merger, in which event CMGI may exercise its option immediately prior to the occurrence of any event causing such termination fee to become payable.

   Once the option is exercisable, CMGI may exercise its option in whole or in part, at any time or from time to time prior to its termination at the earliest of:

 .  the time the merger becomes effective;

 .  termination of the merger agreement under circumstances that do not allow
   CMGI to receive a termination fee;

 . such date as the amount of cash received by CMGI as a termination fee under the merger agreement and sale of the shares it receives upon exercise of the option exceeds $30 million; and

 . 90 days after the merger agreement is terminated (this period will be extended if either CMGI cannot exercise its option or AdForce cannot deliver to CMGI the shares of AdForce common stock purchased upon exercise of the option because conditions to AdForce's obligation to deliver the shares have not been met).

                          Opinion of Financial Advisor
                                   (Page 39)

   In deciding to approve the merger, the AdForce board of directors received an opinion from its financial advisor, Hambrecht & Quist LLC, as to the fairness from a financial point of view of the consideration the AdForce stockholders will receive in the merger. The full text of Hambrecht & Quist's opinion is attached as Annex B to this proxy statement/prospectus and should be read carefully in its entirety. Hambrecht & Quist's opinion is addressed to the AdForce board of directors and does not constitute a recommendation to any AdForce stockholder with respect to matters relating to the merger.

                      Interests of Executive Officers and
                       Directors of AdForce in the Merger
                                   (Page 43)

   In considering the recommendation of the AdForce board of directors, you should be aware of the interests that AdForce's executive officers and directors have in the merger. These include:

 .  the executive officers of AdForce, including Charles Berger, who is Chief
   Executive Officer, President and a director, will receive retention and severance benefits, including acceleration of vesting of stock options and restricted stock;

 . options to acquire a total of 20,000 shares of AdForce common stock granted to two outside AdForce directors under AdForce's 1999 Directors Stock Option Plan will have the benefit of accelerated vesting in connection with the merger; and

 . AdForce officers and directors have customary rights to indemnification against specified liabilities.

   In considering the fairness of the merger to the AdForce stockholders, the AdForce board of directors took into account these interests. These interests are different from and in addition to your and their interests as stockholders. AdForce's executive officers and directors have options to acquire AdForce common stock that will be converted into options to acquire shares of CMGI common stock. As of October 31, 1999, the executive officers and directors of AdForce and their affiliates held options to acquire an aggregate of 1,703,008 shares of AdForce common stock. These options will be converted in the merger into options to acquire approximately 446,188 shares of CMGI common stock. In addition, as of October 31, 1999, the executive officers and directors of AdForce and their affiliates held 4,868,318 shares of AdForce common stock. These shares will be converted in the merger into approximately 1,275,499 shares of CMGI common stock.

                         Interests of Financial Advisor
                                   (Page 43)

   Pursuant to an engagement letter dated January 12, 1999, as amended, AdForce agreed to pay Hambrecht & Quist, upon consummation of the merger, a fee of 1.5% of the value, at closing, of the aggregate consideration paid in the transaction. Based on the market price of CMGI common stock on December 2, 1999, 1.5% of the value of the aggregate consideration to be paid in the transaction would not exceed approximately $14.5 million. AdForce also agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

                              Accounting Treatment
                                   (Page 45)

   CMGI will account for the merger using the purchase method of accounting, which means that the assets and liabilities of AdForce, including intangible assets, will be recorded at their fair value and the results of operations of AdForce will be included in CMGI's results from the date of acquisition.

       Material United States Federal Income Tax Considerations (Page 45)

   We have structured the merger in order to qualify as a tax free reorganization under the Internal Revenue Code. It is our intention that no gain or loss generally will be recognized by AdForce stockholders for federal income tax purposes on the exchange of shares of AdForce common stock solely for shares of CMGI common stock.

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                 AdForce Stockholders Have No Appraisal Rights
                                   (Page 47)

   Under Delaware law, AdForce stockholders do not have appraisal rights.

           Forward-Looking Statements May Prove Inaccurate (Page 24)

   We have made forward-looking statements in this proxy statement/prospectus (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of CMGI. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors could affect the future financial results of CMGI and AdForce, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following:

 .  the risk that CMGI encounters greater than expected costs and difficulties related to
 combining AdForce's technology with the technology of CMGI's current network of Internet advertising companies;

 . changes in laws or regulations, including increased government regulation of the Internet, and privacy related issues;

 . increased competitive pressures from the issuance of patents and other intellectual property to competitors of CMGI and AdForce;

 . the risk that CMGI will be unable to retain certain AdForce employees if, after the merger, some of the activities and management of AdForce moves from the West Coast to the East Coast;

 . the risk that CMGI will be unable to retain certain customers of AdForce who may terminate their relationship with AdForce as a result of the merger because they deem themselves competitors of CMGI; and

 . the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                             CMGI Price Information
                                   (Page 30)

   Shares of CMGI common stock are quoted on the Nasdaq National Market. On September 17, 1999, the last full trading day prior to the public announcement of the proposed merger, CMGI common stock closed at $80.00 per share. On December 2, 1999, CMGI common stock closed at $156.13 per share.

                           AdForce Price Information
                                   (Page 30)

   Shares of AdForce common stock are also quoted on the Nasdaq National Market. On September 17, 1999, the last full trading day prior to the public announcement of the proposed merger, AdForce common stock closed at $19.50 per share. On December 2, 1999, AdForce common stock closed at $39.25 per share.

                              Recent Developments

   On September 29, 1999, CMGI entered into an agreement to acquire Flycast Communications Corporation, a leading provider of web-based direct response advertising, in a stock-for-stock merger.

   Under the terms of the Flycast agreement, CMGI will issue 0.4738 shares of CMGI common stock for each outstanding share of Flycast common stock. In addition, all outstanding options to acquire shares of Flycast common stock will be assumed by CMGI and converted at the 0.4738 exchange ratio into options to purchase CMGI common stock. In the acquisition, CMGI will exchange approximately 7,200,000 shares of CMGI common stock for all the issued and outstanding capital stock of Flycast based on the issued and outstanding capital stock of Flycast on September 29, 1999.

   Following the merger, Flycast will become a wholly owned subsidiary of CMGI. CMGI and Flycast expect the merger will qualify as a tax-free reorganization. CMGI will account for the merger with Flycast using the purchase method of accounting. The merger is subject to a number of conditions, including regulatory approval and approval by Flycast stockholders. CMGI anticipates that the Flycast merger will be consummated during the first calendar quarter of 2000.

   The primary effects of this merger will be dilution of former AdForce stockholders' share ownership of CMGI, consolidation of Flycast's profits and losses by CMGI in CMGI's statements of operations and increased costs associated with the integration of Flycast into CMGI. Based on the number of shares of CMGI issued and outstanding as of December 2, 1999, immediately after the acquisition of AdForce, assuming the Flycast merger has not yet been completed, and further assuming the exercise of all outstanding AdForce warrants and options, AdForce stockholders would own approximately 4.8% of CMGI. Based on the number of shares of CMGI issued and outstanding as of December 2, 1999, after the acquisition of AdForce, and, assuming the Flycast merger has also been completed, and further assuming the exercise of all outstanding AdForce and Flycast warrants and options, AdForce stockholders would own approximately 4.5% of CMGI.

                                  RISK FACTORS

   You should carefully consider the following risk factors before you decide whether to vote to approve and adopt the merger agreement. You should also consider the other information in this proxy statement/prospectus and the additional information in CMGI's other reports on file with the Securities and Exchange Commission and in the other documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 95.

Risks Relating to the Merger

 CMGI's stock price is volatile and the value of the CMGI common stock issued in the merger will depend on its market price at the time of the merger, and no adjustment will be made as a result of changes in the market price of CMGI's common stock.

   At the closing of the merger, each share of AdForce common stock will be exchanged for 0.262 shares of CMGI common stock. This exchange ratio will not be adjusted for changes in the market price of CMGI common stock or of AdForce common stock. In addition, neither CMGI nor AdForce may terminate or renegotiate the merger agreement, and AdForce may not resolicit the vote of its stockholders solely because of changes in the market price of CMGI common stock or of AdForce common stock. Any reduction in CMGI's common stock price will result in you receiving less value in the merger at closing. You will not know the exact value of CMGI's common stock to be issued to you in the merger at the time of the special meeting of AdForce stockholders.

   The market price of CMGI's common stock, like that of the shares of many other high technology and Internet companies, has been and may continue to be volatile. For example, from November 1, 1998 to November 1, 1999, the CMGI common stock traded as high as $165.00 per share and as low as $14.31 per share.

   Recently, the stock market in general, and the shares of Internet companies in particular, have experienced significant price fluctuations. The market price of CMGI's common stock may continue to fluctuate significantly in response to various factors, including:

 .  quarterly variations in operating        .  announcements of mergers and
   results or growth rates;                    acquisitions and other actions by
                                               competitors;

 .  the announcement of technological        .  regulatory and judicial actions;
   innovations;

 .  the introduction of new products;        .  general economic conditions; and

 .  changes in estimates by securities       .  patents and other intellectual property
   analysts;                                   rights issued to competitors of CMGI.

 .  market conditions in the industry;

 .  announcements of mergers and
   acquisitions by CMGI;

 CMGI may face challenges in integrating CMGI and AdForce and, as a result, may not realize the expected benefits of the anticipated merger.

   Integrating the operations and personnel of CMGI and AdForce will be a complex process, and CMGI is uncertain that the integration will be completed rapidly or will achieve the anticipated benefits of the merger. Since AdForce is located on the West Coast, it will be more difficult to retain employees of AdForce if after the merger, some of the activities and management of AdForce move from the West Coast to the East Coast. The successful integration of CMGI and AdForce will require, among other things, integration of their finance, human resources and sales and marketing groups and coordination of development efforts. The diversion of the attention of CMGI's management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of CMGI's business. Further, the process of combining CMGI and AdForce could negatively affect employee morale and the ability of CMGI to retain some of its key employees after the merger.

 If CMGI does not successfully integrate AdForce or the merger's benefits do not meet the expectations of financial or industry analysts, the market price of CMGI common stock may decline.

   The market price of CMGI common stock may decline as a result of the merger if:

 .  the integration of CMGI and AdForce is unsuccessful;

 . CMGI does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

 . the effect of the merger on CMGI's financial results is not consistent with the expectations of financial or industry analysts.

 If CMGI does not manage the integration of other acquired companies successfully, it may be unable to achieve desired results.

   As a part of its business strategy, CMGI may enter into additional business combinations and acquisitions, such as Flycast Communications Corporation and AdKnowledge Inc. Acquisitions are typically accompanied by a number of risks, including:

 .  the difficulty of integrating the         .  the maintenance of uniform standards,
   operations and personnel of the acquired     controls, procedures and policies;
   companies;

 .  the potential disruption of CMGI's        .  the impairment of relationships with
   ongoing business and distraction of          employees and customers as a result of
   management;                                  any integration of new management
                                                personnel; and

 .  the difficulty of incorporating acquired  .  potential unknown liabilities associated
   technology and rights into CMGI's            with acquired businesses.
   products and services;

 .  unanticipated expenses related to
   acquired technology and its integration
   into existing technology;

   CMGI may not succeed in addressing these risks or any other problems encountered in connection with these potential business combinations and acquisitions potentially disrupting CMGI's business and causing increased losses.

 Failure to complete the merger could negatively impact the market price of AdForce common stock and AdForce's operating results.

   If the merger is not completed for any reason, AdForce may be subject to a number of material risks, including:

 . AdForce may be required to pay CMGI a termination fee of $15 million and/or reimburse CMGI for expenses of up to $500,000;

 . AdForce stockholders may experience dilutive effects to their stock ownership because an option to acquire up to 19.9% of the outstanding shares of AdForce common stock granted to CMGI by AdForce may become exercisable;

 . the market price of AdForce common stock may decline to the extent that the current market price of AdForce common stock reflects a market assumption that the merger will be completed; and

 . costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

   If the merger is terminated and the AdForce board of directors seeks another merger or business combination, you cannot be certain that AdForce will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by CMGI in the merger. In addition, CMGI's option to acquire up to 19.9% of the outstanding shares of AdForce common stock, which may become exercisable upon termination of the merger agreement, may impede an alternative merger or business combination. You may read more about this stock option under "Other Agreements--Stock Option Agreement" on page 57.

 AdForce may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

   While the merger agreement is in effect, subject to specified exceptions, AdForce is prohibited from soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person other than CMGI. As a result of this prohibition, AdForce may not be able to enter into an alternative transaction at a favorable price.

 AdForce's officers and directors have conflicts of interest that may influence them to support or approve the merger.

   The directors and officers of AdForce have retention and severance arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours. The directors and officers of AdForce may therefore have been more likely to vote to approve the merger agreement and the merger than if they did not hold these interests. AdForce stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger--Interests of Executive Officers and Directors of AdForce in the Merger" on page 43.

 Uncertainties associated with the merger may cause AdForce to lose key personnel.

   Current and prospective AdForce employees may experience uncertainty about their future roles with CMGI. This uncertainty may adversely affect AdForce's ability to attract and retain key management, sales, marketing and technical personnel.

 Customers of CMGI and AdForce may delay or cancel orders as a result of concerns over the merger.

   The announcement and closing of the merger could cause customers and potential customers of CMGI and AdForce to delay or cancel contracts for services. In particular, customers could be concerned about future service offerings and integration and support of current services. Moreover, they may terminate their relationship with AdForce because they deem themselves competitors of CMGI. Such a delay or cancellation of orders could have a material adverse effect on the business, results of operations and financial condition of CMGI or AdForce.

Risks Relating to CMGI's Business

 CMGI may not have operating income or net income in the future.

   During the fiscal year ended July 31, 1999, CMGI had an operating loss of approximately $127 million and a net income of approximately $475 million. CMGI may not have operating income or net income in the future. If CMGI continues to have operating losses, CMGI may not have enough money to grow its business in the future.

 CMGI may have problems raising money it needs in the future.

   In recent years, CMGI has financed its operating losses in part with profits from selling some of the stock of companies in which it had invested. This funding source may not be sufficient in the future, and CMGI may need to obtain funding from outside sources. However, CMGI may not be able to obtain funding from outside sources. In addition, even if CMGI finds outside funding sources, CMGI may be required to issue to such outside sources securities with greater rights than that currently possessed by holders of shares of CMGI common stock. CMGI may also be required to take other actions which may lessen the value of CMGI's common stock, including borrowing money on terms that are not favorable to CMGI.

 CMGI's success depends greatly on increased use of the Internet by businesses and individuals.

   CMGI's success depends greatly on increased use of the Internet for advertising, marketing, providing services, and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television and radio. Because a significant portion of CMGI's business depends on CMGI's Internet operating company subsidiaries, CMGI's business will suffer if commercial use of the Internet fails to grow in the future.

 CMGI may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company.

   CMGI may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company under the Investment Company Act of 1940. Some equity investments in other businesses made by CMGI and its venture subsidiaries may constitute investment securities under the 1940 Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the 1940 Act unless a particular exclusion or Securities and Exchange Commission safe harbor applies. If CMGI were to be deemed an investment company, it would become subject to the requirements of the 1940 Act. As a consequence, CMGI would be prohibited from engaging in business or issuing its securities as it has in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of CMGI's contracts might be voidable, and a court-appointed receiver could take control of CMGI and liquidate its business.

   Although CMGI's investment securities currently comprise less than 40% of its assets, fluctuations in the value of these securities or of CMGI's other assets may cause this limit to be exceeded. Unless an exclusion or safe harbor were available to it, CMGI would have to attempt to reduce its investment securities as a percentage of its total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If CMGI were required to sell investment securities, it may sell them sooner than it otherwise would. These sales may be at depressed prices and CMGI may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, CMGI may incur tax liabilities when it sells assets. CMGI may also be unable to purchase additional investment securities that may be important to its operating strategy. If CMGI decides to acquire non-investment security assets, it may not be able to identify and acquire suitable assets and businesses upon acceptable terms.

 CMGI depends on certain important employees, and the loss of any of those employees may harm CMGI's business.

   CMGI's performance is substantially dependent on the performance of its executive officers and other key employees, in particular, David S. Wetherell, its Chairman, President, and Chief Executive Officer, Andrew J. Hajducky III, its Chief Financial Officer and Treasurer, and David Andonian, its President of Corporate Development. The familiarity of these individuals with the Internet industry makes them especially critical to CMGI's success. In addition, CMGI's success is dependent on its ability to attract, train, retain and motivate high quality personnel, especially for its management team. The loss of the services of any of CMGI's executive officers or key employees may harm its business. CMGI's success also depends on its continuing ability to attract, train, retain, and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense.

 In 1999, CMGI's revenue depended in large part on a single customer and loss of that customer could significantly damage CMGI's business.

   During the fiscal year ended July 31, 1999, CMGI derived a significant portion of its revenues from a small number of customers. During the fiscal year ended July 31, 1999, sales to CMGI's largest customer, Cisco Systems, Inc., accounted for 36% of CMGI's total revenues and 47% of CMGI's revenues from its fulfillment services business. CMGI believes that it will continue to derive a significant portion of its operating revenues from sales to a small number of customers. CMGI currently does not have any agreements with Cisco which obligate Cisco to buy a minimum amount of products from CMGI or to designate CMGI as its sole supplier of any particular products or services.

 CMGI's strategy of expanding its business through acquisitions of other businesses and technologies presents special risks.

   CMGI intends to continue to expand through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

 .  difficulty integrating acquired           .  potential issuance of securities in
   technologies, operations, and personnel      connection with the acquisition, which
   with the existing business;                  securities lessen the rights of holders
                                                of CMGI's currently outstanding
                                                securities;

 .  diversion of management attention in      .  the need to incur additional debt; and
   connection with both negotiating the
   acquisitions and integrating the assets;

 .  strain on managerial and operational      .  the requirement to record additional
   resources as management tries to oversee     future operating costs for the
   larger operations;                           amortization of good will and other
                                                intangible assets, which amounts could
                                                be significant.

 . exposure to unforeseen liabilities of acquired companies;

   CMGI may not be able to successfully address these problems. Moreover, CMGI's future operating results will depend to a significant degree on its ability to successfully manage growth and integrate acquisitions. In addition, many of CMGI's investments are in early-stage companies with limited operating histories and limited or no revenues. CMGI may not be able to successfully develop these young companies.

 Growing concerns about the use of "cookies" and data collection may limit CMGI's ability to develop user profiles.

   Web sites typically place small files of information commonly known as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. CMGI's technology currently uses cookies to collect information about an

Internet user's movement through the Internet. Most of the currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users currently choose to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, CMGI would likely have to switch to other technology that allows it to gather demographic and behavioral information. This could require significant reengineering time and resources, might not be completed in time to avoid negative consequences to CMGI's business, financial condition or results of operations, and might not be possible at all.

 If the United States or other governments regulate the Internet more closely, CMGI's business may be harmed.

   Because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as privacy, pricing and content. The enactment of any additional laws or regulations may impede the growth of the Internet and CMGI's Internet-related business and could place additional financial burdens on CMGI's business.

 To succeed, CMGI must respond to the rapid changes in technology and distribution channels related to the Internet.

   The markets for CMGI's Internet products and services are characterized by:

 .  rapidly changing technology;     .  shifting distribution channels; and

 .  evolving industry standards;     .  changing customer demands.

 .  frequent new product and service
   introductions;

   CMGI's success will depend on its ability to adapt to this rapidly evolving marketplace. CMGI may not be able to adequately adapt its products and services or to acquire new products and services that can compete successfully. In addition, CMGI may not be able to establish and maintain effective distribution channels.

 CMGI is subject to intense competition.

   The market for Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with CMGI's products and services. In addition, many of CMGI's current and potential competitors have greater financial, technical, operational and marketing resources. CMGI may not be able to compete successfully against these competitors in selling its goods and services. Competitive pressures may also force prices for Internet goods and services down and such price reductions may reduce CMGI's revenues.

 CMGI's strategy of selling assets of or investments in the companies that CMGI has acquired and developed presents risks.

   A significant element of CMGI's business plan involves selling, in public or private offerings, the companies, or portions of the companies, that it has acquired and developed. Market and other conditions largely beyond CMGI's control affect:

 .  CMGI's ability to engage in such sales;

 .  the timing of such sales; and

 .  the amount of proceeds from such sales.

   As a result, CMGI may not be able to sell some of these assets. In addition, even if CMGI is able to sell, it may not be able to sell at favorable prices. If CMGI is unable to sell these assets at favorable prices, its business will be harmed.

 The value of CMGI's business may fluctuate because the value of some of its assets fluctuates.

   A portion of CMGI's assets includes the equity securities of both publicly traded and non-publicly traded companies. In particular, CMGI owns a significant number of shares of common stock of Engage Technologies, Inc., NaviSite, Inc., Lycos, Inc., Yahoo! Inc., Pacific Century CyberWorks Limited, Hollywood Entertainment Corporation, Chemdex Corporation and Silknet Software, Inc., which are publicly traded companies. The market price and valuations of the securities that CMGI holds in these and other companies may fluctuate due to market conditions and other conditions over which CMGI has no control. Fluctuations in the market price and valuations of the securities that CMGI holds in other companies may result in fluctuations of the market price of CMGI's common stock and may reduce the amount of working capital available to CMGI.

 CMGI's growth places strains on its managerial, operational and financial resources.

   CMGI's rapid growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Further, as the number of CMGI's users, advertisers and other business partners grows, CMGI will be required to manage multiple relationships with various customers, strategic partners and other third parties. Further growth of CMGI or increase in the number of its strategic relationships will increase this strain on CMGI's managerial, operational and financial resources, inhibiting CMGI's ability to achieve the rapid execution necessary to successfully implement its business plan. In addition, CMGI's future success will also depend on its ability to expand its sales and marketing organization and its support organization commensurate with the growth of CMGI's business and the Internet.

 CMGI must develop and maintain positive brand name awareness.

   CMGI believes that establishing and maintaining its brand names is essential to expanding its Internet business and attracting new customers. CMGI also believes that the importance of brand name recognition will increase in the future because of the growing number of Internet companies that will need to differentiate themselves. Promotion and enhancement of CMGI's brand names will depend largely on CMGI's ability to provide consistently high-quality products and services. If CMGI is unable to provide high-quality products and services, the value of its brand names may suffer.

 CMGI's quarterly results may fluctuate widely.

   CMGI's operating results have fluctuated widely on a quarterly basis during the last several years, and CMGI expects to experience significant fluctuation in future quarterly operating results. Many factors, some of which are beyond CMGI's control, have contributed to these quarterly fluctuations in the past and may continue to do so. These factors include:

 .  demand for CMGI's products and   .  market acceptance of new products and
   services;                           services;

 .  payment of costs associated with
   CMGI's acquisitions, sales of assets
   and investments;
                                    .  specific economic conditions in the
                                       Internet and direct marketing
                                       industries; and

 .  timing of sales of assets;       .  general economic conditions.

   The emerging nature of the commercial uses of the Internet makes predictions concerning CMGI's future revenues difficult. CMGI believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as indicative of CMGI's future performance. It is also possible that in some future fiscal quarters, CMGI's operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of CMGI's common stock may decline.

 The price of CMGI's common stock has been volatile.

   The market price of CMGI's common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations which have particularly impacted the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of CMGI's common stock.

 CMGI faces security risks.

   The secure transmission of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications on the Internet. Many factors may cause compromises or breaches of the security systems used by CMGI or other Internet sites to protect proprietary information, including advances in computer and software functionality or new discoveries in the field of cryptography. A compromise of security on the Internet would have a negative effect on the use of the Internet for commerce and communications and negatively impact CMGI's business. Security breaches of the activities of CMGI, its customers and sponsors involving the storage and transmission of proprietary information, such as credit card numbers, may expose CMGI to a risk of loss or litigation and possible liability. CMGI cannot assure you that its security measures will prevent security breaches.

 Ownership of CMGI is concentrated.

   David S. Wetherell, CMGI's Chairman, President, and Chief Executive Officer, beneficially owned approximately 15% of CMGI's outstanding common stock as of October 28, 1999. As a result, Mr. Wetherell possesses significant influence over CMGI on matters including the election of directors. Additionally, Compaq Computer Corporation and its wholly owned subsidiary Digital Equipment Corporation owned approximately 18% of CMGI's outstanding common stock as of October 28, 1999. The concentration of CMGI's share ownership may:

 .  delay or prevent a change in control of CMGI;

 .  impede a merger, consolidation, takeover or other business involving CMGI;
   or

 . discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of CMGI.

 CMGI's business will suffer if any of its products or systems, or the products or systems of third parties on which CMGI relies, fail to be year 2000 compliant.

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries distinguishing 21st century dates from 20th century dates. CMGI's products and systems and those of third parties on whom CMGI relies may fail to be year 2000 compliant. CMGI's failure to resolve year 2000 issues may damage its business and expose CMGI to third party liability. If third party equipment or software used in CMGI's business is not year 2000 compliant, CMGI may incur significant unanticipated expenses to remedy such problems. CMGI also relies on vendors, utility companies, telecommunications service companies, delivery service companies and other service providers, each of which may not be year 2000 compliant.

   As of July 31, 1999, CMGI has incurred approximately $3 million in connection with year 2000 compliance and expects to incur an additional $1.5 to $2.0 million. Because of CMGI's recent acquisitions of a number of companies in varying stages of year 2000 compliance assessment and unforeseeable year 2000 expenses, CMGI's year 2000 costs may exceed these estimates.

   NaviSite, a subsidiary of CMGI that hosts and provides application management services, may fail to be year 2000 compliant. NaviSite may be exposed to additional year 2000 risks because its customers, or their outside service providers, have customized much of the customer-provided hardware and software hosted at NaviSite's data centers. NaviSite's customers are responsible for their year 2000 compliance. However, CMGI cannot assure you that NaviSite's customers will be year 2000 compliant. Many of CMGI's majority owned subsidiaries rely on NaviSite in connection with their businesses. NaviSite's failure to be year 2000 compliant may negatively impact these subsidiaries.

 CMGI relies on NaviSite for network connectivity.

   CMGI and many of its majority owned subsidiaries rely on NaviSite for network connectivity and hosting of servers. If NaviSite fails to perform such services, CMGI's internal business operations may be interrupted, and the ability of CMGI's majority owned subsidiaries to provide services to customers may also be interrupted. Such interruptions may have an adverse impact on the business and revenues of CMGI and its majority owned subsidiaries.

 The success of CMGI's global operations is subject to special risks and costs.

   CMGI has begun, and intends to continue, to expand its operations outside of the United States. This international expansion will require significant management attention and financial resources. CMGI's ability to expand offerings of its products and services internationally will be limited by the general acceptance of the Internet and intranets in other countries. In addition, CMGI has limited experience in such international activities. Accordingly, CMGI expects to commit substantial time and development resources to customizing its products and services for selected international markets and to developing international sales and support channels.

   CMGI expects that its export sales will be denominated predominantly in United States dollars. As a result, an increase in the value of the United States dollar relative to other currencies may make CMGI's products and services more expensive and, therefore, potentially less competitive in international markets. As CMGI increases its international sales, its total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

 CMGI could be subject to infringement claims.

   From time to time, CMGI has been, and expects to continue to be, subject to third party claims in the ordinary course of business, including claims of alleged infringement of intellectual property rights by CMGI. Any such claims may damage CMGI's business by:

 . subjecting CMGI to significant liability for damages;

 . resulting in invalidation of CMGI's proprietary rights;

 . being time-consuming and expensive to defend even if such claims are not meritorious; and

 . resulting in the diversion of management time and attention.

 CMGI may have liability for information retrieved from the Internet.

   Because materials may be downloaded from the Internet and subsequently distributed to others, CMGI may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of such materials.

 CMGI Litigation.

   AltaVista Company is a party to certain litigation with One Zero Media, Inc., pursuant to which One Zero is seeking, among other things, compensatory damages in the amount of $28.5 million for breach of contract, multiple damages, costs, interest, attorneys' fees, specific performance and injunctive relief. AltaVista intends to defend such claims vigorously.

Risks Relating to AdForce's Business

 AdForce depends on a small number of customers for its revenue, the loss of any of which would adversely affect its ability to generate revenue.

   AdForce derives a substantial portion of its net revenue from a small number of Web sites and advertisement representative firms, and these customer agreements can generally be terminated at any time with little or no penalty. The loss of any of these customers or any significant reduction in net revenue generated from these customers would materially harm AdForce's business.

   AdForce's three largest customers for each quarter of calendar 1998 represented 94%, 81%, 60% and 63% of its net revenue. In the first, second and third quarters of 1999, five of its customers, 24/7 Media, ADSmart, GeoCities, MapQuest and Netscape, accounted for approximately 78%, 78% and 77% of its net revenues. ADSmart and its predecessor companies, which are owned by CMGI, accounted for 21%, 21% and 24% of AdForce's net revenues during the first, second and third quarters of 1999. Yahoo! Inc. acquired GeoCities in May 1999 and discontinued in June 1999 the use by GeoCities of AdForce's advertisement serving for the majority of its advertisements. GeoCities accounted for 20%, 12% and 3% of AdForce's net revenues during the first, second and third quarters of 1999. America Online, Inc. acquired Netscape in March 1999 and transitioned Netscape's domestic and European Netcenter advertising serving (which represented the substantial majority of AdForce's business with Netscape) from AdForce to America Online's internal system following the expiration on November 22, 1999 of the contract between AdForce and Netscape. Netscape accounted for 12%, 10% and 20% of AdForce's net revenues during the first, second and third quarters of 1999. The transition of the GeoCities business had, and the transition of the Netscape business will have a substantial and negative effect on AdForce's business. In addition, 24/7 Media, another of AdForce's principal customers, acquired its own advertisement management and delivery technology in 1998, and currently uses this technology to serve a portion of its advertising needs. 24/7 Media has stated that it is currently developing an internal advertisement delivery technology that is intended to serve as its sole advertisement delivery solution. It has also stated that, unless and until the development of and transition to its own advertisement delivery technology is complete, it will be primarily dependent on AdForce to deliver advertisements to its networks and Web sites. 24/7 Media accounted for 23%, 29% and 24% of AdForce's net revenues during the first, second and third quarters of 1999. If 24/7 Media ceases doing business with AdForce or enters into competition with AdForce, it would materially and adversely affect AdForce's business.

 Consolidation in the Internet industry may adversely affect AdForce's ability to retain its principal customers, the loss of any of which would adversely affect AdForce's ability to generate revenue.

   Many of AdForce's principal customers are now and may be affected by rapid consolidation in the Internet industry. AdForce's business would be harmed if it loses any of these customers as a result of consolidation or if customers are required to use the proprietary advertisement delivery technologies of the companies that acquire them or other advertisement delivery technologies. For example, in May 1999, Yahoo! Inc. acquired GeoCities, one of AdForce's major customers, and discontinued in June 1999 the use by GeoCities of AdForce's advertisement serving for the majority of its advertisements. In addition, America Online acquired Netscape in March 1999 and transitioned Netscape's domestic and European Netcenter advertising serving (which represented the substantial majority of AdForce's business with Netscape) from AdForce to America Online's internal system following the expiration on November 22, 1999 of the contract between AdForce and Netscape.

 AdForce may not compete successfully in the market for Internet advertisement management and delivery services, which would adversely affect its ability to retain its existing customers and to attract new customers.

   The market for Internet advertisement management and delivery services is extremely competitive, and AdForce expects this competition to increase. AdForce's ability to compete successfully in this market depends on many factors, including:

 .  the performance, reliability,
   ease of use and price of
   services that AdForce or its
   competitors offer;

 .  market acceptance of
   centralized, outsourced
   advertisement management and
   delivery as compared to
   internally-developed or site-
   specific software and
   solutions;

 .  AdForce's ability, relative to
   its competitors, to scale its
   technology infrastructure as
   its customer needs grow;

 .  timeliness and market
   acceptance of new services and
   enhancements to services
   introduced by AdForce or its
   competitors; and

 .  customer service and support
   efforts by AdForce or its
   competitors.

   The market for Internet advertisement management and delivery services is subject to intense competition as companies attempt to establish a market presence. AdForce expects that competition will increase as industry consolidation causes some early entrants in the marketplace to merge or be acquired. For example, DoubleClick, Inc. announced in October 1999 that it had completed its acquisition of NetGravity, Inc. and CMGI has agreed to purchase AdKnowledge and Flycast.

   AdForce currently competes with providers of outsourced advertisement services, including DoubleClick, MatchLogic and Real Media, as well as providers of advertisement server software and hardware solutions such as NetGravity. Many of AdForce's current competitors have substantially greater resources and more developed sales and marketing strategies than AdForce does. AdForce cannot assure you that it will be able to compete effectively against its competitors now or in the future.

   Another principal source of competition is Web sites that use internally-developed Internet advertising and direct marketing services. These Web sites include Yahoo! and America Online, one of AdForce's principal stockholders. Yahoo! has acquired GeoCities, and America Online has acquired Netscape, both previously major AdForce customers. In addition, 24/7 Media, another of AdForce's principal customers, has stated that it is currently developing advertisement delivery technology that is intended to serve as its sole advertisement delivery solution. A fourth major customer, 2CAN Media, was acquired by ADSmart, a subsidiary of CMGI, earlier this year. CMGI also owns Engage Technologies, which in turn owns Accipiter, a supplier of advertisement server software and equipment services. If ADSmart transitions its business from AdForce to Engage/Accipiter, it would materially and adversely affect AdForce's business.

   AdForce may also encounter a number of potential new competitors that have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than AdForce does. These qualities may allow them to respond more quickly than AdForce to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater potential employees, strategic partners, advertisers and Web sites. If these companies decided to enter the market, AdForce cannot assure you that it would be able to compete against them effectively.

   AdForce has in the past and may in the future be forced to reduce the prices for its services in order to compete, which could materially and adversely affect its net revenue and gross margins.

 AdForce's quarterly operating results may fluctuate, which could affect the market price of AdForce common stock.

   AdForce's quarterly results of operations have varied in the past. You should not rely on quarter-to-quarter comparisons of AdForce's results of operations as an indication of its future performance. AdForce's revenue and quarterly results of operations depend on a variety of factors, many of which are beyond its control. These factors include:

 .  the timing and costs of
   improvements in its advertisement
   management and delivery
   infrastructure, including the
   addition of more capacity;

 .  AdForce's ability to satisfy and
   retain its existing customers;

 .  any loss of existing customers
   due to consolidation in the
   industry;

 .  the ability of existing customers
   to maintain or increase their
   Internet traffic or market share;

 .  its ability to expand its
   customer base and the timing of
   new customers commencing service
   with AdForce;

 .  changes in AdForce's pricing
   policies or those of its
   competitors resulting from
   competitive pressures;

 .  its ability to provide reliable
   and scalable service, including
   its ability to avoid potential
   system failure;

 .  the announcement or introduction
   of new technology or services by
   AdForce or its competitors,
   including database marketing
   capabilities;

 .  seasonal trends in its business;
   and

 .  general economic and market
   conditions.

 AdForce may not be able to scale its technology infrastructure, which would adversely affect its ability to retain existing customers and to attract new customers.

   AdForce's technology infrastructure may not be able to support higher volumes of advertisements, additional customers or new types of advertising or direct marketing. If AdForce is not able to continue scaling its technology infrastructure, it may have difficulty retaining existing customers and attracting new customers. If AdForce's traffic increases from existing or new customers, it will need to accommodate large increases in the number of advertisements that it manages and delivers and the amount of data that it stores. It will also need to support the introduction of new and evolving types of advertising and direct marketing that require greater system resources than current methods of Internet advertising. AdForce may not be able to continue to scale its data centers on time or within budget. The uninterrupted performance of its data centers is critical to its success.

 AdForce may not be able to respond to rapid technological change, which could adversely affect its ability to retain its existing customers and to attract new customers.

   AdForce may not be able to improve its technology infrastructure to respond to technological change, changes in customer requirements or preferences, or new industry standards. To be successful, AdForce must be able to continue to steadily increase its system capacity, improve its existing services, and introduce new service offerings without interrupting or interfering with its operations in a timely and cost-effective manner. AdForce must ensure that its technology infrastructure is flexible enough to accommodate technology advancements, including its ability to deliver advertisements to a customer base that uses multiple browsers and multiple versions of those browsers. AdForce must also ensure that its technology infrastructure is flexible enough to accommodate new customer requirements and preferences.

 AdForce may not be able to attract advertisement agencies and advertisers as customers, which could cause AdForce to miss its financial projections or those of securities analysts.

   If AdForce fails to continue to attract advertisers and advertisement agencies as customers or does so more slowly than it anticipated, it may not meet its financial projections or those of securities analysts. Individual advertisers and advertisement agencies accounted for approximately 7% of AdForce's net revenue for the nine months ended September 30, 1999. The service and support requirements of advertisers and advertisement agencies are significantly different from those of Web sites and advertisement representative firms, and advertisers and advertisement agencies may not accept third-party Internet advertisement management and delivery services or may not choose AdForce's services over those offered by others. Moreover, advertisers and advertisement agencies may find Internet advertising services to be too complex, ineffective or otherwise unsatisfactory for managing and delivering their advertisement campaigns.

 Many of AdForce's customers have limited operating histories, are unprofitable and may not be able to pay for AdForce's services, which could adversely affect its ability to recognize revenue from these customers.

   Many of AdForce's leading customers, including ADSmart and 24/7 Media, have limited operating histories and have not achieved profitability. If one or more of these customers is unable to pay for AdForce's services, or pays more slowly than anticipated, AdForce's quarterly and annual results of operations could be materially and adversely affected. You should evaluate the ability of AdForce's customers to meet their payment obligations to AdForce in light of the risks, expenses and difficulties encountered by companies with limited operating histories, particularly in the evolving Internet market. In the past, some of AdForce's customers have failed to pay for its services on a timely basis.

 AdForce may experience system failures or delays that would adversely affect its operations, which could lead to customer dissatisfaction.

   AdForce's operations depend on its ability to protect its computer systems against damage from fire, water, power loss, telecommunications failures, computer viruses, vandalism and other malicious acts, and similar unexpected adverse events. In the past, interruptions or slowdowns in AdForce's services have resulted from the failure of its telecommunications providers to supply the necessary data communications capacity in the time frame that AdForce requires, as well as from deliberate acts. Unanticipated problems affecting AdForce's systems could in the future cause interruptions or delays in its services. Slow response times or system failures could also result from straining the capacity of its software or hardware due to an increase in the volume of advertising delivered through AdForce's servers. AdForce's customers may become dissatisfied by any system failure or delay that interrupts its ability to provide service to them or slows its response time.

 AdForce may not be able to target advertisements, which could adversely affect its ability to retain its existing customers and to attract new customers.

   AdForce may not be able to continue to meet the needs of its customers or the marketplace for more sophisticated targeting solutions. As more advertisers demand targeting solutions, AdForce will need to develop increasingly effective tools and larger databases that can provide greater demographic precision in advertisement management and delivery. The development of these tools and databases is technologically challenging and expensive. AdForce cannot assure you that it can develop any of these tools or databases in a cost-effective and timely manner, if at all. Moreover, privacy concerns may cause a reduction or limitation in the use of user information, which could limit the effectiveness of AdForce's technology and adversely affect its ability to retain its existing customers and to attract new customers.

 The Internet advertising market may fail to develop or develop more slowly than expected, which could adversely affect AdForce's ability to retain its existing customers and to attract new customers.

   The Internet advertising market may fail to develop or develop more slowly than expected. AdForce's future growth largely depends on the continued growth in Internet advertising generally, and on the willingness of its potential customers to outsource their Internet advertising and direct marketing needs. Companies doing business on the Internet must compete with traditional media, including television, radio, cable and print, for a share of advertisers' total advertising budgets. Advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising if they perceive the Internet to be a limited or ineffective advertising medium. Substantially all of AdForce's revenue is derived from the delivery of advertisements placed on web sites. If advertisers determine that those advertisements are ineffective or unattractive as an advertising medium, AdForce may be unable to make the transition to any other form of Internet advertising. Also, there are filter software programs that limit or prevent advertising from being delivered to a user's computer. The commercial viability of Internet advertising would be materially and adversely affected by Internet users' widespread adoption of these software programs.

 The Internet infrastructure may not be able to accommodate rapid growth, which could adversely affect AdForce's ability to retain its existing customers and to attract new customers.

   The Internet infrastructure may fail to support the growth of the Internet. If the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the capacity requirements of users, AdForce cannot assure you that the Internet infrastructure will be able to support the demands placed on it. Any actual or perceived failure of the Internet could undermine the benefits of AdForce's services. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity, and to provide higher data rates or due to increased government regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet could result in slower response times and could hamper use of the Internet. Even if the Internet infrastructure is able to accommodate rapid growth, AdForce may be required to spend heavily to adapt to new technologies.

 AdForce may not be able to retain key personnel.

   AdForce's future success depends on the continued service of its key technical, sales and senior management personnel and their ability to execute its growth strategy. Competition is intense for qualified personnel, particularly technical and engineering personnel, and at times AdForce has experienced difficulties in retaining current personnel and attracting new personnel. Further, current and prospective AdForce employees may experience uncertainty about their future roles with CMGI. This uncertainty may adversely affect AdForce's ability to attract and retain key management, sales, marketing and technical personnel.

 AdForce may not be able to successfully manage the consolidation of its engineering staff, which could lead to product development delays and disruptions in service.

   AdForce's engineering personnel are currently located in two separate locations, Costa Mesa, California and Cupertino, California. In August 1999, AdForce commenced efforts to consolidate many of its engineering personnel into its Cupertino, California location. This consolidation diverts management time and resources. During the course of this consolidation effort, AdForce may be less efficient in its product development efforts, and could therefore experience delays in releasing new products. Further, this transition could increase the risk of service disruptions. These delays and disruptions, if they occur, could adversely affect its ability to retain its existing customers and to attract new customers. Additionally, engineering personnel may choose not to remain in AdForce's employment as a result of this consolidation.

 AdForce may not be able to manage its growth, which could adversely affect its ability to manage its business.

   AdForce has continued to expand its research and development, data center operations, sales, marketing and customer service organizations, and increased its total number of employees from 146 as of June 30, 1999 to 158 as of November 30, 1999. AdForce may not be able to continue to manage its internal growth effectively to keep pace with the expansion of the Internet advertising market or its competitors' growth. This rapid growth has placed, and will continue to place, a significant strain on its management systems and resources. AdForce expects that it will need to continue to improve its financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train and manage its workforce.

 AdForce may not be able to protect its technology, which could diminish the value of its technology and its services.

   AdForce's success and ability to compete are dependent on its internally developed technologies and trademarks. If its proprietary rights are infringed by a third party, the value of its services to its customers would be diminished and additional competition might result from the third party's use of those rights. Although the United States Patent and Trademark Office has allowed two AdForce patent applications, AdForce cannot assure you that its patent applications or trademark registrations will be approved. Even if they are approved, its patents or trademarks may be successfully challenged by others or invalidated. If AdForce's trademark or copyright registrations are not approved because third parties own those trademarks or copyrights, its use of these trademarks and/or copyrighted materials would be restricted unless it entered into arrangements with the third-party owners, which might not be possible on reasonable terms. AdForce cannot assure you that any of its proprietary rights will be viable or of value since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and evolving. AdForce also cannot assure you that the steps AdForce has taken will prevent misappropriation of its solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect its proprietary rights as fully as in the United States.

 Third parties may assert infringement claims against AdForce or its customers, which could result in liability for damages, the invalidation of its rights or the diversion of AdForce's time and attention.

   Third parties may assert infringement claims against AdForce or its customers based on its technology or its collection of user data. For example, DoubleClick has asserted that AdForce and others infringe US Patent #5,948,061, and has asserted such claim in litigation against at least one other company, but has not yet asserted such claim in litigation against AdForce. Any claims or litigation, if they occur, could subject AdForce to significant liability for damages or could result in invalidation of its rights. Even if AdForce were to prevail, litigation could be time-consuming and expensive to defend, and could result in diversion of the time and attention of AdForce's management. Any claims or litigation from third parties might also limit its ability to use the proprietary rights subject to these claims or litigations.

 AdForce's contractual relationship with America Online could lead to a diversion of AdForce's development resources and the obligation to pay America Online a large sum of money.

   AdForce has granted to America Online and its affiliates a royalty-free, perpetual license to AdForce's advertisement management and delivery technology, including source and object code, and any improvements to it that AdForce makes generally available to its customers. Under the terms of this license agreement, America Online could also require AdForce to customize a version of the technology for the exclusive use of America Online and its affiliates, including Netscape. AdForce is obligated under the license agreement to provide these services for an indefinite period of time with little potential for significant profit, which could significantly strain its development resources. AdForce has also entered into a demographic data agreement with America Online. Under the terms of this agreement, America Online may elect to make demographic information available to AdForce at any time within three years, triggering substantial payment obligations from AdForce even if it does not use this information and even if AdForce has contracted to obtain similar information from an alternative source. If America Online makes the demographic data available to AdForce and then later limits or denies access to the demographic information or significantly changes its advertising or privacy policies, AdForce's ability to market its technology and services with enhanced targeting abilities and to generate additional revenue could be severely limited.

 Government regulation of the Internet may inhibit the commercial acceptance of the Internet.

   New legislation regulating the Internet could inhibit the growth of the Internet and decrease the acceptance of the Internet as a communications and commercial medium. The applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. Governmental authorities may seek to further regulate the Internet with respect to issues such as user privacy, including tracking, targeting and profiling users, pornography, acceptable content, electronic commerce, taxation, and the pricing, characteristics and quality of products and services.

 AdForce may not have enough capital to continue to execute its business objectives, which could adversely affect its ability to meet its financial projections or those of securities analysts.

   AdForce may need to raise additional funds, and it cannot be certain that it would be able to obtain additional financing on favorable terms, if at all. AdForce is devoting approximately an additional $2 million to its data center facilities in Costa Mesa and Cupertino, California during the remainder of 1999, and will need to continue to devote additional resources as it establishes new advertisement management and delivery centers. AdForce also expects to make significant investments in sales and marketing and the development of new services. The failure to generate sufficient cash flows or to raise sufficient funds to finance growth could require AdForce to delay or abandon some or all of its plans or forego new market opportunities, making it difficult for it to respond to competitive pressures. If AdForce issues equity securities to raise funds, its stockholders will be diluted. The holders of the new equity securities may also have rights, preferences or privileges senior to those of existing holders of AdForce common stock.

 AdForce officers and directors exert substantial influence over AdForce, which limits the ability of AdForce stockholders to influence AdForce and which could delay or prevent a change of control of AdForce.

   As of October 31, 1999, AdForce's executive officers, its directors and entities affiliated with them and AdForce's 5% stockholders beneficially owned, in the aggregate, approximately 61% of its outstanding common stock. These stockholders may be able to exercise substantial influence over all matters requiring approval by AdForce stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of AdForce.

 AdForce's limited operating history makes it difficult to predict future results of operations and to address risks and uncertainties.

   AdForce incorporated in January 1996 and has a limited operating history. You should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those companies whose businesses depend on the Internet. These risks and difficulties include AdForce's inability to predict future results of operations accurately due to its lack of operating history and the unavailability of comparable business models. AdForce cannot assure you that its business strategy will be successful or that it will address these risks and difficulties successfully.

 AdForce has a history of losses and expects future losses.

   AdForce expects to continue to incur net losses on a quarterly and annual basis for at least the next two years. If AdForce's revenue does not grow or grows more slowly than it anticipates, or if AdForce's operating or capital expenditures exceed its expectations and cannot be reduced, AdForce's quarterly and annual results of operations will be materially and adversely affected. AdForce incurred net losses of $3.5 million for the period from January 16, 1996 (inception) to December 31, 1996, $5.7 million for 1997, $15.6 million for 1998, $5.0 million for the three months ended March 31, 1999, $5.2 million for the three months ended June 30, 1999 and $6.5 million for the three months ended September 30, 1999. AdForce expects to continue to incur significant operating expenditures, and capital expenditures of at least $6.0 million, for the remainder of 1999.

As a result, AdForce will need to generate significantly greater revenue than it has generated to date to achieve and maintain profitability. AdForce expects that future revenue growth, if any, will not be as rapid as in recent periods. AdForce may never achieve profitability on a quarterly or an annual basis.

 Potential Year 2000 risks may adversely affect our business.

   There is significant uncertainty in the software industry regarding the potential effects associated with Year 2000 compliance issues. AdForce depends heavily on the uninterrupted availability of the Internet infrastructure to conduct its business as a centralized management and delivery service. AdForce also relies heavily on the continued operations of its customers, in particular Web sites hosting advertisements, for its revenue. AdForce is thus dependent upon the success of the Year 2000 compliance efforts of the many service providers that support the Internet, and the Year 2000 compliance efforts of its customers. Interruptions in the Internet infrastructure affecting AdForce or its customers, or the failure of the Year 2000 compliance efforts of one or more of AdForce's customers, could have a material adverse effect on AdForce's quarterly and annual results of operations.

   AdForce is currently evaluating the internally developed software included in its ad management and delivery system, and believes that this software is generally Year 2000 compliant, meaning that the use of dates on or after January 1, 2000 will not materially affect the performance of this software or the ability of this software to correctly create, store, process and output data involving dates. AdForce is currently working with its external suppliers and service providers to ensure that third-party systems and applications will be able to interoperate with AdForce's hardware and software infrastructure where necessary and support its needs into the year 2000. AdForce is also seeking contractual assurances from its suppliers that their systems and services are Year 2000 compliant. To date, AdForce has not made any contingency plans to address risks of non-compliance, and cannot assure you that there will not be unanticipated costs associated with any Year 2000 compliance.

 The price of AdForce common stock is likely to be volatile and subject to wide fluctuations, and AdForce could be subject to securities litigation.

   The market price of AdForce common stock has been and is likely to continue to be subject to wide fluctuations. If AdForce's revenue does not grow or grows more slowly than it anticipates, or if operating or capital expenditures exceed AdForce's expectations or cannot be adjusted accordingly, the market price of AdForce common stock could fall. In addition, if the market for Internet-related stocks or the stock market in general experiences a loss in investor confidence, the market price of AdForce common stock could fall for reasons unrelated to AdForce's business or results of operations. Investors may be unable to resell their shares of AdForce common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If AdForce becomes the subject of litigation, it could result in substantial costs and a diversion of management's attention and resources.

 Provisions in AdForce's charter documents may deter acquisition bids for AdForce, which could adversely affect the market price of AdForce common stock.

   AdForce has adopted a classified board of directors. In addition, AdForce stockholders are unable to act by written consent or to fill any vacancy on the board of directors. AdForce stockholders cannot call special meetings of stockholders to remove any director or the entire board of directors without cause. These provisions and other provisions of Delaware law could make it more difficult for a third party to acquire AdForce, even if doing so would benefit its stockholders.

 Future sales of shares by existing stockholders could adversely affect the market price of AdForce common stock.

   Sales of a substantial number of shares of AdForce common stock in the public market by its stockholders could depress the market price of AdForce common stock and could impair AdForce's ability to raise capital through the sale of additional equity securities.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   CMGI and AdForce believe this proxy statement/prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of CMGI and AdForce, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely," "potential" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of CMGI or AdForce set forth under:

 .  "Summary," "Selected Historical Condensed Consolidated and Unaudited Pro
   Forma Financial Information," "Risk Factors," "The Merger--Background of the Merger," "The Merger--CMGI's Reasons for the Merger," "The Merger--AdForce's Reasons for the Merger," "The Merger--Opinion of Financial Advisor to AdForce," "AdForce's Business--Legal Proceedings," "Unaudited Pro Forma Condensed Combined Financial Statements," "AdForce's Business" and "AdForce Management's Discussions and Analysis of Financial Condition and Results of Operations;" and

 . "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CMGI's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this proxy statement/prospectus.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of CMGI or AdForce may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 7. In addition to the risk factors and other important factors discussed elsewhere in the documents which are incorporated by reference into this proxy statement/prospectus, you should understand that the following important factors could affect the future results of CMGI and could cause results to differ materially from those suggested by the forward-looking statements:

 .  increased competitive pressures,
   both domestically and
   internationally, including
   pressures that result from the
   issuance of patents or other
   intellectual property to
   competitors of CMGI, which may
   affect sales of CMGI's services
   and impede CMGI's ability to
   maintain its market share and
   pricing goals;

 .  changes in United States, global
   or regional economic conditions
   which may affect sales of CMGI's
   products and services and
   increase costs associated with
   distributing such products;

 .  changes in United States and
   global financial and equity
   markets, including significant
   interest rate fluctuations, which
   may increase the cost of external
   financing for CMGI's operations,
   and currency fluctuations, which
   may negatively impact CMGI's
   reportable income;

 .  problems arising from the
   potential inability of computers
   to properly recognize and process
   date-sensitive information beyond
   January 1, 2000 which may result
   in an interruption in, or a
   failure of, normal business
   activities or operations of CMGI,
   its suppliers and customers;

 .  changes in laws or regulations,
   including increased government
   regulation of the Internet and
   privacy related issues, third
   party relations and approvals,
   decisions of courts, regulators
   and governmental bodies which may
   adversely affect CMGI's business
   or ability to compete;

 .  CMGI may encounter greater than
   expected costs and difficulties
   related to combining AdForce's
   technology with the technology of
   CMGI's current network of
   Internet advertising companies;

 .  CMGI may be unable to retain           .  other risks and uncertainties as
   certain customers of AdForce who          may be detailed from time to time
   may terminate their relationship          in CMGI's public announcements
   with AdForce as a result of the           and Securities and Exchange
   merger because they deem                  Commission filings.
   themselves competitors of CMGI;

 .  CMGI may be unable to retain
   certain AdForce employees if,
   after the merger, some of the
   activities and management of
   AdForce moves to the East Coast;
   and


   This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

            SELECTED HISTORICAL CONDENSED CONSOLIDATED AND UNAUDITED
                        PRO FORMA FINANCIAL INFORMATION

   The following tables present selected historical condensed consolidated financial information, selected unaudited pro forma condensed combined financial information, and comparative per share data for CMGI and AdForce. This information has been derived from their respective financial statements and notes, certain of which are included or incorporated by reference in this proxy statement/prospectus.

     CMGI Selected Historical Condensed Consolidated Financial Information
                     (in thousands, except per share data)

   The following selected financial data should be read in conjunction with, and are qualified by reference to, the financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein. The statement of operations data for the fiscal years ended July 31, 1999, 1998, 1997, 1996 and 1995, and the balance sheet data at July 31, 1999, 1998, 1997, 1996 and 1995 are derived from CMGI's financial statements, which have been audited by KPMG LLP, independent auditors, and are incorporated by reference herein. Historical results are not necessarily indicative of future results. No cash dividends have been declared or paid on CMGI common stock.

                                      Fiscal Year Ended July 31,
                             -------------------------------------------------
                                1999       1998      1997      1996     1995
                             ----------  --------  --------  --------  -------
Consolidated Statement of
 Operations Data:
Net revenues...............  $  175,666  $ 81,916  $ 60,056  $ 17,735  $11,091
Cost of revenues...........     168,909    72,950    34,866    11,215    7,259
Research and development
 expenses..................      22,478    19,223    17,767     5,412      --
In-process research and
 development expenses......       6,061    10,325     1,312     2,691      --
Selling, general and
 administrative expenses...     104,877    49,677    47,031    16,812    2,722
                             ----------  --------  --------  --------  -------
Operating income (loss)....    (126,659)  (70,259)  (40,920)  (18,395)   1,110
Interest income (expense),
 net.......................         269      (870)    1,749     2,691      225
Gains on issuance of stock
 by subsidiaries and
 affiliates................     130,729    46,285       --     19,575      --
Other gains, net...........     758,312    96,562    27,140    30,049    4,781
Other expense, net.........     (13,406)  (12,899)     (769)     (746)    (292)
Income tax expense.........    (325,402)  (31,555)   (2,034)  (17,566)  (2,113)
                             ----------  --------  --------  --------  -------
Income (loss) from
 continuing operations.....     423,843    27,264   (14,834)   15,608    3,711
Discontinued operations,
 net of income taxes.......      52,397     4,640    (7,193)   (1,286)  24,504
                             ----------  --------  --------  --------  -------
Net income (loss)..........     476,240    31,904   (22,027)   14,322   28,215
Preferred stock accretion..      (1,662)      --        --        --       --
                             ----------  --------  --------  --------  -------
Net income (loss) available
 to common stockholders....  $  474,578  $ 31,904  $(22,027) $ 14,322  $28,215
                             ==========  ========  ========  ========  =======
Diluted earnings (loss) per
 share:
Income (loss) from
 continuing operations.....  $     4.10  $   0.30  $  (0.20) $   0.20  $  0.05
Discontinued operations....        0.50      0.06     (0.09)    (0.02)    0.33
                             ----------  --------  --------  --------  -------
Net income (loss)..........  $     4.60  $   0.36  $  (0.29) $   0.18  $  0.38
                             ==========  ========  ========  ========  =======
Shares used in computing
 diluted earnings (loss)
 per share.................     103,416    90,060    75,432    77,456   75,128
                             ==========  ========  ========  ========  =======
                                               July 31,
                             -------------------------------------------------
                                1999       1998      1997      1996     1995
                             ----------  --------  --------  --------  -------
Consolidated Balance Sheet
 Data:
Working capital............  $1,381,005  $ 12,784  $ 38,554  $ 72,009  $47,729
Total assets...............   2,404,594   259,818   146,248   106,105   77,803
Long-term obligations......      34,867     5,801    16,754       514      415
Redeemable preferred
 stock.....................     411,283       --        --        --       --
Stockholders' equity.......   1,062,461   133,136    29,448    53,992   55,490

          AdForce Selected Historical Condensed Financial Information
                     (in thousands, except per share data)

   The following selected financial data should be read in conjunction with, and are qualified by reference to, the financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this document. The statement of operations data for the period from January 16, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, and the balance sheet data at December 31, 1996, 1997 and 1998, are derived from AdForce's financial statements, which have been audited by Ernst & Young LLP, independent auditors, and, except for the balance sheet as of December 31, 1996, are included elsewhere in this document. The statement of operations data for the nine months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 are derived from unaudited financial statements included elsewhere in this document and, in the opinion of AdForce's management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of future results. No cash dividends have been declared or paid on AdForce common stock.

                                              Period from
                           Years Ended      January 16, 1996 Nine Months Ended
                           December 31,      (Inception) to    September 30,
                         -----------------    December 31,   ------------------
                           1998     1997          1996         1999      1998
                         --------  -------  ---------------- --------  --------
                                (in thousands, except per share data)
Statement of Operations
 Data:
Net revenue............. $  4,286  $   320      $   --       $ 12,487  $  2,262
Cost of revenue:
 Data center
  operations............    4,439    1,508          --          7,972     2,988
 Amortization of
  intangible assets and
  deferred stock
  compensation..........    1,100      --           --          1,103       787
                         --------  -------      -------      --------  --------
   Total cost of
    revenue.............    5,539    1,508          --          9,075     3,775
                         --------  -------      -------      --------  --------
Gross profit (loss).....   (1,253)  (1,188)         --          3,412    (1,513)
Operating expenses:
 Research and
  development...........    4,665    2,236        1,561         6,888     3,031
 Marketing and
  selling...............    4,863    1,054        1,485         6,977     3,223
 General and
  administrative........    1,839    1,118          337         2,604     1,352
 Restructuring
  expenses..............      --       --           --            263       --
 Amortization of
  intangible assets and
  deferred stock
  compensation..........    2,849      --           --          4,354     1,378
                         --------  -------      -------      --------  --------
   Total operating
    expenses............   14,216    4,408        3,383        21,086     8,984
                         --------  -------      -------      --------  --------
Loss from operations....  (15,469)  (5,596)      (3,383)      (17,674)  (10,497)
Interest income
 (expense), net.........     (151)    (108)         (69)          983      (143)
                         --------  -------      -------      --------  --------
Net loss................ $(15,620) $(5,704)     $(3,452)     $(16,691) $(10,640)
                         ========  =======      =======      ========  ========
Basic and diluted net
 loss per share......... $  (5.49) $ (3.48)     $ (1.40)     $  (1.38) $  (4.18)
                         ========  =======      =======      ========  ========
Weighted average shares
 of common stock
 outstanding used in
 computing basic and
 diluted net loss per
 share..................    2,844    1,639        2,465        12,080     2,544
                         ========  =======      =======      ========  ========
Pro forma basic and
 diluted net loss per
 share.................. $ (1.44)                            $  (1.01) $  (1.05)
                         ========                            ========  ========
Weighted average shares
 used in computing pro
 forma basic and diluted
 net loss per share.....   10,877                              16,525    10,120
                         ========                            ========  ========

                                           As of December 31,        As of
                                          ---------------------  September 30,
                                           1998    1997   1996       1999
                                          ------- ------ ------  -------------
                                                    (in thousands)
Balance Sheet Data:
Cash and short-term investments.......... $10,045 $1,680 $  681     $70,581
Working capital (deficit)................   7,975  1,173    (22)     64,727
Total assets.............................  20,935  4,269  1,855      86,806
Long-term portion of capital lease
 obligations.............................   3,089  1,744    --        5,238
Total stockholders' equity...............  14,041  1,375  1,078      72,515

     Selected Unaudited Pro Forma Condensed Combined Financial Information

   The selected unaudited pro forma condensed combined financial information, which has been derived from the selected historical consolidated financial statements, appearing elsewhere herein, gives effect to the acquisitions of AltaVista and AdForce as purchases. This pro forma combined financial information should be read in conjunction with the pro forma financial statements and their notes, as well as the Forms 8-K and 8-K/A filed by CMGI with respect to its acquisition of AltaVista on August 18, 1999. For the purpose of the unaudited pro forma condensed combined statements of operations data, CMGI's results of operations for the fiscal year ended July 31, 1999 have been combined with both AltaVista's results of operations for their comparable twelve month period and AdForce's results of operations for the twelve month period ended June 30, 1999 giving effect to the acquisitions as if they had occurred on August 1, 1998. For the purpose of the unaudited pro forma condensed combined balance sheet data, CMGI's consolidated balance sheet as of July 31, 1999 has been combined with both AltaVista's and AdForce's balance sheets as of June 30, 1999, giving effect to the acquisitions as if they had occurred on July 31, 1999.

   The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisitions had occurred on August 1, 1998, nor is it necessarily indicative of the future operating results or financial position of the combined enterprise.

                                CMGI and AdForce

          Selected Pro Forma Condensed Combined Financial Information
                     (in thousands, except per share data)
                                  (Unaudited)

                                                                  Year Ended
                                                                 July 31, 1999
                                                                 -------------
   Pro Forma Condensed Combined Statement of Operations Data:
   Net revenue..................................................  $   283,006
   Operating loss...............................................   (1,251,923)
   Loss from continuing operations available to common
    stockholders................................................     (360,751)
   Loss from continuing operations per share--basic and
    diluted.....................................................        (3.03)

                                                                 July 31, 1999
                                                                 -------------
   Pro Forma Condensed Combined Balance Sheet Data:
   Working capital..............................................  $ 1,409,624
   Total assets.................................................    5,583,294
   Long-term obligations and convertible, redeemable preferred
    stock.......................................................      848,312
   Stockholders' equity.........................................    3,612,461

                           COMPARATIVE PER SHARE DATA

   The following table summarizes certain unaudited per share information for CMGI and AdForce on a historical pro forma combined and equivalent pro forma combined basis. The following information should be read in conjunction with the audited consolidated financial statements of CMGI and AdForce, the selected condensed consolidated financial data and the unaudited pro forma condensed combined financial information included elsewhere or incorporated by reference herein, including the Forms 8-K and 8-K/A filed by CMGI related to its August 18, 1999 acquisition of AltaVista. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisitions of AltaVista and AdForce had been consummated as of August 1, 1998 nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The per share pro forma loss from continuing operations is computed by dividing the pro forma net loss from continuing operations by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of basic and diluted shares outstanding at the end of the period. The AdForce equivalent pro forma combined per share amounts as of July 31, 1999 are calculated by multiplying the CMGI pro forma combined per share amounts by the common stock exchange ratio of 0.262.

                                                                    Year Ended
CMGI                                                               July 31, 1999
----                                                               -------------
Historical Per Common Share Data:
Income from continuing operations--basic..........................    $ 4.53
Income from continuing operations--diluted........................      4.10
Book value........................................................     11.12

Pro Forma Combined Per Common Share Data:
Loss from continuing operations--basic and diluted................    $(3.03)
Book value........................................................     29.70

                                                                   Twelve Months
                                                                       Ended
AdForce                                                            July 31, 1999
-------                                                            -------------
Historical Per Common Share Data:
Loss from continuing operations--basic and diluted................    $(2.87)
Book value........................................................      3.88

Equivalent Pro Forma Combined Per Common Share Data:
Loss from continuing operations--basic and diluted................    $(0.79)
Book value........................................................      7.78

                            MARKET PRICE INFORMATION

CMGI Market Price Information

   CMGI common stock has traded on the Nasdaq National Market under the symbol "CMGI" since January 25, 1994.

   The table below sets forth, for the periods indicated, the reported high and low sale prices of CMGI common stock on the Nasdaq National Market, as adjusted for 2-for-1 stock splits effected on each of May 11, 1998, January 11, 1999 and May 27, 1999.

                                                                      CMGI
                                                                  Common Stock
                                                                 --------------
                                                                  High    Low
                                                                 ------- ------
   Fiscal 1998
   Quarter ended October 31, 1997............................... $  3.56 $ 1.84
   Quarter ended January 31, 1998............................... $  4.63 $ 2.39
   Quarter ended April 30, 1998................................. $ 13.44 $ 4.57
   Quarter ended July 31, 1998.................................. $ 22.94 $ 8.31

   Fiscal 1999
   Quarter ended October 31, 1998............................... $ 22.50 $ 8.63
   Quarter ended January 31, 1999............................... $ 77.50 $14.53
   Quarter ended April 30, 1999................................. $165.00 $41.00
   Quarter ended July 31, 1999.................................. $129.19 $71.50

   Fiscal 2000
   Quarter ended October 31, 1999............................... $115.19 $66.25
   Quarter ending January 31, 2000 (through December 2, 1999)... $170.75 $96.19

AdForce Market Price Information

   AdForce common stock has traded on the Nasdaq National Market under the symbol "ADFC" since May 7, 1999.

   The table below sets forth, for the periods indicated, the reported high and low sale prices of AdForce common stock on the Nasdaq National Market.

                                                                     AdForce
                                                                  Common Stock
                                                                  -------------
                                                                   High   Low
                                                                  ------ ------
   Fiscal 1999
   Quarter ended June 30, 1999................................... $62.73 $17.63
   Quarter ended September 30, 1999.............................. $37.75 $12.56
   Quarter ending December 31, 1999 (through December 2, 1999)... $41.81 $22.75

Recent Closing Prices

   The following table sets forth the closing prices per share of CMGI common stock and AdForce common stock as reported on the Nasdaq National Market on (1) September 17, 1999, the last full trading day prior to the public announcement that CMGI and AdForce had entered into the merger agreement, and (2) December 2, 1999, the record date for the AdForce special meeting. This table also sets forth the equivalent price per share of AdForce common stock on those dates. The equivalent price per share is equal to the closing price of a share of CMGI common stock on that date multiplied by 0.262, the number of shares of CMGI common stock to be issued in the merger in exchange for each share of AdForce common stock.

                                                       CMGI   AdForce Equivalent
                                                      Common  Common  per Share
   Date                                                Stock   Stock    Price
   ----                                               ------- ------- ----------
   September 17, 1999................................ $ 80.00 $19.50    $20.96
   December 2, 1999.................................. $156.13 $39.25    $40.91

   AdForce and CMGI believe that AdForce common stock presently trades on the basis of the value of the CMGI common stock expected to be issued in exchange for the AdForce common stock in the merger, discounted primarily for any uncertainties associated with the merger.

   AdForce stockholders are advised to obtain current market quotations for CMGI common stock and AdForce common stock. No assurance can be given as to the market prices of CMGI common stock or AdForce common stock at any time before the consummation of the merger or as to the market price of CMGI common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate AdForce stockholders for decreases in the market price of CMGI common stock which could occur before the merger becomes effective. In the event the market price of CMGI common stock decreases or increases prior to the consummation of the merger, the value of the CMGI common stock to be received in the merger in exchange for AdForce common stock would correspondingly decrease or increase.

Dividends

   CMGI has never declared or paid cash dividends on its common stock. CMGI currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the CMGI board of directors after taking into account various factors, including CMGI's financial condition, operating results, current and anticipated cash needs and plans for expansion.

   AdForce has never declared or paid cash dividends on its shares of capital stock. AdForce has agreed not to pay cash dividends, pending the consummation of the merger, without written consent of CMGI. If the merger is not consummated, AdForce currently intends to continue its policy of retaining earnings, if any, to finance future growth.

                          THE ADFORCE SPECIAL MEETING

Date, Time and Place of AdForce's Meeting

   The special meeting of the AdForce stockholders will be held at 10:00 a.m., Pacific time, on January 11, 2000 at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California, 95054.

What Will Be Voted Upon

   At the meeting, stockholders at the close of business on December 2, 1999 will be asked to approve and adopt the merger agreement and approve the merger.

   The merger agreement is attached to this proxy statement/prospectus as Annex
A. See the sections titled "The Merger" on page 34 and "The Merger Agreement" on page 48.

Record Date and Outstanding Shares

   Only holders of record of AdForce common stock at the close of business on the record date (December 2, 1999) are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 20,053,496 shares of AdForce common stock outstanding and entitled to vote, held of record by approximately 350 stockholders, although AdForce believes that there are in excess of 6,000 beneficial owners. Each AdForce stockholder is entitled to one vote for each share of AdForce common stock held as of the record date.

Vote Required to Approve the Merger

   The affirmative vote of a majority of the outstanding shares of AdForce common stock is required to approve the merger agreement and the merger.

Share Ownership of Management and Certain Stockholders

   On October 31, 1999, directors and executive officers of AdForce and their affiliates as a group beneficially owned 6,266,784 shares of AdForce common stock, or approximately 31.3% of the outstanding shares on that date. Stockholders beneficially owning an aggregate of 7,532,780 shares of AdForce common stock, or approximately 37.6% of the outstanding shares on October 31, 1999, have executed a stockholder agreement with CMGI, under which they have agreed to vote their shares in favor of the merger. See "Other Agreements-- Stockholder Agreement" on page 57.

Votes Needed for a Quorum

   The required quorum for the transaction of business at the meeting is a majority of the shares of AdForce common stock outstanding on the record date.

Effect of Abstentions and Broker Non-Votes

   Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against the merger. Broker non-votes will not be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against the merger.

Expenses of Proxy Solicitation

   AdForce will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, AdForce and its agents also may solicit proxies by mail, telephone, telegraph or in person. AdForce has retained a proxy solicitation firm, Morrow & Co., Inc., to aid it in the solicitation process. AdForce will pay that firm a fee equal to $7,500 plus an additional amount for each stockholder it contacts, plus expenses. Following the original mailing of the proxies and other soliciting materials, AdForce will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, AdForce will reimburse them for their reasonable expenses.

How Proxies Will Be Voted

   The proxy accompanying this proxy statement/prospectus is solicited on behalf of the AdForce board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to AdForce. All properly signed proxies received by AdForce prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger.

How You Can Revoke Your Proxy

   You may revoke your proxy at any time before it is voted at the meeting by taking any of the following actions:

  . delivering to the secretary of AdForce, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  . signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

  . attending the meeting and voting in person, although your attendance at the meeting will not, by itself, revoke your proxy.

   Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

You Do Not Have Appraisal Rights

   Holders of AdForce common stock are not entitled to appraisal rights with respect to the merger.

                                   THE MERGER

Background of the Merger

   In January and February 1999, Charles W. Berger, AdForce's Chairman and Chief Executive Officer, together with other members of the senior management of AdForce, conducted a strategic review of AdForce's plans to achieve increased scale in its business. The review included scenarios in which AdForce would pursue an independent growth strategy, as well as options to pursue a business combination and/or strategic partnership with a range of companies. On January 12, 1999, AdForce engaged Hambrecht & Quist LLP to represent AdForce as its financial advisor.

   In February 1999, Mr. Berger, Anthony P. Glaves, AdForce's then Vice President of Sales and Business Development and AdForce's financial advisors met, in person and by telephone conference call, with David S. Wetherell, CMGI's Chairman and Chief Executive Officer, David Andonian, CMGI's President, Corporate Development, Andrew J. Hajducky III, CMGI's Chief Financial Officer, and Treasurer and Paul L. Schaut, President and Chief Executive Officer of Engage Technologies, Inc., a subsidiary of CMGI, to discuss potential relationships between AdForce and affiliates of CMGI and, on a preliminary basis, a possible business combination between AdForce and CMGI. During those meetings, the parties discussed general price ranges and other general terms of a business combination. No detailed due diligence investigation was conducted at this time.

   On February 24, 1999, the AdForce board of directors held a special meeting at which Mr. Andonian and Mr. Schaut made a presentation to the AdForce board of directors regarding CMGI, Engage Technologies and a possible business combination with AdForce. Representatives of AdForce's financial advisor made a presentation to the AdForce board of directors with respect to such a business combination. The AdForce board of directors resolved not to proceed with a business combination and instead to proceed with AdForce's initial public offering.

   In July 1999, Mr. Wetherell contacted by telephone Mr. Berger to discuss the possibility and general price terms of a strategic relationship or business combination between AdForce and CMGI. Mr. Berger and Mr. Andonian later spoke by telephone to discuss further general terms of such a business combination. On July 18, 1999, Mr. Berger, Mr. Wetherell and Mr. Andonian met to further discuss a potential relationship with AdForce.

   On August 31, 1999, Mr. Andonian contacted Mr. Berger by telephone to renew discussions about a possible business combination between AdForce and CMGI. On September 2, 1999, Mr. Berger, Mr. Andonian and Neil Hunn, CMGI's Manager, Business Development, contacted AdForce's financial advisors to discuss a potential acquisition by CMGI of AdForce and the basic terms and conditions of such an acquisition. Between September 3, 1999 and September 7, 1999, Rex S. Jackson, AdForce's Vice President and General Counsel, Mr. Hunn, AdForce's financial and legal advisors and CMGI's legal advisors spoke several times by telephone conference call about the basic terms and conditions of a transaction. During this period, Mr. Berger and Mr. Andonian discussed several times possible structures of a transaction.

   On September 8, 1999, the AdForce board of directors held a special meeting, at which it reviewed with AdForce's financial and legal advisors proposed terms of a potential acquisition by CMGI of AdForce and a potential acquisition by another company of AdForce. The AdForce board of directors directed AdForce's management to continue discussions with CMGI and to discuss a business combination with the other company.

   On September 9, 1999, Mr. Berger spoke by telephone with an executive of the other company to discuss the potential acquisition by that company of AdForce. Mr. Berger agreed to meet in person with executives from that company to consider a potential transaction in more detail.

   On September 9, 1999, Mr. Jackson, Mr. Hunn, William Williams, CMGI's General Counsel, Peter Gray, CMGI's Associate Counsel, AdForce's financial and legal advisors and CMGI's legal advisors spoke by telephone conference call about the terms of a potential acquisition by CMGI of AdForce.

   On September 10, 1999, AdForce and CMGI executed a confidentiality agreement permitting more in-depth discussions of AdForce's and CMGI's businesses. Also on September 10, 1999, Mr. Berger, Harish S. Rao, AdForce's Executive Vice President of Development and Operations, and AdForce's financial advisors met with Mr. Wetherell, Mr. Andonian, Mr. Hajducky, Mr. Schaut, Mr. Hunn and other representatives of CMGI to discuss business and technical issues regarding a business combination of AdForce and CMGI. After presentations by Mr. Berger and Mr. Rao, Mr. Berger met separately with Mr. Wetherell to discuss terms, including general price terms, of such a business combination.

   On September 10, 1999, Mr. Berger met with executives of the other company interested in a potential business combination with AdForce. AdForce also entered into a confidentiality agreement with the other company on September 10, 1999. Executives of that company agreed to meet in person with Mr. Berger and other representatives of AdForce the following week.

   On September 11, 1999, Mr. Berger, John A. Tanner, AdForce's Executive Vice President and Chief Financial Officer, and Mr. Jackson of AdForce, Mr. Andonian, Mr. Hunn, Mr. Williams of CMGI, Suzanne Ranere, CMGI's Business Development analyst, AdForce's financial and legal advisors and CMGI's legal advisors spoke by telephone conference call about the terms of a potential acquisition by CMGI of AdForce.

   On September 13, 1999, the AdForce board of directors held two special meetings, at which it reviewed with AdForce's financial and legal advisors the terms and conditions of a potential acquisition by CMGI of AdForce. The AdForce board of directors also reviewed the status of discussions with the other company interested in a potential business combination with AdForce. The AdForce board of directors directed AdForce's management to continue discussions with CMGI and the other company.

   On September 15, 1999, CMGI's legal advisors sent to AdForce's legal advisors for review a draft merger agreement and ancillary agreements. Representatives of AdForce and CMGI continued thereafter to negotiate from time to time the proposed terms and conditions of the merger.

   On September 15, 1999, Mr. Tanner and Mr. Jackson of AdForce, Mr. Hunn and other personnel of CMGI, AdForce's financial, legal and accounting advisors, and CMGI's legal and accounting advisors met to continue their due diligence reviews. These discussions continued through September 19, 1999.

   From September 16, 1999 until September 19, 1999, representatives of AdForce and the other company interested in a potential business combination with AdForce, including their respective legal and financial advisors, continued to discuss the proposed terms and conditions of such a business combination and to exchange further information about the two companies.

   On September 17, 1999, Mr. Berger and Mr. Jackson of AdForce, Mr. Andonian and Mr. Hunn of CMGI, and AdForce's financial advisors spoke by telephone conference call, to discuss further the business, financial condition and prospects of CMGI.

   On September 17, 1999, the AdForce board of directors held a special meeting, at which it reviewed with AdForce's financial and legal advisors (1) the proposed terms and conditions of the potential acquisition by CMGI of AdForce, and (2) the status of the discussions with the other company interested in a potential business combination with AdForce. AdForce's legal advisors advised the AdForce board of directors with respect to its fiduciary duties in considering a business combination. The AdForce board of directors directed AdForce's management to continue discussions with CMGI and the other company.

   On September 19, 1999, Mr. Berger, Mr. Tanner and Mr. Jackson of AdForce and Mr. Andonian and Mr. Hunn of CMGI, AdForce's financial and legal advisors and CMGI's legal advisors spoke by telephone conference call about the terms and conditions of the proposed acquisition by CMGI of AdForce, including further discussions of the consideration to be paid to AdForce stockholders in the proposed merger. During these negotiations, the parties reached tentative agreement on the terms and conditions of the merger, including the consideration to be paid to AdForce stockholders.

   On September 19, 1999, the AdForce board of directors held a special meeting, at which it reviewed with AdForce's financial and legal advisors (1) the proposed terms and conditions of the potential acquisition by CMGI of AdForce and (2) the status of the discussions with the other company interested in a business combination with AdForce. Hambrecht & Quist presented to the AdForce board of directors a financial analysis of the proposed acquisition by CMGI and stated orally that it was prepared to render its opinion, and subsequently did provide its written opinion dated as of September 20, 1999, that the exchange ratio in the proposed merger with CMGI was fair to AdForce stockholders from a financial point of view. AdForce's legal advisors then reviewed with the AdForce board of directors a comparison of the terms and conditions of the two proposed transactions, as well as the regulatory and accounting issues involved in each. The AdForce board of directors again discussed the relative merits of remaining independent versus pursuing a business combination with either company, the general terms and conditions of the two potential combinations, the relative strengths of the two potential acquirors, the regulatory risks of each transaction, and the likelihood of whether each transaction would close successfully or in a timely manner. Following the discussion, the AdForce board of directors unanimously approved the acquisition by CMGI and the related merger agreement and declared their advisability.

   On September 19, 1999, the AdForce board of directors held another special meeting, at which it reviewed with AdForce's financial and legal advisors the grant to CMGI of a stock option to purchase up to 3,978,761 shares of AdForce common stock constituting approximately 19.9% of the outstanding shares of AdForce common stock. The option becomes exercisable only after CMGI terminates the merger agreement under specified circumstances. Following the discussion, the AdForce board of directors approved the stock option agreement and ratified its approval of the merger and the merger agreement and the declaration of their advisability.

   On September 19, 1999, the CMGI board of directors held a special meeting, at which it reviewed the terms and conditions of the merger with AdForce and the results of the due diligence investigations conducted by CMGI's management, accountants and counsel. Following the discussion, the CMGI board of directors unanimously approved the merger and related merger agreement.

   On September 20, 1999, AdForce and CMGI executed and delivered the merger agreement and stock option agreement and certain AdForce stockholders executed and delivered the stockholder agreement. The parties then publicly announced the proposed business combination.

CMGI's Reasons for the Merger

   The CMGI board of directors unanimously concluded that the merger was fair to, and in the best interest of, CMGI and its stockholders.

   The decision by the CMGI board of directors was based on several potential benefits of the merger that it believes will contribute to the success of CMGI's family of Internet advertising companies. These potential benefits include:

 . adding and integrating AdForce to its family of Internet advertising companies to offer Internet advertisers a complete spectrum of Internet advertising solutions;

 . enhancing the functionality and performance of the Internet advertising products offered by CMGI's family of Internet advertising companies with AdForce's technology;

 . providing software consulting and support services in order to enhance highly efficient, targeted and measurable marketing and advertising solutions through the Internet and other media; and

 .  accelerating CMGI's growth rate.

   The CMGI board of directors reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

 . historical information concerning CMGI's and AdForce's respective business focus, financial performance and condition, operations, technology and management;

 . CMGI management's view of the financial condition, results of operations and businesses of CMGI and AdForce before and after giving effect to the merger and the CMGI board of directors' determination of the merger's effect on stockholder value;

 . current financial market conditions and historical stock market prices, volatility and trading information;

 . the consideration AdForce stockholders will receive in the merger in light of comparable merger transactions;

 .  the terms of the merger agreement;

 . the impact of the merger on CMGI's customers and employees, as well as CMGI's majority owned subsidiaries within the CMGI group of Internet companies;

 . results of the due diligence investigation conducted by CMGI's management, accountants and counsel; and

 .  the expectation that the merger will be accounted for as a purchase.

   The CMGI board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

 .  the risk that the potential benefits of the merger may not be realized;

 . the possibility that the merger may not be consummated, even if approved by AdForce's stockholders;

 . exposure to patents and other intellectual property issued to competitors of AdForce;

 . loss of customers of AdForce who may terminate their relationship with AdForce as a result of the merger because they deem themselves competitors of CMGI;

 . loss of AdForce employees if after the merger some of the activities and management of AdForce moves from the West Coast to the East Coast; and

 . other applicable risks described in this proxy statement/prospectus under "Risk Factors" starting on page 7.

   The CMGI board of directors concluded, however, that, on balance, the merger's potential benefits to CMGI and its stockholders outweighed the associated risks. The discussion of the information and factors considered by the CMGI board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the CMGI board of directors did not find it practical to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

AdForce's Reasons for the Merger

   The AdForce board of directors unanimously concluded that the merger was fair to, and in the best interest of, AdForce and its stockholders.

   The decision of the AdForce board of directors to approve the merger with CMGI and the related merger agreement was the result of careful consideration by the AdForce board of directors of a range of strategic alternatives, including a potential business combination with another company interested in a business combination with AdForce, and the pursuit of a long-term independent business strategy for AdForce. The AdForce board of directors considered a number of factors in evaluating the merger, including the following:

 . the market for Internet advertisement management and delivery services may become more competitive from continued consolidation among AdForce's competitors, such as DoubleClick's acquisition of NetGravity;

 . AdForce continues to derive a substantial portion of its revenue from a small number of customers, and the loss of any of those customers would adversely affect AdForce's ability to generate revenues. AdForce has lost customers after they were acquired by other companies, such as GeoCities after it was acquired by Yahoo and Netscape after it was acquired by America Online, and AdForce might lose additional customers from continued consolidation among AdForce's customers;

 . AdForce may solidify existing, and create new, business relationships with CMGI's family of Internet advertising companies;

 . identifying and securing the strategic alternative that would provide the greatest value to AdForce stockholders;

 . the price per share implied by the exchange ratio in the merger, as of the last trading day prior to the announcement of the merger, represented a premium of 7.5% to the closing price of AdForce common stock on the last trading day prior to the announcement of the merger, and a premium of 35.6% to the average closing price of AdForce common stock over the twenty trading days prior to the announcement of the merger;

 .  the relative volatility of the market value of CMGI common stock;

 . the relative likelihood of completing the merger and of a delay in closing the merger as a result of an extended review under the Hart-Scott-Rodino Act;

 .  the relative risks to AdForce's business if the merger is not completed;

 . the opinion of Hambrecht & Quist delivered orally on September 19, 1999 and confirmed in writing as of September 20, 1999, that as of such date and subject to assumptions made and matters considered and limitations on the review set forth in its opinion, the consideration to be received by AdForce stockholders in the merger is fair to AdForce stockholders from a financial point of view; and

 . the results of due diligence reviews conducted by AdForce's management, legal advisors and financial advisors examining CMGI's business, operations, technology and competitive position and possible expansion opportunities for AdForce after the merger.

   The AdForce board of directors also reviewed with its legal advisors the terms and conditions of the merger agreement, stock option agreement and stockholder agreement. In particular, the AdForce board of directors considered the stock option granted to CMGI, the events triggering payment of the termination fee and the limitations on AdForce's ability to negotiate an alternative transaction with other companies, and the potential effect these provisions would have on AdForce receiving alternative proposals which could be superior to the merger. Because the AdForce board of directors conducted an extensive review of its strategic alternatives prior to entering into the merger agreement with CMGI, including discussing a potential business combination with another company, and because these provisions were required by CMGI in order for it to enter into the merger agreement, the AdForce board of directors determined that the value for AdForce stockholders represented by the merger justified these requirements.

   The AdForce board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

 . the difficulty for CMGI to integrate successfully the other businesses which it has recently acquired;

 . the risk that because the exchange ratio will not be adjusted for changes in the market price of either CMGI common stock or AdForce common stock, the per share value of the consideration to be received by AdForce stockholders might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger;

 .  the risk that the merger might not be consummated;

 . the potential loss of revenues and business opportunities for AdForce as a result of confusion in the marketplace after announcement of the merger, or possible adverse reactions by existing or prospective AdForce customers who compete with CMGI or its affiliates, and the possible exploitation of such issues by AdForce's and CMGI's competitors;

 . the possibility of management disruption associated with the merger and integrating the operations of the companies, as well as the risk that key management and technical personnel might leave AdForce before or after the merger is completed;

 . the risk that the benefits sought to be achieved by the merger will not be realized; and

 . other applicable risks described in this proxy statement/prospectus under "Risk Factors" starting on page 7.

   The AdForce board of directors concluded, however, that, on the balance, the potential benefits to AdForce and its stockholders of the merger outweighed the risks associated with the merger.

   The discussion of the information and factors considered by the AdForce board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the AdForce board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

Recommendation of the AdForce Board of Directors

   After carefully evaluating these factors, both positive and negative, the AdForce board of directors determined that the merger is advisable and fair to, and in the best interests of, AdForce and its stockholders and unanimously recommends that AdForce stockholders vote for adoption and approval of the merger agreement and approval of the merger.

   In considering the recommendation of the AdForce board of directors with respect to the merger, you should be aware that certain directors and officers of AdForce have interests in the merger that are different from, or are in addition to, the interests of AdForce shareholders generally. Please see "Interests of Executive Officers and Directors of AdForce in the Merger" on page 43.

Opinion of Financial Advisor to AdForce

   In January 1999, AdForce engaged Hambrecht & Quist to act as its exclusive financial advisor in connection with the proposed transaction and to render an opinion as to the fairness from a financial point of view to the holders of outstanding shares of AdForce common stock of the consideration to be received by such stockholders. Hambrecht & Quist was selected by the AdForce board of directors based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's historic investment banking relationship and familiarity with AdForce. Hambrecht & Quist rendered its oral opinion, subsequently confirmed in writing on September 20, 1999, to the AdForce board of directors that, as of such date, the consideration to be received by AdForce stockholders in the merger is fair from a financial point of view to the holders of outstanding shares of AdForce common stock.

   The full text of the opinion delivered by Hambrecht & Quist to the AdForce board of directors dated September 20, 1999, which sets forth the assumptions made, general procedures followed, matters considered, and limitations on the scope of review undertaken by Hambrecht & Quist in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Hambrecht & Quist's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of AdForce common stock and does not constitute a recommendation to any AdForce stockholder as to how such stockholder should vote with respect to the proposed transaction. The summary of Hambrecht & Quist's fairness opinion set forth below is qualified in its entirety by reference to the full text of such fairness opinion attached to this proxy statement/prospectus as Annex B. AdForce stockholders are urged to read the opinion carefully in its entirety.

   In reviewing the proposed transaction, and in arriving at its opinion, Hambrecht & Quist, among other things:

 . reviewed the publicly available consolidated financial statements of CMGI for recent years and interim periods to date and certain other relevant financial and operating data of CMGI made available to Hambrecht & Quist from published sources;

 . discussed the business, financial condition and prospects of CMGI with certain members of its senior management;

 . reviewed the publicly available consolidated financial statements of AdForce for recent years and interim periods to date and certain other relevant financial and operating data of AdForce made available to Hambrecht & Quist from published sources;

 . reviewed certain internal financial and operating information relating to AdForce prepared by the senior management of AdForce;

 . discussed the business, financial condition and prospects of AdForce with certain members of its senior management;

 . reviewed the recent reported prices and trading activity for the common stocks of CMGI and AdForce and compared such information and certain financial information for CMGI and AdForce with similar information for certain other companies engaged in businesses that Hambrecht & Quist considered comparable;

 . reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions that Hambrecht & Quist considered comparable;

 .  reviewed the merger agreement and stock option agreement;

 . discussed with parties other than CMGI the possibility of a transaction or series of transactions involving a business combination with AdForce; and

 . performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

   Hambrecht & Quist did not independently verify any of the information concerning AdForce or CMGI in connection with its review of the proposed transaction and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of AdForce or CMGI, nor did it conduct a physical inspection of the properties and facilities of AdForce or CMGI. With respect to the financial forecasts and projections used in its analyses, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of CMGI and AdForce. In particular, Hambrecht & Quist used published Wall Street research estimates for projections of AdForce's and CMGI's calendar year 1999 and 2000 financial performance as well as modifications of such estimates with the concurrence of the management of AdForce. For the purposes of its opinion, Hambrecht & Quist also assumed that neither AdForce nor CMGI was a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the proposed transaction and those activities undertaken in the ordinary course of conducting their respective businesses. For purposes of its opinion, Hambrecht & Quist assumed that the proposed transaction will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, for the AdForce stockholders and that the proposed transaction will be accounted for as a purchase.

   Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in conditions would require a reevaluation of the opinion.

   The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its opinion to the AdForce board of directors on September 19, 1999. The summary of financial analyses includes information presented in tabular format. You should read those tables together with the text of each summary. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the AdForce board of directors.

 Exchange Ratio Analysis

   Hambrecht & Quist reviewed the ratios of the closing prices of AdForce common stock divided by the corresponding prices of CMGI common stock over various periods since the AdForce initial public offering on May 7, 1999. Hambrecht & Quist examined the premiums represented by the exchange ratio over the averages of these daily ratios over various periods and the implied fully diluted equity ownership of AdForce and CMGI:

                                                           Pro Forma Ownership
                                                           --------------------
                                                           Implied
                                                           Premium AdForce CMGI
                                                           ------- ------- ----
   Closing Stock Price on 9/17/99.........................   7.5%    4.8%  95.2%
   5 Trading Day Average..................................  19.8     4.4   95.6
   10 Trading Day Average.................................  29.2     4.1   95.9
   20 Trading Day Average.................................  35.6     3.9   96.1
   40 Trading Day Average.................................  28.3     4.1   95.9
   60 Trading Day Average.................................  22.5     4.3   95.7
   Average Since AdForce IPO (5/7/99).....................   8.7     4.8   95.2

 Analysis of Publicly Traded Companies Comparable to AdForce

   Using published Wall Street estimates and Hambrecht & Quist research, Hambrecht & Quist compared, among other things, certain financial, trading and valuation statistics and projected revenues for calendar 1999 and calendar 2000 as well as resulting multiples for AdForce to corresponding measures for publicly traded Internet advertising services companies that Hambrecht & Quist considered comparable to AdForce. The Internet advertising services companies that Hambrecht & Quist considered comparable to AdForce were:

 . @plan                                        . Media Metrix
 . DoubleClick                                  . NetGravity
 . Engage Technologies                          . Net Perceptions
 . Flycast Communications                       . 24/7 Media

   Hambrecht & Quist determined the implied equity value of AdForce to be in the range of $492.8 million to $533.1 million by applying revenue multiples of AdForce and such comparable companies to projected calendar year 1999 and projected calendar year 2000 revenues of AdForce.

   Using Hambrecht & Quist research, First Call or Research Bank data, Hambrecht & Quist calculated the multiples of market value to projected calendar year 1999 revenues and projected calendar year 2000 revenues. With respect to all companies deemed comparable, this analysis yielded the following multiples: a range of 9.9x to 74.2x projected calendar year 1999 revenues and a range of 5.5x to 40.7x projected calendar year 2000 revenues.

   Hambrecht & Quist noted that none of the comparable companies were identical to AdForce and that any analysis of the comparable companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading values, many of which are beyond the control of either AdForce or CMGI.

 Analysis of Selected Mergers and Acquisitions Transactions

   Hambrecht & Quist compared the proposed transaction with selected mergers and acquisitions. This analysis included 14 transactions involving companies in the Internet industry announced since April 1996, of which two transactions, NetGravity and DoubleClick and Abacus Direct Corp. and DoubleClick, were in the Internet advertising services industry. No company or transaction used in the above analyses is identical to AdForce or the proposed transaction. In examining these transactions, Hambrecht & Quist analyzed, among other things, the multiples of offer prices to revenues for the last twelve-month period. These multiples ranged from 1.3x to 359.2x revenues for the last twelve-month period. Because the sample of transactions was small and the range of multiples in the transactions was wide, Hambrecht & Quist did not determine a range of implied equity value of AdForce based on this analysis.

 Premium Analysis

   Hambrecht & Quist compared the implied price of the offer as of September 17, 1999 to similar premiums for 14 Internet industry merger and acquisitions transactions announced since 1996 of which two were in the Internet advertising services industry. Hambrecht & Quist observed that the average, excluding the high and low, premiums paid above the closing share price on the first and twentieth trading days prior to announcement in these transactions were 25.2% and 69.8%, respectively. Hambrecht & Quist further observed that the premiums paid above the closing share price on the first and twentieth trading days prior to announcement in the two Internet advertising services transactions were 14.7% and 29.4%. This compared with the proposed merger premium on the first trading day and twentieth trading day prior to announcement to AdForce stockholders of 7.5% and 58.2%, respectively, as of September 17, 1999.

 Other Analyses

   Hambrecht & Quist conducted other analyses as it deemed necessary, including reviewing historical and projected financial, operating and trading data for AdForce and CMGI and selected Wall Street research reports on each of the entities, including information pertaining to the estimated revenues for each of the entities and assessing future acquisition and growth opportunities for each of the companies.

   The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description. Taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Hambrecht & Quist, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Hambrecht & Quist opinion. Hambrecht & Quist did not form an opinion as to whether any individual analysis or factor, positive or negative, considered in isolation, supported or failed to support the Hambrecht & Quist opinion. In arriving at its opinion, Hambrecht & Quist considered the results of its separate analyses and did not attribute particular weight to any one analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The analyses performed by Hambrecht & Quist, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of the Hambrecht & Quist analysis of the fairness to AdForce stockholders, from a financial point of view, of the financial terms of the transaction.

   The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of the opinion that is attached as Annex B to this proxy statement/prospectus.

Interests of Hambrecht & Quist in the Merger

   Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist has acted as a financial advisor to the AdForce board of directors in connection with the proposed transaction.

   In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to AdForce and CMGI, including its affiliates, and has received fees for rendering these services. Hambrecht & Quist served as a co-manager on the initial public offering of Navisite, Inc., an affiliate of CMGI. In July 1999, Hambrecht & Quist served as a co-manager on the initial public offering of Engage Technologies, Inc., an affiliate of CMGI. In May 1999, Hambrecht & Quist served as lead manager of AdForce's initial public offering. In March 1999, Hambrecht & Quist served as co-lead manager of the initial public offering of Critical Path, Inc., an affiliate of CMGI. Hambrecht & Quist also served as co-lead manager of Critical Path, Inc.'s follow-on offering in June 1999 and as its financial advisor in its acquisition of Amplitude Software Corp. In April 1996, Hambrecht & Quist served as lead manager of the initial public offering of Lycos, Inc., an affiliate of CMGI. In June 1998, Hambrecht & Quist served as a co-manager of the follow-on offering of Lycos, Inc. Hambrecht & Quist and its affiliates own approximately 145,668 shares of AdForce common stock and 428,317 shares of Critical Path, Inc. common stock. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of CMGI and AdForce and receives customary compensation in connection therewith, and also provides research coverage for CMGI and AdForce. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of CMGI and AdForce for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to CMGI (and its affiliates) or AdForce.

   Pursuant to an engagement letter dated January 12, 1999, as amended, AdForce agreed to pay Hambrecht & Quist, upon consummation of the merger, a fee of 1.5% of the value, at closing, of the aggregate consideration paid in the transaction. Based on the market price of CMGI common stock on December 2, 1999, 1.5% of the value of the aggregate consideration to be paid in the transaction would not exceed approximately $14.5 million. AdForce also agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

Interests of Executive Officers and Directors of AdForce in the Merger

   When considering the recommendations of the AdForce board of directors, you should be aware that the directors and executive officers of AdForce have interests in the merger and arrangements that are different from, or are in addition to, those of AdForce stockholders generally. As a result of these interests and arrangements, these directors could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests. These interests and arrangements include:

 . Assumption of Options. At the effective time of the merger, each outstanding option to purchase AdForce common stock, including any stock option held by any AdForce executive officer or director, will be assumed by CMGI and will become an option to acquire CMGI common stock after the merger, with the number of shares subject to the option and the option exercise price to be adjusted according to the 0.262 exchange ratio.

 . Retention and Severance Benefits. Some AdForce executives may receive substantial benefits, including retention payments, severance payments and acceleration of stock option and restricted stock vesting as a result of the merger. These benefits are described in greater detail below.

 . Acceleration of Director Options. Holders of stock options granted under AdForce's 1999 Directors Stock Option Plan will have the benefit of accelerated vesting in connection with the merger. As of the record date, Douglas T. Hickey and Barton T. Faber, each a director of AdForce, held stock options subject to accelerated vesting. The vesting of those options will accelerate due to the merger with respect to an aggregate of 20,000 shares of AdForce common stock.

 . Indemnification. AdForce officers and directors have customary rights to indemnification against specified liabilities, which will continue after the merger.

   Retention and Severance Plan. AdForce has adopted a retention and severance plan which provides benefits for the following officers of AdForce: Charles W. Berger, who is also a director of AdForce, John A. Tanner, Harish S. Rao, Dawn Thompson, A. Dee Cravens, Rex S. Jackson, Richard Theige, Mark Scheele, Michael Tanne, Vicki L. Miller and Mark Bonham. CMGI has agreed to enforce this plan if the merger closes. This plan provides for a cash retention payment to each officer in an amount equal to 50% of the officer's annual base salary on the earlier of December 31, 1999 or the closing of the merger, and an additional amount equal to 50% of the officer's annual base salary 90 days following the closing of the merger, in each case only if the officer is an employee of AdForce on the relevant date. This plan also provides for one year of accelerated exercisability and vesting of all stock options and restricted stock granted to each officer and outstanding on the closing of the merger if the officer's employment is terminated within 12 months following the merger by AdForce without cause or by the officer for "good reason." Resignation by an officer for "good reason" means resignation under any of the following conditions which is in effect without the written consent of the officer and remains in effect ten days after written notice to AdForce from the officer of such condition: (1) a decrease in post-merger base salary, (2) a relocation of the work place post-merger to a location more than 50 miles from the pre-merger location, (3) changes of responsibilities and duties post-merger to those that are not the substantive functional equivalent of the officer's pre-merger position, or (4) any material breach by AdForce of the terms of this plan that is not cured within ten days of notice of such breach. This plan also provides severance benefits if an officer, within 12 months following the merger, is terminated without cause or resigns for "good reason." These benefits include a lump sum payment equal to the officer's one year base salary and the acceleration by one year of the vesting of the officer's outstanding stock options and restricted stock owned at the closing of the merger. Generally, this plan supersedes any other plan or agreement relating to benefits payable or accelerated vesting of shares or options, except in the case of certain preexisting agreements, in which case the officer may choose the benefits under either the preexisting agreement or the retention and severance plan. Once an officer has received the payments or benefits under the plan, such officer is not entitled to receive any other compensation, benefits or other payments, including accelerated vesting of shares or options.

   Mr. Tanner has the following existing contractual severance benefits which may equal or exceed the benefits provided under the retention and severance plan. If he elects not to receive the benefits under the retention and severance plan, then he would instead continue to be entitled to his existing contractual severance benefits. The December 9, 1998 agreement between Mr. Tanner and AdForce, which has a term of two years, provides for an additional one year of vesting of Mr. Tanner's existing options which would be triggered by certain AdForce change of control events, such as the merger. Additionally, if AdForce terminates Mr. Tanner's employment before the end of the term of the agreement other than for cause, death or disability, or if Mr. Tanner terminates his employment for good reason, Mr. Tanner will receive a severance amount equal to his then-current base salary for 12 months following the date of termination, plus benefits and any earned bonuses.

Treatment of AdForce Common Stock

   In the merger, each share of AdForce common stock will be exchanged for
0.262 shares of CMGI common stock.

   Holders of AdForce common stock should not send their AdForce common stock certificates at this time. Following the effective time of the merger, holders of AdForce common stock will receive instructions for the surrender and exchange of such stock certificates.

Accounting Treatment of the Merger

   The merger will be accounted for by CMGI using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of AdForce, including intangible assets, will be recorded at their fair market values and included in the financial statements of CMGI. The aggregate merger consideration, will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets acquired from AdForce will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized. The results of operations and cash flows of AdForce will be included in CMGI's financial statements prospectively as of the consummation of the merger.

Regulatory Approvals

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the acquisition of shares of AdForce common stock in the merger by CMGI may not be consummated until notifications have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. AdForce and CMGI each filed a pre-merger notification and report form with the FTC and the Antitrust Division on October 29, 1999, and the waiting period has since expired.

   At any time before the effective time of the merger, notwithstanding the expiration of the waiting period, the Antitrust Division, the FTC or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and any time after the effective time of the merger to cause CMGI to divest itself, in whole or in part, of the surviving corporation of the merger or of certain businesses conducted by the surviving corporation of the merger. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, CMGI will prevail. The obligations of CMGI and AdForce to consummate the merger are subject to the condition that any applicable waiting period under the Hart-Scott-Rodino Act shall have expired without action by the Antitrust Division or the FTC to prevent consummation of the merger. See "The Merger Agreement--Conditions to Obligations to Effect the Merger" beginning on page 53.

Material United States Federal Income Tax Considerations

   The discussion below summarizes certain material United States federal income tax considerations generally applicable to United States holders of AdForce common stock who, pursuant to the merger, exchange their AdForce common stock solely for CMGI common stock. Consummation of the merger is conditioned upon CMGI's receipt of an opinion from Hale and Dorr LLP (or Fenwick & West LLP if Hale and Dorr LLP does not provide such an opinion) and AdForce's receipt of an opinion from Fenwick & West LLP (or Hale and Dorr LLP if Fenwick & West LLP does not provide such an opinion) to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. The discussion below assumes that the merger will be treated in accordance with the opinions of Hale and Dorr LLP and Fenwick & West LLP, described in the preceding sentence, which are included as exhibits 8.1 and 8.2 to the registration statement of which this proxy statement/prospectus forms a part.

   The discussion below and the opinions of Hale and Dorr LLP and Fenwick & West LLP are based upon current provisions of the Internal Revenue Code, currently applicable U.S. Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. The opinions of Hale and Dorr LLP and Fenwick & West LLP will be based on the facts, representations and assumptions set forth or referred to in such opinions, including representations contained in certificates executed by officers of CMGI and AdForce. The opinions are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to the stockholders of CMGI and AdForce.

   The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. In addition, the discussion below and such opinions do not consider the effect of any applicable state, local or foreign tax laws.

   Holders of AdForce common stock are urged to consult their tax advisors as to the particular tax consequences to them of the transaction described herein, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

   In the opinion of Hale and Dorr LLP, counsel to CMGI, and in the opinion of Fenwick & West LLP, counsel to AdForce, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, subject to the limitations and qualifications referred to herein, the following tax consequences will result:

 . No gain or loss will be recognized by CMGI, AdForce or the transitory subsidiary solely as a result of the merger.

 . No gain or loss will be recognized by the holders of AdForce common stock upon the receipt of CMGI common stock solely in exchange for such AdForce common stock in the merger, except to the extent of cash received in lieu of fractional shares.

 . Cash payments received by holders of AdForce common stock in lieu of a fractional share will be treated as capital gain (or loss) measured by the difference between the cash payment received and the portion of the tax basis in the shares of AdForce common stock surrendered that is allocable to such fractional share. Such gain (or loss) will be long-term capital gain (or loss) if such fractional share of CMGI common stock has been held for more than one year at the effective time of the merger.

 . The aggregate tax basis of the CMGI common stock so received by AdForce stockholders in the merger, including any fractional share of CMGI common stock not actually received, will be the same as the aggregate tax basis of the AdForce common stock surrendered in exchange.

 . The holding period of the CMGI common stock received by each AdForce stockholder in the merger will include the holding period for the AdForce common stock surrendered in exchange, provided that the AdForce common stock surrendered is held as a capital asset at the effective time of the merger.

   A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in an AdForce stockholder recognizing gain or loss with respect to each share of AdForce common stock surrendered in the merger equal to the difference between the AdForce stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the CMGI common stock received in exchange. In such event, an AdForce stockholder's aggregate tax basis in the CMGI common stock received would equal its fair market value, and the AdForce stockholder's holding period for such stock would begin the day after the merger.

Nasdaq National Market Quotation

   It is a condition to the closing of the merger that the shares of CMGI common stock to be issued in the merger be listed on the Nasdaq National Market. CMGI intends to file a notification form for listing of additional shares promptly following the date of this proxy statement/prospectus.

Resales of CMGI Common Stock Issued in Connection with the Merger; Affiliate Agreements

   CMGI common stock issued in connection with the merger will be freely transferable, except that shares of CMGI common stock received by persons who are deemed to be "affiliates," as such term is defined by

Rule 144 under the Securities Act, of AdForce on the date of the special meeting of AdForce stockholders may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Certain executive officers and directors and those who may be affiliates of AdForce are expected to execute a written affiliate agreement providing, among other things, that such persons will not offer, sell, transfer or otherwise dispose of any of the shares of CMGI common stock obtained as a result of the merger except in compliance with the Securities Act and the related rules and regulations.

No Appraisal Rights

   Holders of AdForce common stock are not entitled to appraisal rights with respect to the merger.

                              THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement, stock option agreement and stockholder agreement, copies of which are attached as Annex A to this proxy statement/prospectus and which are incorporated by reference into this summary. The summary description is not complete and is qualified in its entirety by reference to the merger agreement. We urge all AdForce stockholders to read the merger agreement, stock option agreement and stockholder agreement, in their entirety for a more complete description of the terms and conditions of the merger, the option granted to CMGI and related matters.

General

   Following the adoption of the merger agreement and approval of the merger by the AdForce stockholders and the satisfaction or waiver of the other conditions to the merger a transitory subsidiary, a wholly owned subsidiary of CMGI, will merge into AdForce. AdForce will survive the merger as a wholly owned subsidiary of CMGI. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of the State of Delaware.

The Exchange Ratio and Treatment of AdForce Common Stock

   At the effective time of the merger each issued and outstanding share of AdForce common stock will be converted into 0.262 shares of CMGI common stock. However, shares held in the treasury of AdForce and shares held by CMGI, the transitory subsidiary or any other wholly owned subsidiary of each of CMGI and AdForce will be cancelled without conversion. CMGI will adjust the exchange ratio for any stock split, stock dividend, reorganization or other similar change with respect to CMGI common stock or AdForce common stock occurring before the effective time.

   Based on 20,053,496 shares of AdForce common stock outstanding on December 2, 1999 and the exchange ratio of 0.262, a total of approximately 5,254,016 shares of CMGI common stock will be issued in the merger.

Treatment of Unvested Restricted Stock of AdForce

   At the effective time of the merger, each unvested share of AdForce common stock granted by AdForce under any of its plans or arrangements will be converted into unvested shares of CMGI common stock based on the exchange ratio and will remain subject to the same terms, restrictions and vesting schedules as in effect prior to the effective time of the merger. CMGI will assume any rights AdForce held prior to the effective time of the merger to repurchase these unvested shares.

Treatment of AdForce Stock Options

   At the effective time of the merger, CMGI will assume each outstanding option to purchase shares of AdForce common stock, whether vested or unvested, previously granted by AdForce and convert them into options to purchase shares of CMGI common stock subject to the same terms, restrictions and vesting schedules as were applicable prior to the effective time of the merger. The number of shares of CMGI common stock issuable upon the exercise of AdForce stock options assumed by CMGI in the merger will be adjusted based on the exchange ratio. Any fractional shares of CMGI common stock resulting from such adjustment will be rounded down to the nearest whole number. The exercise price per share of CMGI common stock issuable under each AdForce stock option will equal the aggregate exercise price of the AdForce common stock purchasable under the AdForce stock option divided by such number of shares of CMGI common stock such AdForce optionholder is entitled to purchase based on the exchange ratio. The exercise price will be rounded up to the nearest whole cent.

   CMGI will reserve for issuance a sufficient number of shares of its common stock for delivery if an AdForce optionholder exercises its options as described above. After the effective time of the merger, CMGI will file a registration statement on Form S-8 with respect to the assumed AdForce stock options. During the period that any options remain outstanding, CMGI will use its best efforts to maintain the effectiveness of any registration statement on Form S-8.

Treatment of AdForce Warrants

   At the effective time of the merger, CMGI will assume all warrants to purchase shares of AdForce common stock issued by AdForce and convert them into warrants to purchase shares of CMGI common stock on the same terms and conditions as were applicable under the AdForce warrant. The number of shares of CMGI common stock issuable upon the exercise of each assumed AdForce warrant will be adjusted based on the exchange ratio. Any fractional shares of CMGI common stock resulting from such adjustment will be rounded down to the nearest whole number. The exercise price per share of CMGI common stock issuable under each AdForce warrant will equal the aggregate warrant exercise price for the shares of the AdForce common stock divided by such number of shares of CMGI common stock each AdForce warrantholder can purchase based on the exchange ratio. The exercise price will be rounded up to the nearest whole cent.

Exchange of Certificates

   Exchange Agent; Exchange Procedures; No Further Ownership Rights. As soon as practicable after the effective time of the merger, CMGI's exchange agent will mail to each record holder of AdForce common stock a letter of transmittal and instructions for surrendering their certificates. Only those holders who properly surrender their certificates in accordance with the instructions will receive certificates representing shares of CMGI common stock, cash in lieu of any fractional shares of CMGI common stock and any dividends or distributions to which they are entitled. The surrendered certificates representing shares of AdForce common stock will be cancelled. After the effective time of the merger, under the merger agreement, each certificate representing shares of AdForce common stock that have not been surrendered will only represent the right to receive (1) shares of CMGI common stock, (2) cash in lieu of any fractional shares of CMGI common stock and (3) dividends or distributions. Following the effective time of the merger, AdForce will not register any transfers of its common stock on its stock transfer books.

   No Fractional Shares. CMGI will not issue any fractional shares of CMGI common stock in the merger. Instead, each holder of shares of AdForce common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of CMGI common stock will receive cash, without interest, in an amount equal to the product of the fractional share multiplied by the average closing price per share of the CMGI common stock on the Nasdaq National Market during the ten consecutive trading days ending on and including the trading day immediately preceding the closing of the merger. As of the effective time of the merger, CMGI will deposit with its designated exchange agent the shares of CMGI common stock issuable in connection with the merger and cash in an amount sufficient to cover any fractional shares.

   Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made on or after the closing date of the merger with respect to shares of CMGI common stock will be paid to the holder of any unsurrendered AdForce certificate with respect to the shares of CMGI common stock that the holder is entitled to receive, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders its AdForce certificate in accordance with the letter of transmittal. Upon surrender, CMGI will pay to the person, in whose name the AdForce certificates representing such shares of CMGI common stock will be issued, without interest, any dividends or distributions with respect to the shares of CMGI common stock which have a record date on or after the closing date of the merger and have become payable between the effective time of the merger and the time of surrender.

   Lost Certificates. If any certificate representing shares of AdForce common stock are lost, stolen or destroyed, an AdForce stockholder must provide an appropriate affidavit of that fact. CMGI may require the

AdForce stockholder to deliver a bond as indemnity against any claim that may be made against CMGI with respect to such certificates alleged to have been lost, stolen or destroyed.

   Holders of AdForce common stock should not send in their certificates until they receive a letter of transmittal from the exchange agent.

Representations and Warranties

   The merger agreement contains representations and warranties of CMGI, AdForce and the transitory subsidiary. These relate to:
 .  their organization, existence,
   good standing, corporate power
   and similar corporate matters;

 .  their capitalization;

 .  their authorization,
   execution, delivery, required
   filings and consents and
   performance and the
   enforceability of the merger
   agreement and related matters;

 .  any filings with the
   Securities and Exchange
   Commission;

 .  their financial statements;

 .  the absence of certain changes
   in their business;

 .  the absence of conflicts,
   violations and defaults under
   their corporate charters and
   by-laws and other agreements
   and documents;

 .  the absence of actions which
   may jeopardize the tax-free
   nature of the merger;

 .  litigation; and

 .  the accuracy of information
   provided in connection with
   this proxy
   statement/prospectus.

   AdForce also represented and warranted as to:

 .  required governmental and
   third-party consents;

 .  subsidiaries;

 .  the absence of undisclosed
   liabilities;

 .  brokers and related fees;

 .  the absence of restrictions on
   its business activities;

 .  owned and leased real
   properties;

 .  taxes and tax returns;

 .  employee benefit plans;

 .  material contracts;

 .  licenses and permits;

 .  insurance;

 .  compliance with laws;

 .  intellectual property;

 .  labor matters;

 .  environmental matters;

 .  accounts receivable;

 .  assets;

 .  customers;

 .  transactions with affiliates;

 .  absence of existing
   discussions with other parties
   regarding an acquisition
   proposal;

 .  the actions by its board of
   directors that make Section
   203 of the Delaware General
   Corporation Law inapplicable
   to this merger; and

 .  year 2000 compliance.

Certain Covenants

   Conduct of AdForce's Business Prior to the Merger. Except as contemplated by the merger agreement, AdForce has agreed that it and its subsidiaries will carry on their business in the ordinary course in substantially the same manner as previously conducted. Specifically, AdForce has agreed that neither it nor any of its subsidiaries will, without the prior written consent of CMGI:


 .  declare, set aside or pay any
   dividends or other
   distributions on its shares of
   capital stock;

 .  effect a stock split, combine
   or reclassify any of its
   capital stock or authorize the
   issuance of any other
   securities in substitution of
   its shares of capital stock;

 .  with certain exceptions,
   purchase, redeem or otherwise
   acquire any shares of its
   capital stock;

 .  issue deliver, sell, grant,
   pledge or otherwise dispose of
   any shares of capital stock or
   other securities, except (1)
   pursuant to the exercise of
   its options or warrants and
   (2) in connection with the
   grant of options for new hires
   or promotions in the ordinary
   course of business, consistent
   with past practice in
   accordance with or otherwise
   consented to under the merger
   agreement until the closing of
   the merger;

 .  except as provided in the
   merger agreement, amend its
   charter or bylaws;

 .  acquire any business,
   corporation, partnership,
   association, joint venture or
   limited liability company;

 .  acquire any assets that are
   material, in the aggregate, to
   AdForce or any of its
   subsidiaries other than any
   assets AdForce purchases in
   the ordinary course of its
   business, consistent with past
   practice;

 .  sell, lease, license, pledge,
   or otherwise dispose of or
   encumber any assets or
   property, other than in the
   ordinary course of business
   and consistent with past
   practice;

 .  whether or not in the ordinary
   course of business or
   consistent with past practice,
   sell or dispose of any assets
   material to AdForce and its
   subsidiaries, taken as a
   whole, including any accounts,
   leases, contracts or
   intellectual property or any
   assets or the stock of any
   subsidiaries, but excluding
   the sale of products and
   services in the ordinary
   course of business consistent
   with past practice;

 .  adopt any stockholder rights
   plan;

 .  enter into an agreement with
   respect to any merger,
   consolidation, liquidation or
   business combination, or any
   acquisition or disposition of
   all or substantially all of
   the assets or securities of
   AdForce or any of its
   subsidiaries (other than any
   superior proposal the AdForce
   board of directors is required
   to recommend to its
   stockholders to comply with
   its fiduciary obligations to
   the stockholders);

 .  except as set forth below,
   create, incur or assume
   indebtedness other than
   indebtedness which existed on
   the unaudited balance sheet of
   AdForce as of June 30, 1999;

 .  issue or sell any debt
   securities or warrants or
   other rights to acquire any
   debt securities of AdForce or
   any of its subsidiaries,
   guarantee any debt securities
   of another person, enter into
   any keep well or other
   agreement to maintain any
   financial statement condition
   of another person;

 . make any loans, advances (other than routine advances to employees of AdForce in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other person;

 . make or commit to any capital expenditure in excess of an amount as specified in or otherwise consented to under the merger agreement;

 . change its accounting methods or assumptions underlying such methods in any material respect except as required by applicable accounting rules;

 .  discharge or satisfy or pay any claim, obligation or liability other than
   (1) in the ordinary course of business consistent with past practice or (2) as reserved against on AdForce's consolidated financial statements included in any reports or forms it had filed with the Securities and Exchange Commission prior to September 20, 1999;

 . modify, amend or terminate any material contract or agreement or knowingly waive, release or assign any material rights or claims;

 . enter into any material contract or agreement except in the ordinary course of business consistent with past practice or as may be consented to by CMGI;

 . license any material intellectual property rights to or from any third party;

 . except as required to comply with applicable law or agreements and plans existing as of September 20, 1999, take any action with regard to any plans or agreements related to employee matter, including, adopting or terminating any employee benefit plan or employment or severance arrangement, materially increasing the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee or accelerating the payment or vesting of any compensation or benefits;

 . initiate, compromise or settle any material litigation or arbitration proceeding;

 .  close any facility or office; and

 . take or agree to take any action which would result in AdForce's representations and warranties being untrue or incorrect in any material respect or that would result in the conditions of the merger set forth in the merger agreement not being satisfied in a material way.

   CMGI and AdForce have each agreed to use reasonable efforts to:

 . take all appropriate action to consummate the transactions contemplated by the merger agreement as promptly as practical;

 . obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or other third parties required in connection with the transactions contemplated by the merger agreement; and

 . make all necessary filings and submissions with respect to the transactions contemplated by the merger agreement under federal and state securities laws, antitrust laws and other applicable laws.

   CMGI and AdForce have also agreed to use reasonable efforts to obtain any governmental clearances required under antitrust laws before the closing of the merger. CMGI has the right to direct any governmental proceedings or negotiations relating to those governmental clearances, as long as its allows AdForce a reasonable opportunity to participate in the proceedings. CMGI is not required either to divest any of its businesses, product lines or assets or take other action that might adversely affect CMGI or CMGI combined with AdForce, or to take any action with respect to such government approvals if the Department of Justice or the Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the merger.

   AdForce is Restricted from Trying to Sell Itself to Another Party. AdForce has agreed that neither it nor any of its subsidiaries will, directly or indirectly through their officers, directors, employees or agents, (1) solicit, initiate, or encourage any proposal that could reasonably be expected to lead to an acquisition proposal respecting AdForce, (2) engage in any negotiations concerning, or provide any non-public information to any person relating to, any acquisition proposal respecting AdForce, or (3) agree to recommend any acquisition proposal respecting AdForce to the AdForce stockholders. However, AdForce and the AdForce board of directors may, so long as AdForce has not breached this covenant:

 . furnish non-public information to, or enter into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written acquisition proposal respecting AdForce or recommend any such unsolicited bona fide written proposal to the AdForce stockholders, if and only to the extent that (1) the AdForce board of directors believes in good faith, after consultation with its financial advisor, that the proposal may be completed on the terms proposed and constitutes a superior proposal to this merger and the AdForce board of directors determines in good faith after consultation with outside legal counsel that it must recommend the proposal to the AdForce stockholders to comply with its fiduciary duties to the stockholders under applicable law, (2) before it furnishes non-public information to, or engages in negotiations with, a person, that person provides to the AdForce board of directors an executed confidentiality agreement not less favorable than the confidentiality agreement between CMGI and AdForce, and (3) prior to recommending a superior proposal, AdForce gives CMGI five business days' prior notice of its intent to recommend the superior proposal in order to provide CMGI an opportunity to make a counterproposal which AdForce and its advisors will negotiate with CMGI during this five day period; or

 . comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal.

   AdForce has agreed to notify CMGI in reasonable detail (orally and in writing) within twenty four hours of receipt of any such acquisition proposal or request for non-public information. AdForce has agreed to continue to keep CMGI informed on a current basis of the status of any discussions and all material terms being discussed or negotiated.

   Director and Officer Indemnification. The merger agreement provides that for a period of six years after the effective time of the merger, CMGI will cause the surviving corporation to honor its obligations to indemnify each present and former director and officer of AdForce against any costs or expenses pertaining to matters existing or occurring at or prior to the effective time of the merger.

Conditions to Obligations to Effect the Merger

   The obligations of CMGI and AdForce to effect the merger are subject to the satisfaction or waiver of the following conditions:

 . the AdForce stockholders must have approved and adopted the merger agreement and the merger;

 . all applicable waiting periods, and any extensions of these periods, under the Hart-Scott-Rodino Act must have expired or been terminated;

 . the parties must have obtained all government authorizations and consents other than those the failure of which to obtain would not result in a material adverse effect on AdForce or CMGI;

 . the registration statement must have become effective and not be subject of a stop order or other similar proceeding; and

 . there must be no order, executive order, stay, decree, injunction or judgment, or statute, rule or regulation in effect that makes the merger illegal.

   In addition, the obligations of CMGI and the transitory subsidiary to effect the merger are subject to the satisfaction or waiver of the following conditions:
 . the representations and warranties of AdForce in the merger agreement must be true and correct as of the date of the merger agreement, unless the representations and warranties are made as of another date, in which case they must be true and correct as of such date, except where the failure to be true and correct has not had and is not reasonably likely to have a material adverse effect on AdForce;

 . AdForce must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

 . CMGI receives an opinion from its counsel, or AdForce's counsel if CMGI's counsel does not provide such an opinion, to the effect that the merger will be treated as a tax-free reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code;

 .  AdForce obtains all material third party consents; and

 .  CMGI receives copies of the resignations of each AdForce director.

   In addition, the obligation of AdForce to effect the merger is subject to the satisfaction or waiver of the following conditions:


 . the representations and warranties of CMGI and transitory subsidiary in the merger agreement must be true and correct as of the date of the merger agreement, unless the representations and warranties are made as of another date, in which case they must be true and correct as of such date, except where the failure to be true and correct has not had and is not reasonably likely to have a material adverse effect on CMGI;

 . CMGI and the transitory subsidiary must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger;

 . AdForce receives an opinion from its counsel, or from CMGI's counsel if AdForce's counsel does not provide such an opinion, to the effect that the merger will be treated as a tax-free reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code.



Termination; Expenses and Termination Fees

   Termination.

   The merger agreement may be terminated by written notice by the terminating party under the following circumstances at any time prior to the effective time of the merger:

 .  by mutual written consent of the parties;

 . by either CMGI or AdForce if the merger has not closed by April 30, 2000, unless the delay was due to the terminating party's failure to fulfill any obligation under the merger agreement;

 . by either CMGI or AdForce if a governmental entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, which permanently restrains, enjoins or otherwise prohibits the merger;

 . by either CMGI or AdForce if at the special meeting of AdForce stockholders, AdForce does not obtain the requisite vote of its stockholders in favor of the merger agreement (unless the terminating party is in breach of the merger agreement);

 . by CMGI, if (1) the AdForce board of directors fails to recommend the merger to the AdForce stockholders or withdraws or modifies its recommendation; (2) the AdForce board of directors fails to reconfirm its recommendation of the merger agreement and the merger to the AdForce stockholders within five business days after CMGI requests that it do so;
   (3) the AdForce board of directors recommends to the AdForce stockholders an alternative transaction with another person or entity meeting the requirements set forth in the merger agreement; (4) a third party, other than CMGI or an affiliate of CMGI, commences a tender offer or exchange offer for the outstanding shares of AdForce common stock and the AdForce board of directors recommends that the AdForce stockholders tender their shares in such tender or exchange offer, or within ten days after such tender or exchange offer is commenced, the AdForce board of directors fails to recommend that the AdForce stockholders reject the offer or takes no position with respect to the offer; or (5) for any reason AdForce fails to call and hold the special meeting by April 29, 2000, unless the Securities and Exchange Commission does not declare the registration statement effective sufficiently in advance of that date to allow AdForce to hold the meeting by that date; or

 . by CMGI or AdForce, if there has been a material breach of any representation, warranty or covenant of the merger agreement by the other party which is not cured within 20 days after the breaching party receives a written notice of the breach.



   If either CMGI or AdForce terminates the merger agreement because of any of the reasons above, all obligations of the parties under the merger agreement will terminate (with certain exceptions) and there will be no liability, except for any liability for willful breaches of the merger agreement, on the part of CMGI, AdForce, the transitory subsidiary or their officers, directors, stockholders or affiliates. In addition, certain representations and warranties, as well as the mutual confidentiality agreement dated September 10, 1999 between CMGI and AdForce, will survive any termination of the merger agreement.

   In addition to any termination fee described below, AdForce has agreed to pay up to a maximum of $500,000 to CMGI as reimbursement for its fees and expenses paid in connection with the merger if the merger agreement is terminated under the following circumstances:

 . by CMGI because the merger is not consummated by April 30, 2000 as a result of the representations and warranties of AdForce failing to be true;

 . by CMGI, because (1) the AdForce board of directors fails to recommend the merger to the AdForce stockholders or withdraws or modifies its recommendation; (2) the AdForce board of directors fails to reconfirm its recommendation to the AdForce stockholders within five business days after CMGI requests that it do so; (3) the AdForce board of directors recommends to the AdForce stockholders an alternative transaction with another person or entity meeting the requirements set forth in the merger agreement; (4) a third party, other than CMGI or an affiliate of CMGI, commences a tender offer or exchange offer for the outstanding shares of AdForce common stock and the AdForce board of directors recommends that the AdForce stockholders tender their shares in such tender or exchange offer, or within ten days after such tender or exchange offer is commenced, the AdForce board of directors fails to recommend that the AdForce stockholders reject the offer or takes no position with respect to the offer; or (5) for any reason AdForce fails to call and hold the special meeting by April 29, 2000, unless the Securities and Exchange Commission does not declare the registration statement effective sufficiently in advance of that date to allow AdForce to hold the meeting by that date;

 . by CMGI because there has been a material breach of any representation, warranty or covenant of the merger agreement by AdForce which is not cured within 20 days after AdForce receives a written notice of the breach from CMGI; or

 . by CMGI or AdForce because AdForce fails to obtain the requisite vote of its stockholders to approve the merger agreement.

   In addition, to any termination fee described below, CMGI has agreed to pay up to a maximum of $500,000 to AdForce as reimbursement for its fees and expenses paid in connection with the merger if AdForce terminates the merger agreement because:

 . the merger is not consummated by April 30, 2000 as a result of the representations and warranties of CMGI failing to be true; or

 . of a material breach of any representation, warranty or covenant of the merger agreement by CMGI which is not cured within 20 days after CMGI receives a written notice of such breach from AdForce.

 Expenses

   Except as set forth in the previous section and below, CMGI and AdForce will bear their own expenses incurred in connection with the merger. CMGI and AdForce will share equally all fees and expenses incurred with respect to the printing and filing of this proxy statement/prospectus and the registration statement other than attorneys', accountants and filing fees.

 Termination Fees

   AdForce agrees to pay CMGI a $15 million termination fee if the merger agreement is terminated under the following circumstances:

 . by CMGI, because (1) the AdForce board of directors fails to recommend the merger to the AdForce stockholders or withdraws or modifies its recommendation; (2) the AdForce board of directors fails to reconfirm its recommendation of the merger agreement and the merger to the AdForce stockholders within five business days after CMGI requests that it do so;
   (3) the AdForce board of directors recommends to the AdForce stockholders an alternative transaction with another person or entity meeting the requirements set forth in the merger agreement; (4) a third party, other than CMGI or an affiliate of CMGI, commences a tender offer or exchange offer for the outstanding shares of AdForce common stock and the AdForce board of directors recommends that the AdForce stockholders tender their shares in such tender or exchange offer, or within ten days after such tender or exchange offer is commenced, the AdForce board of directors fails to recommend that the AdForce stockholders reject the offer or takes no position with respect to the offer; or (5) for any reason AdForce fails to call and hold the special meeting by April 29, 2000, unless the Securities and Exchange Commission does not declare the registration statement effective sufficiently in advance of that date to allow AdForce to hold the meeting by that date;

 . by CMGI because there has been a material breach of any representation, warranty or covenant of the merger agreement by AdForce which is not cured within 20 days after AdForce receives a written notice of the breach from CMGI; or

 . by CMGI or AdForce because AdForce fails to obtain the requisite vote of its stockholders to approve the merger agreement.

   CMGI agrees to pay AdForce a $15 million termination fee if AdForce terminates the merger agreement because of a material breach of any representation, warranty or covenant of the merger agreement by CMGI which is not cured within 20 days after CMGI receives a written notice of such breach from AdForce.

   If applicable, any expenses and fees payable as described above shall be paid within one business day after demand for such payment is made following the first to occur of the relevant termination events.

Amendment

   Generally, the board of directors of each of CMGI and AdForce may amend the merger agreement at any time prior to the effective time. However, after the AdForce stockholders approve the merger agreement and the merger, any amendment will be restricted by the Delaware corporation statute. Amendments must be in writing and signed by all parties.

                               OTHER AGREEMENTS

Stock Option Agreement
   In connection with the merger agreement, CMGI and AdForce entered into a stock option agreement, dated as of September 20, 1999, which is attached as Exhibit A to Annex A of this proxy statement/prospectus. The option agreement grants CMGI the right to purchase up to 3,978,761 shares of AdForce common stock, constituting approximately 19.9% of AdForce's outstanding common stock, at an exercise price of $20.96 per share, subject to adjustment. However, CMGI may not exercise this option to acquire more than 19.9% of the outstanding shares of the AdForce common stock. The option becomes exercisable after the earliest to occur of the following:

 . CMGI terminates the merger agreement because (1) the AdForce board of directors fails to recommend the merger to the AdForce stockholders or withdraws or modifies its recommendation; (2) the AdForce board of directors fails to reconfirm its recommendation of the merger agreement and the merger to the AdForce stockholders within five business days after CMGI requests that it do so; (3) the AdForce board of directors recommends to the AdForce stockholders an alternative transaction with another person or entity meeting the requirements set forth in the merger agreement; (4) a third party, other than CMGI or an affiliate of CMGI, commences a tender offer or exchange offer for the outstanding shares of AdForce common stock and the AdForce board of directors recommends that the AdForce stockholders tender their shares in such tender or exchange offer, or within ten days after such tender or exchange offer is commenced, the AdForce board of directors fails to recommend that the AdForce stockholders reject the offer or takes no position with respect to the offer; or (5) for any reason AdForce fails to call and hold the special meeting by April 29, 2000, unless the Securities and Exchange Commission does not declare the registration statement effective sufficiently in advance of that date to allow AdForce to hold the meeting by that date;

 . CMGI terminates the merger agreement because there has been a breach of any material representation, warranty or covenant of the merger agreement by AdForce which is not cured within 20 days after AdForce receives a written notice of such breach from CMGI; or

 . an alternative transaction with another person or entity meeting the requirements set forth in the merger agreement has been proposed or consummated prior to the special meeting of AdForce stockholders, and the termination fee of $15 million becomes payable to CMGI because AdForce fails to receive the requisite stockholder vote for approval of the merger agreement and the merger, in which event CMGI may exercise its option immediately prior to the occurrence of any event causing such termination fee to become payable.

   Once the option is exercisable, CMGI may exercise its option in whole or in part, at any time or from time to time, prior to its termination at the earliest of:

 .  the effective time of the merger;

 .  termination of the merger agreement under circumstances that do not entitle
   CMGI to receive a termination fee;

 . the date on which CMGI realizes a total profit of $30 million based on the sum of the amount of cash received by CMGI as a result of the termination of the merger agreement plus cash amounts received by CMGI from sales of the shares of AdForce common stock issued to CMGI upon exercise of its option less CMGI's purchase price for such shares of AdForce common stock; and

   . 90 days after the date on which the merger agreement is terminated, unless CMGI cannot exercise its option or AdForce cannot deliver to CMGI the shares of AdForce common stock purchased upon exercise of the option because conditions to AdForce's obligation to deliver such shares of its common stock have not been met, in which case the option will not expire until 15 days after such impediment to exercise has been removed so long as CMGI is using its best efforts to remove such impediment.

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

   AdForce has agreed to file up to two registration statements within two years following any purchase by CMGI of shares of AdForce common stock under the option to register the resale by CMGI of those shares under applicable federal and state securities laws.

Stockholder Agreement

   As an inducement to CMGI to enter into the merger agreement, some of the AdForce stockholders, who beneficially owned as of September 20, 1999 an aggregate of 7,532,780 shares of AdForce common stock, entered into a stockholder agreement with CMGI, dated as of September 20, 1999, which is attached as Exhibit C to Annex A of this proxy statement/prospectus, agreeing to vote their shares in favor of the merger agreement and the merger and against specified alternative transactions. The stockholders retain the right to vote their shares on all other matters.

   The stockholders also agreed to execute a proxy, which would give CMGI, or any nominee of CMGI, the limited right to vote each of the 7,532,780 shares of AdForce common stock as lawful attorney and proxy, at every AdForce stockholders' meeting and every written consent in lieu of a meeting, in favor of approval of the merger and the merger agreement. The stockholder agreement terminates upon the earlier of the merger becoming effective in accordance with the terms and provisions of the merger agreement and the termination of the merger agreement.

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

                               ADFORCE'S BUSINESS

   AdForce is a leading provider of centralized, outsourced advertisement management and delivery services on the Internet. AdForce's highly reliable, scalable technology infrastructure and data centers currently deliver up to 400 million advertisements per day, and over 9 billion advertisements per month. AdForce's primary services, AdForce for Advertisers and AdForce for Publishers, offer sophisticated advertisement campaign design, inventory management, targeting, delivery, tracking, measuring and reporting capabilities.

Services

   AdForce provides centralized, outsourced advertisement management and delivery services that address the requirements of buyers and sellers of Internet advertising and direct marketing. The buyers, primarily advertisement agencies and advertisers, are served by AdForce for Advertisers. The sellers, primarily Web sites and advertisement representative firms, are served by AdForce for Publishers. AdForce provides the following functions for its customers:

  Media Planning. Reflecting the media planner's workflow, AdForce for Advertisers organizes the steps in planning and executing Internet advertising. Media planners can utilize in-house databases or commercial third-party research to select Web sites and build a media plan.

  Campaign Scheduling. Advertisers, advertisement agencies, Web sites and advertisement representative firms can use AdForce's AdForce Desktop Java user interface to create and schedule advertisement campaigns over the Internet. AdForce Desktop helps users build a campaign, allowing them to specify the schedule, content units, frequency and targeting criteria, and then submit the advertisement for delivery. AdForce for Advertisers organizes campaigns to reflect the typical workflow of an advertisement agency and transmits traffic instructions to many Web sites. AdForce for Publishers allows Web sites and advertisement representative firms to view and manage all of the campaigns running on their Web sites.

  Inventory Management. AdForce's automated inventory management system gives Web sites and advertisement representative firms detailed information about current and future inventory, allowing them to sell available media space more precisely. When an advertisement campaign is booked, the system uses historical data to forecast available inventory for specified targets throughout the schedule and establishes the delivery frequency for each group of advertisements. Automatically checking each advertisement campaign in progress, the system regularly adjusts for variations in site traffic and updates available inventory while factoring in other advertisement campaigns. AdForce's system ensures that all advertisement campaigns are delivered on schedule, so Web sites get maximum value for their inventory.

  Targeting. Serving advertisements from its central data centers, AdForce can employ more comprehensive targeting databases than local advertisement servers, allowing AdForce to offer more targeting options and far greater targeting accuracy. AdForce's customers can target campaigns using a range of criteria, including domain/industry code, content area, keyword, geography, area codes, schedule and site-provided data. AdForce's advanced targeting capabilities enable Web sites to deliver valuable advertisement impressions for advertisers, reaching the people who are most likely to respond to the advertisement. Web site visitors are shown advertisements that are more relevant, less repetitious and more likely to match their interests.

  Advertisement Delivery. AdForce's advertisement delivery system delivers advertisements quickly, consistently, on schedule and on target. Because AdForce provides the technology infrastructure, AdForce's customers have no hardware, software, networks or backup systems to purchase or maintain. AdForce's scalable architecture handles millions of decisions per second in order to deliver targeted advertisements. AdForce has begun to deliver advertisements featuring audio, video and animation to create a more compelling user experience and more effective advertisements. AdForce's infrastructure offers its customers built-in redundancy, the security of operating 24 hours a day, 7 days a week, and the capacity to handle both traffic growth and fluctuations.

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  Transactions. AdForce's transactions feature records user activities such as click-throughs, requesting information, registering for a service or purchasing a product. The resulting data are made available through reports that help Web sites demonstrate the effectiveness of campaigns on their Web site and record their share of transactions generated by traffic on their Web site. The resulting data also help advertisers and advertisement agencies interpret results and manage the effectiveness of their campaigns.

  Reporting. AdForce uses detailed information accumulated from every advertisement delivered and consolidated across multiple Web sites to provide its customers with dozens of accurate, timely reports. AdForce ensures that advertisement impressions are counted accurately, whether they are delivered from its data center, the user's browser cache or a proxy server. AdForce's reporting features provide Web sites and advertisers with reports containing information they need in a readily usable format or in Microsoft Excel. Advertisers and advertisement agencies can optimize advertisement campaigns for best results, and media planners can adjust priorities, targeting criteria and advertisement rotation, or swap in new advertisements, to maximize the value of campaigns in progress.

  Auditing and Accounting. AdForce provides audited statements that detail the number of advertisements delivered, click-throughs and transactions for auditing and accounting purposes. ABC Interactive, a leading Internet auditing service, provides a monthly audit of advertisements delivered and click-throughs that enables AdForce to provide a statement to each customer, ensuring greater accuracy and saving the customer time. AdForce's reports help automate and streamline billing operations by reducing the need for manual data processing. All information required to generate invoices are available in a readily usable format, exportable to Microsoft Excel and accounting software using a simple data transfer.

  Analysis. Advertisers, advertisement agencies, Web sites and ad representative firms can use the information stored in AdForce's data centers to conduct post-campaign analysis of results, explore trends and examine alternative scenarios. By integrating user profile information such as Voyager Profiles from Millward Brown Interactive, a leading market research firm, AdForce allows advertisers and advertisement agencies to characterize users who viewed and responded to their advertisement campaigns and to improve future media plans and their return on advertising spending. Web sites and advertisement representative firms can conduct analyses that help them to increase their revenues from their Web traffic.

  TrackForce. TrackForce is a new feature of the AdForce service introduced in October 1999, through which AdForce counts and correlates customer visits and transactions (for example, a sale to a customer, a customer's downloading of software from the website, or other actions taken by a customer on the site) on the advertiser's Web site back to online advertisement campaigns served by AdForce. TrackForce will enhance an advertiser's ability to measure the return on their Internet advertisement investment, and to use data gathered from existing campaigns to continually enhance their advertising efforts.

  Profile-contingent Advertisement Targeting. Under its strategic alliance agreement with Engage Technologies, Inc., a majority owned subsidiary of CMGI, dated June 11, 1999, AdForce is developing the necessary data transfer and integration technologies to enable "profile-contingent advertisement targeting" through the AdForce system. An Engage profile is an anonymous collection of information about an individual Web user's consumer interests, demographic characteristics and geographic location. These profiles are developed through a combination of a user's browsing behavior on participating sites on the Internet and information the user has voluntarily declared at those sites, such as information provided on an online registration form. These profiles are continuously updated and refined based on a visitor's browsing behavior across multiple Web sites, including pages selected by the user, the duration of the user's visits and the responses of the user to specific advertisements and promotions.

   Each anonymous profile omits information that would permit the personal identification of the user, such as name, address and e-mail address. Using anonymous user profiles generated by Engage from millions of advertisement impressions through the AdForce system and other data sources, AdForce will be able to deliver

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more highly-targeted advertising campaigns for its customers, maximizing the effectiveness of such advertising for advertisers and agencies and maximizing the revenue potential for its Web site and advertisement representative customers. AdForce expects to introduce Engage-enabled targeted advertisement serving in the fourth quarter of 1999.

Technology and Data Center Operations

   AdForce's advertisement management and delivery infrastructure employs advanced technology and robust data centers to deliver advertisements 24 hours a day, 7 days a week, for leading advertisement agencies, Web sites and advertisement representative firms.

 The AdForce Advertisement Management and Delivery System

   AdForce's proprietary advertisement management and delivery system is divided into five subsystems: advertisement management, campaign deployment, advertisement delivery, data analysis and reporting. In building these subsystems, AdForce has developed a significant amount of proprietary software while also utilizing industry-standard hardware and software and leading third-party technology wherever possible.

  Advertisement Management Subsystem. AdForce's advertisement management subsystem consists of its user application software called AdForce Desktop, its inventory management system and an administrative database. AdForce Desktop is loaded onto the customer's personal computer and is used to communicate with its system over the Internet to design, input, change and monitor advertisement campaigns and to request and receive reports. Customers also use AdForce Desktop to validate their desired advertisement campaigns against its inventory management system, a software engine that uses proprietary algorithms to forecast available advertisement inventory on a given Web site or in an AdForce-supported network, and to create daily advertisement campaign schedules. Customer instructions delivered via AdForce Desktop are then recorded in its administrative database for deployment by the campaign deployment subsystem.

  Campaign Deployment Subsystem. AdForce's campaign deployment subsystem consists of a set of processes to transmit advertisement campaign schedules and advertisements from the administrative database to the targeting database in the advertisement delivery subsystem. These processes are run nightly and periodically during each day to update schedule information and place new advertisement campaigns into production. Because AdForce is able to run these processes many times each day, customers can insert new advertisement campaigns and change existing advertisement campaigns within an hour of AdForce notifying them.

  Advertisement Delivery Subsystem. The advertisement delivery subsystem consists of advertisement delivery servers, advertisement selector servers and the targeting database. The advertisement delivery servers handle advertisement requests coming in from the Internet, log those requests into the data analysis subsystem for reporting purposes, and ask the advertisement selector servers which advertisement should be served to the requesting user. The advertisement selector servers choose the advertisements to be delivered to the particular user using a patent-pending object-framework technology and by accessing information in the targeting database. The advertisement selector servers provide that information to the advertisement delivery servers, and the right advertisement is then served to the user.

  Data Analysis Subsystem. The data analysis subsystem consists of database and other applications for processing and storing transaction data logged from the advertisement delivery servers. This information is then used by the reporting subsystem and by its inventory management system. These data repositories are also used for data mining and transaction correlation. Although AdForce's database does not allow specific individuals to be individually identified, AdForce has built and will continue building consumer profiles using information compiled in these data repositories to use in targeting advertisement campaigns.

  Reporting Subsystem. The reporting subsystem also has database and processing applications that allow AdForce to provide industry standard and custom reports to its customers using data from the data analysis

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

subsystem. Customers access the reporting subsystem by logging requests with the administrative database. AdForce then makes reports available to the customer through the user application software or by e-mail.

 Data Center Operations

   AdForce delivers its services primarily from its two central data centers, one located at its operations and customer service and support facility in Costa Mesa, California, and the other at its headquarters in Cupertino, California. AdForce's data centers house an extensive array of servers, multiple databases, multiple terabytes of hard disk storage and routing equipment connecting AdForce to the Internet using multiple fiber optic providers.

   AdForce manages its systems closely to ensure that they maintain excellent performance and consistent advertisement delivery. The system is self-monitored by automated tools that measure system performance, including central processing unit usage levels, disk usage, network and bandwidth usage, report processing times and the response time of the system to advertisement requests. AdForce also has operations staff monitoring the system 24 hours per day, 7 days per week.

   In building and maintaining the system, AdForce has focused on reliability, scalability, performance and operating cost. For reliability, AdForce maintains running standby servers for components within each subsystem so that a given server can fail and the system itself will continue to function without interruption. AdForce uses caching in the advertisement delivery subsystem to ensure advertisements will continue to be served to customers based on last available information even if the back-end subsystems fail entirely. AdForce has the backup power and additional air conditioning needed for reliable data center operations, and uses multiple bandwidth network providers so that it has redundant capacity. AdForce also protects data by using an off-site data backup service.

   In addition, AdForce has entered into a joint venture with SINA.com called AdForce Asia Limited that provides AdForce's services in Asia.

Key Customers

   AdForce believes its continued success depends on establishing a broad customer base within each of the primary categories of advertisers, advertisement agencies, Web sites and advertisement representative firms. AdForce's key customers include:

Advertising                                            Advertisement
Agencies                    Web Sites                  Representative Firms
------------------------    ----------------------     ------------------------
Forward Slash               MapQuest                   ADSmart
VR Services                 Uproar                     24/7 Media
Mass Transit Interactive    TVMV, Inc.                 24/7 Media Europe
nine.dots                   4anything.com              24/7 Media Asia
Arnold Communications       Netscape International     24/7 Media South America
iXL                         Wall Street Sports         ad pepper media
Modem Media . PoppeTyson    RivalNet                   Artist Direct/UBL
Carat Freeman               Virtual Vegas
                            SINA.com
                            Software Builders
                            Athlete Direct
                            Community Connect
                            Upside
                            NHL.com

   AdForce typically is the primary or sole advertisement management and delivery service provider for its Web site and advertisement representative firm customers. In addition to its direct Web site customers, AdForce delivers advertisements on hundreds of Web sites that its advertisement representative firm customers represent,

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

including such sites as AT&T WorldNet, World Gaming Corporation, GoTo.com, Small World Sports, Blizzard Entertainment, Earthlink, Sandbox Entertainment, Onelist, Inc., Headhunter.net, Searchopolis and College Club, which are customers of 24/7 Media, and Raging Bull, Freerealtime.com, Inc., Net Zero, Language Force, Treeloot.com, Titan Sports, Mpath, Inc., IGN.com, Map Blast and Northern Light, which are customers of ADSmart. AdForce also reaches a wide variety of additional Web sites on advertisement campaigns that AdForce manages and delivers for its advertisement agency customers. To date AdForce has primarily served advertisers' needs through its agency customers, AdForce's primary advertiser relationships are with Netscape, through iXL and America Online, through Carat Freeman.

   During 1997, Petry Interactive and Katz Millenium, which are now part of 24/7 Media, accounted for 79% and 13% of AdForce's net revenue, respectively. During 1998, 24/7 Media, GeoCities and FortuneCity accounted for 40%, 16% and 11% of AdForce's net revenue, respectively. During the nine months ended September 30, 1999, 24/7 Media, ADSmart, Netscape and GeoCities accounted for 25%, 22%, 15% and 11% of AdForce's net revenue, respectively. Yahoo! Inc. acquired GeoCities in May 1999 and discontinued in June 1999 the use by GeoCities of AdForce's advertisement serving for the majority of its advertisements. GeoCities accounted for 20%, 12% and 3% of AdForce's net revenues during the first, second and third quarters of 1999, respectively. America Online acquired Netscape in March 1999, and transitioned Netscape's domestic and European Netcenter advertisement serving (which represented the substantial majority of AdForce's businesses with Netscape) from AdForce to America Online's internal systems following the expiration on November 22, 1999 of the contract between AdForce and Netscape. Netscape accounted for 12%, 10% and 20% of AdForce's net revenues during the first, second and third quarters of 1999, respectively. AdForce's business and quarterly and annual results of operations were materially and adversely affected by the loss of GeoCities, and will be materially and adversely affected by the transition of the Netscape business. Further, AdForce's business and quarterly and annual results of operations would be further materially and adversely affected by the loss of any of its other major customers or any significant reduction in net revenue generated from these customers. 24/7 Media has stated that it is currently developing an internal advertisement delivery technology that is intended to serve as its sole advertisement delivery solution. It has also stated that, unless and until the development of and transition to its own advertisement delivery technology is complete, it will be primarily dependent on AdForce to deliver advertisements to its networks and Web sites.

Sales and Marketing

   AdForce's primary sales strategy is to sell directly to leading Web sites, large advertisement agencies and advertisement representative firms. AdForce sells its services in the United States through a 33-person sales and marketing organization. These employees are located in northern and southern California, New York, and Massachusetts. In addition, AdForce benefits from the continuing efforts of the sales organizations of its advertisement representative firm customers, and typically provides its services to the Web sites those representative firms represent.

   AdForce uses a variety of marketing programs to generate demand for its products, build market awareness, develop customer advertisement leads and establish business relationships. AdForce's marketing activities include preparing market research and collateral materials, determining market requirements, managing press coverage and other public relations activities, identifying potential customers, participating in trade events, seminars and conferences, and establishing and maintaining close relationships with recognized industry analysts.

Customers and Support

   AdForce has a comprehensive professional organization that provides account management, technical support, training and ongoing client services for its customers. AdForce's customer service personnel are available 24 hours a day, 7 days a week, to assist customers as needed, and are currently located in California and New York.

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Competition

   The market for Internet advertisement management and delivery services is extremely competitive, and AdForce expects this competition to increase in the future. AdForce may be unable to compete successfully, and competitive pressures may materially and adversely affect its business and quarterly and annual results of operations. AdForce's ability to compete successfully in this market depends on many factors within and beyond its control. AdForce currently competes with providers of outsourced advertisement servers and related services, including DoubleClick and MatchLogic. AdForce's principal competitor is DoubleClick which delivered approximately 17.0 billion advertisements in September 1999, as compared to the approximately 7.7 billion advertisements that AdForce delivered in September 1999. Many of AdForce's current competitors, including DoubleClick, have substantially greater capital resources, more name recognition, more developed sales and marketing strategies, and management teams that have a longer history of working together than AdForce.

   Another principal source of competition is Web sites that use internally-developed Internet advertising and direct marketing services. These Web sites include Yahoo! and America Online, one of AdForce's principal stockholders. Yahoo! has acquired GeoCities, one of AdForce's major customers, and America Online has acquired Netscape, another of AdForce's major customers. In June of 1999, following the closing of its acquisition of GeoCities in May 1999, Yahoo! transitioned all of GeoCities' advertisement management and delivery requirements off of AdForce and onto Yahoo!'s internal service. America Online transitioned Netscape's domestic and European Netcenter advertisement serving (which represented the substantial majority of AdForce's business with Netscape) from AdForce to America Online's internal system following the expiration on November 22, 1999 of the contract between AdForce and Netscape. 24/7 Media, another of AdForce's major customers, acquired its own advertisement management and delivery technology in 1998, and currently uses this technology to serve a portion of its advertising needs. 24/7 Media has stated it is currently developing and implementing an internal advertisement delivery technology that is intended to serve as its sole advertisement delivery solution, and that it expects to deploy this system in the fourth quarter of 1999. It has also stated that, unless and until the development of and transition to its own advertisement delivery technology is complete, it will be primarily dependent on AdForce to deliver advertisements to its networks and Web sites. The transition of the business of GeoCities had, and the pending transition of the business of Netscape will have, a material adverse affect on AdForce's business, results of operations and financial condition. Further, if 24/7 Media were to cease doing business with AdForce or enter into competition with AdForce, it would materially and adversely affect AdForce's business and quarterly and annual results of operations.

   AdForce may also encounter a number of potential new competitors that have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than AdForce does. These qualities may allow them to respond more quickly than AdForce can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than AdForce can to the development, promotion and sale of their products and services. These competitors might also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web sites. If these companies were to enter the market, AdForce might not be able to compete against them effectively.

Intellectual Property

   AdForce's success and ability to compete are substantially dependent on its internally developed technologies and trademarks, which AdForce protects through a combination of patent, copyright, trade secret and trademark laws. If AdForce's proprietary rights are infringed by a third party, the value of its services to customers would be diminished and additional competition might result from the third party's use of those rights, which would materially and adversely affect its business and quarterly and annual results of operations. AdForce has filed two patent applications in the United States. In addition, AdForce has applied to register trademarks in the United States and abroad. Althouth the US Patent and Trademark Office has allowed two AdForce patent applications, these patent applications or trademark registrations may not be approved. Even if

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they are approved, AdForce's patents or trademarks may be successfully challenged by others or invalidated. If AdForce's trademark registrations are not approved because third parties own these trademarks, its use of these trademarks would be restricted unless it entered into arrangements with the third-party owners, which might not be possible on reasonable terms.

   AdForce's technology collects and utilizes data derived from user activity on the Internet. Although AdForce believes that it generally has the right to use this information and to compile it in its database, it cannot assure you that any trade secret, copyright or other protection will be available for this information. AdForce also cannot assure you that any of its proprietary rights will be viable or of value in the future since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. AdForce believes that factors such as the technological and creative skills of its personnel, new service offerings, brand recognition and reliable customer service are more essential to establishing and maintaining its technology leadership position than the legal protection of its technology. AdForce cannot assure you that others will not develop technologies that are similar or superior to their technology.

   AdForce generally enters into confidentiality or license agreements with its employees, consultants and corporate partners, and controls access to and distribution of its technologies, documentation and other proprietary information. Despite these efforts to protect its proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use its solutions or technologies. AdForce cannot assure you that the steps it has taken will prevent misappropriation of its solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect their proprietary rights as fully as in the United States.

   AdForce has licensed, and it may license in the future, proprietary rights to third parties. In particular, it has licensed its proprietary software to America Online, Netscape and Euroserve Media. In addition, before acquiring StarPoint Software, Inc. in February 1998, StarPoint licensed its software to GeoCities and two other parties. While AdForce attempts to ensure that the quality of its brand is maintained by these business partners, they may take actions that could materially and adversely affect the value of AdForce's proprietary rights or its reputation. AdForce cannot assure you that these business partners will take the same steps AdForce has taken to prevent misappropriation of its solutions or technologies.

   Third parties may assert infringement claims against AdForce or its customers. AdForce does not believe that its technological processes infringe the proprietary rights of others, but it cannot assure you that third parties will not assert claims that it violates their rights. In addition, AdForce believes that it has the right to use the user data AdForce collects for its database, but it cannot assure you that third parties will not assert claims that it violates their trade secrets or copyrights. For example, DoubleClick has asserted that AdForce and others infringe US Patent #5,948,061, and has asserted such claim in litigation against at least one other company, but has not yet asserted such claim in litigation against AdForce. Although there have not been any claims of these types against AdForce in the past, any claims and resultant litigation, if they occur, could subject AdForce to significant liability for damages or could result in invalidation of its rights. In addition, even if it were to prevail, litigation could be time-consuming and expensive to defend and could result in diversion of AdForce's time and attention, which could materially and adversely affect its business and quarterly and annual results of operations. Any claims or litigation from third parties might also result in limitations on its ability to use the trademarks and other intellectual property subject to these claims or litigations unless it entered into arrangements with the third parties responsible for the claims or litigation, which might be unavailable on reasonable terms, if at all.

Privacy Policy

   AdForce believes that issues relating to the privacy of Internet users and the use of personal information about these users are critically important as the Internet and its commercial use grow. AdForce has adopted a detailed policy outlining the permissible uses of information about users and the extent to which such

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information may be shared with others. AdForce does not sell or license to third parties any personally identifiable information about users. However, it uses information about users to improve marketing and promotional efforts and to analyze usage patterns. AdForce is a member of the TRUSTe program, an independent non-profit organization that audits the privacy statements of Web sites and their adherence to those privacy statements.

Employees

   As of November 30, 1999, AdForce had 158 employees, including 73 in engineering and data center operations, 33 in sales and marketing, 25 in customer service and support and 27 in general and administrative. AdForce believes that it has good relationships with its employees. AdForce has never had a significant work stoppage, and none of its employees is represented under a collective bargaining agreement.

Facilities

   AdForce's headquarters, including its principal development, administrative and marketing facilities, are located in approximately 41,151 square feet of space AdForce has leased in Cupertino, California, which includes a data center with a fully-installed infrastructure. This lease extends through April 2003. AdForce has subleased approximately 16,552 square feet of this facility to an adjacent tenant through May 2001.

   AdForce's also maintains a data center facility in Costa Mesa, California, which is located with operations support and its principal customer service and support facilities in approximately 18,362 square feet of office space; the lease on this facility extends through April 2004. AdForce has sales personnel in both California offices, and in a New York City office of approximately 4,000 square feet. The lease for the New York office expires in October 2005.

Legal Proceedings

   In April 1999, Dirk Wray, an AdForce director, filed an action against Chad Steelberg, a founder of AdForce, in the Orange County, California Superior Court alleging that Mr. Steelberg failed to perform certain obligations pursuant to a 1996 agreement between Messrs. Wray and Steelberg.

   In June 1999, Mr. Steelberg filed a cross-complaint against Mr. Wray, certain investors in AdForce, AdForce, and AdForce's President, Chief Executive Officer and Chairman, Charles W. Berger, claiming AdForce is obligated to defend and indemnify Mr. Steelberg against Mr. Wray's allegations, and seeking additional damages.

   AdForce believes the causes of action in the Steelberg cross-complaint claimed against AdForce and Mr. Berger are without merit. AdForce intends to indemnify Mr. Berger pursuant to AdForce's certificate of incorporation, bylaws and a written indemnification agreement, and to defend itself and Mr. Berger vigorously.

   Except as provided above, AdForce is not currently subject to any material legal proceedings. AdForce may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

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                  ADFORCE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   AdForce is a leading provider of centralized, outsourced advertisement management and delivery services on the Internet. AdForce began operations on January 16, 1996 as Imgis, Inc. and spent the first 15 months of its operations developing technology that could be used to manage and deliver Internet advertisements for advertisers, advertisement agencies, Web sites and advertisement representative firms. Initially, AdForce did not have an internal sales force to sell its services. To generate business, AdForce relied primarily on the sales forces of advertisement representative firms that used its services to manage and deliver advertisements to the Web site customers they represented. In December 1997, AdForce began building a direct sales force to allow it to penetrate the market for its services more effectively.

   AdForce began delivering advertisements and recognizing revenue during the second quarter of 1997, and increased its revenue as the advertisement volumes delivered by its advertisement representative firm customers grew. 24/7 Media and its predecessor firms were responsible for 92% of AdForce's net revenue in 1997. In November 1997, AdForce also contracted to deliver advertisements for Netcom and FortuneCity, and began to demonstrate the applicability of AdForce's services to Web sites. In 1998, AdForce continued to add customers with material amounts of advertisement volume. ADSmart and Netscape began using AdForce's services in early 1998, and GeoCities began using AdForce's services in June 1998. Though AdForce continues to derive the majority of its net revenue from a limited number of customers, AdForce broadened its customer base in 1998 and has continued to do this through September 30, 1999. For the first nine months of 1998, 24/7 Media and its predecessor firms and Fortune City accounted for 51% and 11% of AdForce's net revenue. For the first nine months of 1999, AdForce's top four customers, 24/7 Media, ADSmart, Netscape and GeoCities accounted for 25%, 22%, 15% and 11% of its net revenue. ADSmart and its predecessor companies, which are owned by CMGI, accounted for 21%, 21% and 24% of AdForce's net revenues during the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively. Yahoo! Inc. acquired GeoCities during the second quarter of 1999 and discontinued in June 1999 the use by GeoCities of AdForce's advertisement serving for the majority of its advertisements. GeoCities accounted for 20%, 12% and 3% of AdForce's net revenues during the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, respectively. America Online acquired Netscape during the first quarter of 1999, and transitioned Netscape's domestic and European Netcenter advertising serving (which represented the substantial majority of AdForce's business with Netscape) from AdForce to America Online's internal system following the expiration on November 22, 1999 of the contract between AdForce and Netscape. Netscape accounted for 12%, 10% and 20% of AdForce's net revenues during the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, respectively. In addition, 24/7 Media has stated that it is currently developing and implementing an internal advertisement delivery technology that is intended to serve as its sole advertisement delivery solution, and that they expect to deploy this system in the fourth quarter of 1999. It has also stated that, unless and until the development of and transition to its own advertisement delivery technology is complete, it will be primarily dependent on AdForce to deliver advertisements to its networks and Web sites. 24/7 Media accounted for 23%, 29% and 24% of AdForce's net revenues during the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, respectively.

   In 1997, 1998 and for the first nine months of 1999, AdForce earned the vast majority of its revenue by managing and delivering advertisements for advertisement representative firms, Web sites and advertisement agencies. AdForce also charged customers for other services, such as developing custom reports, although revenue to date from these services has not been significant. AdForce plans to continue to develop and offer new services, such as advanced consumer tracking and targeting capabilities, and expects that an increasing proportion of its revenue will be generated by these services.

   AdForce charges its customers based on each 1,000 advertisements delivered, and generally offers lower rates as customers' advertising volumes increase. During 1998 and the nine months ended September 30, 1999,

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AdForce's monthly volume of advertisements delivered increased significantly as its existing customers' Internet traffic increased and AdForce added new customers. However, AdForce's average rate per 1,000 advertisements delivered generally declined during these periods due principally to pricing competition and lower rates charged to higher-volume customers. AdForce expects these factors to cause future declines in average rates charged.

   AdForce believes its centralized advertisement management system is substantially less expensive than on-site advertisement delivery alternatives available to most individual Web sites. Generally, AdForce expects favorable economies of scale for centralized advertisement management and delivery to lead to reductions in its average cost per 1,000 advertisements delivered as AdForce increases the advertisement volumes moving through its systems. In addition, a portion of AdForce's research and development efforts is devoted to continuously improving the performance and efficiency of its systems. As a result, from the first quarter of 1998 through the first quarter of 1999, AdForce's average cost to deliver each advertisement declined. This decline was at a higher rate than the decrease in the average rate charged, resulting in improving gross margins during those periods. However, in the second quarter of 1999 AdForce opened a second data center and substantially increased available capacity. Accordingly, AdForce's average cost per 1,000 advertisements delivered increased during the second quarter of 1999, and its gross margin percentage declined from 29% in the first quarter to 24% during the second quarter. During the third quarter of 1999, AdForce's average cost per 1,000 advertisements delivered declined and AdForce's gross margin percentage increased to 29%, reflecting favorable economies of scale resulting from greater advertisement volumes. As AdForce continues to aggregate Web sites and their advertisement volumes on its system, and to add additional advertisers, advertisement agencies and representative firms as customers, AdForce believes these volume increases can again lower its average cost to deliver advertisements.

   In the operating areas of research and development, sales and marketing, and general and administrative costs, the single most significant cost is personnel, including the related payroll, facilities and other overhead costs.

   AdForce has recorded deferred stock compensation, primarily for stock options granted to employees. As of September 30, 1999, AdForce had recorded aggregate deferred stock compensation of $11.7 million. This deferred stock compensation is generally being amortized over the vesting periods of the stock options. AdForce recognized a total of $1.2 million and $4.1 million in stock compensation expense during 1998 and the nine months ended September 30, 1999, respectively. Since a portion of this expense was related to persons involved in running AdForce's data center operations, AdForce allocated that portion to cost of revenue and thus reduced its gross margin. In addition, AdForce recorded stock compensation expense of $1.4 million during 1998 related to unvested founders' stock that was not repurchased. The total charges to be recognized in future periods from amortization of deferred stock compensation as of September 30, 1999 are anticipated to be approximately $1.3 million, $3.1 million, $1.5 million, $530,000 and $60,000 for the remaining three months of 1999 and for 2000, 2001, 2002 and 2003, respectively.

   In February 1998, AdForce acquired StarPoint Software, Inc., principally by exchanging AdForce shares for StarPoint shares. AdForce accounted for this transaction as a purchase with a total purchase price of $4.1 million. The purchase price was primarily allocated to intangible assets, including purchased technology of $2.6 million, personnel-related assets of $740,000, and goodwill of $609,000, which are being amortized over the respective lives of those assets, and in-process technology of $100,000 that was expensed at the time of the acquisition. Amortization charges related to this purchase of $1,329,000 were recognized during 1998, $1,078,000 were recognized for the nine months ended September 30, 1999 and further amortization charges of $0.4 million, $1.1 million, and $0.1 million are expected to be recognized in the remainder of 1999, 2000 and 2001 respectively.

   AdForce incurred net losses of $3.5 million for the period from January 16, 1996 (inception) to December 31, 1996, $5.7 million for 1997, $15.6 million for 1998 and $16.7 million for the nine months ended September 30, 1999. As of September 30, 1999, AdForce's accumulated deficit was $41.5 million. AdForce

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expects to continue to incur significant operating expenditures, and capital expenditures of approximately $6 million for the remainder of 1999. As a result, AdForce will need to generate significantly greater revenue than AdForce has generated to date to achieve and maintain profitability. In addition, AdForce's operating costs are relatively fixed, and cannot quickly be reduced even if AdForce fails to generate significant revenue. Although AdForce has experienced significant growth in revenue in recent periods, it expects the growth rate to decline substantially. AdForce expects to continue to incur net losses on a quarterly and annual basis for at least the next two years.

   On May 7, 1999, AdForce completed its initial public offering, issuing 5,175,000 shares of its Common Stock at $15 per share. Proceeds to AdForce from this initial public offering totaled approximately $70.7 million, net of offering costs and underwriter fees totaling $6.9 million.

   AdForce's engineering personnel are currently located in two separate locations, Costa Mesa, California and Cupertino, California. In August 1999, AdForce commenced efforts to consolidate many of its engineering personnel into its Cupertino, California facility. AdForce expects this consolidation to be substantially complete by December 31, 1999. AdForce has recorded restructuring charges of $263,000 related to the consolidation of the personnel as the related actions were taken during the third quarter of 1999. AdForce expects to continue to record charges related to the consolidation of the personnel as the related actions are taken during the fourth quarter of 1999.

Results of Operations for 1996, 1997 and 1998

   AdForce's net revenues increased from $320,000 in 1997 to $4.3 million in 1998. AdForce had no revenue in 1996. The increases in net revenue were primarily due to the increased number of advertisements served on behalf of its customers, offset in part by a decline in the average rates charged for serving these advertisements. The increase in advertisement volume resulted both from the addition of new customers and from increasing advertisement volumes for existing and new customers. The decline in the average rates charged resulted from significant pricing pressure from competitors and volume-based pricing discounts.

 Gross Profit (Loss)

   Total cost of revenue primarily consists of capital asset costs, telecommunications costs, facilities costs and personnel-related costs incurred to operate the AdForce data center. It also includes non-cash charges for amortization of deferred stock compensation to data center personnel who received options with exercise prices below the fair market value of the underlying shares on the date of grant, as well as charges for amortization of an intangible asset acquired in the purchase of StarPoint. The related intangible asset was technology that has been deployed in AdForce's advertisement delivery system. This asset is being amortized over its estimated useful life of three years.

   AdForce's gross margin was negative 371% in 1997 and negative 29% in 1998. The improvement in gross margin from 1997 to 1998 was primarily due to increased revenue resulting from increased advertisement volumes and an improved technology infrastructure that allowed AdForce to deploy resources to deliver advertisements more efficiently. These efficiency improvements were offset in part by declining average rates charged to customers.

 Research and Development Expenses

   Research and development expenses consist primarily of personnel and related costs associated with developing technology, primarily software, for use in providing AdForce's services to customers. Research and development expenses were $1.6 million in 1996, $2.2 million in 1997 and $4.7 million in 1998. These expenses increased primarily as a result of growth in the number of research and development employees and, to a lesser extent, as a result of increases in capital assets and facility expenses incurred to develop the software used to deliver advertisements.

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 Marketing and Selling Expenses

   Marketing and selling expenses consist primarily of personnel and related costs, as well as costs for promotional activities associated with raising brand awareness.

   Marketing and selling expenses were $1.5 million in 1996, $1.1 million in 1997 and $4.9 million in 1998. The decline in marketing and selling expenses from 1996 to 1997 was primarily the result of the absence in 1997 of expenses related to key word rights that was recorded in 1996. The increase in marketing and selling expenses from 1997 to 1998 to the first quarter of 1999 resulted primarily from AdForce's decision late in the fourth quarter of 1997 to establish a direct sales force and to increase market awareness through substantial marketing efforts.

 General and Administrative Expenses

   General and administrative expenses consist primarily of personnel and related costs associated with providing executive, financial and legal support to AdForce, in addition to other costs typically associated with providing corporate infrastructure. General and administrative expenses were $337,000 in 1996, $1.1 million in 1997 and $1.8 million in 1998. These increases were primarily the result of increased personnel and infrastructure to address the requirements of increased business volume.

 Amortization of Intangible Assets and Deferred Stock Compensation

   In 1998 and in the first quarter of 1999, AdForce recognized expense for the amortization of deferred stock compensation to personnel who had been granted options with an exercise price deemed to be below the fair market value of the underlying common stock on the date of grant for financial reporting purposes. In connection with the acquisition of StarPoint in February 1998, intangible assets are being amortized to operations over the lives of those assets. In addition, approximately $100,000 of the initial consideration was allocated to the value of purchased in-process technology. This purchased in-process technology had not achieved technological feasibility at the time of the acquisition and, therefore, did not qualify for capitalization under generally accepted accounting principles. Accordingly, the portion of the purchase price allocated to purchased in-process technology was charged to operations in the first quarter of 1998.

 Interest Expense, Net

   Interest expense, net was $69,000 in 1996, $108,000 in 1997 and $151,000 in
1998. In each period, interest expense resulted primarily from interest on bridge financings and capital equipment leases, offset in part in 1997 and 1998 by interest income earned on cash balances resulting from equity and capital lease financings.

Results of Operations for the Nine Months Ended September 30, 1999

 Net Revenue

   AdForce's net revenue for the three and nine months ended September 30, 1999 was $5.1 million and $12.5 million, compared to $1.1 million and $2.3 million for the comparable periods in 1998, representing respective increases of 378% and 452%. Net revenue of $5.1 million for the third quarter of 1999 increased by 22% over net revenue of $4.2 million for the second quarter of 1999. These increases in net revenue were due to increases in the volume of advertisements AdForce delivered on behalf of its customers in addition to increased installment basis revenue. AdForce's advertisement volumes were 22.2 billion and 53.8 billion for the three and nine months ended September 30, 1999, compared to 3.2 billion and 5.8 billion advertisements for the same periods in 1998. The increases in net revenue resulting from these volume increases were partially offset by declines in the average rates charged for delivering those advertisements. AdForce's volume increases resulted primarily from growth in advertisement volumes experienced by many of its existing customers, and to a significantly lesser extent from the addition of new customers. The declines in average rates charged in the

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1999 periods as compared to the 1998 periods were primarily the result of competitive pricing pressure and lower rates charged to higher-volume customers. AdForce expects pricing pressures from competitors and discounts related to large-contract pricing to continue for at least the next several quarters. AdForce expects that future revenue growth, if any, will not be as dramatic as in recent periods. In the first nine months of 1999, AdForce's volume increases were partially offset by the fact that one of its major customers, Yahoo! Inc. acquired GeoCities, Inc., effective May 28, 1999, and discontinued in June 1999 the use by GeoCities of AdForce's advertisement serving for the majority of its advertisements. GeoCities, a customer since June 1998, accounted for 20%, 12% and 3% of AdForce's revenues for the first, second and third quarters of 1999. America Online acquired Netscape during the first quarter of 1999, and transitioned Netscape's domestic and European Netcenter advertising serving (which represented the substantial majority of AdForce's business with Netscape) from AdForce to America Online's internal system following the expiration on November 22, 1999 of the contract between AdForce and Netscape. Netscape accounted for 12%, 10% and 20% of AdForce's net revenues during the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, respectively. In addition, 24/7 Media has stated that it is currently developing and implementing an internal advertisement delivery technology that is intended to serve as its sole advertisement delivery solution, and that they expect to deploy this system in the fourth quarter of 1999. It has also stated that, unless and until the development of and transition to its own advertisement delivery technology is complete, it will be primarily dependent on AdForce to deliver advertisements to its networks and Web sites. 24/7 Media accounted for 23%, 29% and 24% of AdForce's net revenues during the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, respectively.

 Gross Profit (Loss)

   Cost of revenues primarily consists of capital asset costs, telecommunications costs, personnel-related costs and facilities costs incurred to operate AdForce's data center operations. It also includes non-cash charges for amortization of deferred stock compensation to data center personnel, as well as charges for the amortization of intangible assets.

   Gross margin improved to positive 29% and positive 27% from a negative 26% and negative 67% for the three and nine months ended September 30, 1999 and 1998, respectively, primarily due to economies of higher advertisement delivery volumes spread over relatively fixed costs. These increases were offset in part by declines in the average rates charged to AdForce's customers. The gross margin of 29% for the third quarter of 1999 increased from a gross margin of 24% for the second quarter of 1999. The increase was due to greater advertisement volumes during the third quarter and favorable economies of scale resulting from the greater advertisement volumes. The increase was partially offset by a decline in average rate charged as a result of competitive pricing pressures and volume discounts.

 Research and Development

   Research and development expenses were $2.4 million and $6.9 million for the three and nine months ended September 30, 1999, compared to $1.2 million and $3.0 million for the comparable periods in 1998. The increase in absolute dollars in the current periods was due primarily to increases in product development personnel and consulting expenses. Product development expenses incurred were primarily related to enhancements to the AdForce service technology. Research and development expenses were 47% and 55% of net revenues for the three and nine months ended September 30, 1999, compared to 117% and 134% of net revenues for the comparable periods in 1998. The decline in research and development expenses as a percentage of net revenue in the current periods was the result of higher revenues. AdForce believes that continued investment in product development is critical to achieving its technical objectives of improved system reliability, scalability, performance and cost, as well as developing new products and services. As a result, AdForce expects research and development expenses to increase on an absolute dollar basis over the next several quarters.

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 Marketing and Selling

   Marketing and selling expenses were $3.2 million and $7.0 million for the three and nine months ended September 30, 1999, compared to $1.4 million and $3.2 million for the comparable periods in 1998. The increase in absolute dollars in the current periods was primarily attributable to an increase in marketing and sales personnel and their related expenses, including commissions associated with increased revenues, and costs related to the continuing development and implementation of AdForce's marketing and branding campaigns, including trade show participation activities. Marketing and selling expenses were 64% and 56% of net revenues for the three and nine months ended September 30, 1999, compared to 131% and 142% of net revenues for the comparable periods in 1998. The decline in marketing and selling expenses as a percentage of net revenue in the current periods was the result of higher revenues. AdForce expects marketing and selling expenses to increase on an absolute dollar basis over the next several quarters as AdForce continues its marketing and branding campaigns, and continues to expand its sales efforts.

 General and Administrative

   General and administrative expenses were $1.3 million and $2.6 million for the three and nine months ended September 30, 1999, compared to $0.5 million and $1.4 million for the comparable periods in 1998. The increase in absolute dollars in the current periods was primarily attributable to increased general and administrative personnel, and to a lesser extent the costs associated with corporate development activities, including work leading to the proposed acquisition by CMGI of AdForce. General and administrative expenses were 26% and 21% of net revenues for the three and nine months ended September 30, 1999, compared to 48% and 60% of net revenues for the comparable periods in 1998. The decline in general and administrative expenses as a percentage of net revenue in the current periods was primarily due to higher revenues. AdForce expects general and administrative expenses to remain approximately level with that experienced in the third quarter of 1999 on an absolute dollar basis over the next quarter due in part to the expected activities relating to the proposed acquisition by CMGI of AdForce.

 Amortization of Intangible Assets and Deferred Stock Compensation

   AdForce recognizes expense for the amortization of deferred stock compensation to personnel who have been granted options with an exercise price deemed for financial reporting purposes to be below the fair market value of the underlying common stock on the date of grant. AdForce also records stock compensation expense for unvested shares issued under employee incentive stock options and founders' shares that were not repurchased pursuant to AdForce's contractual right to purchase the shares, and on the acceleration of vesting of options and restricted stock as part of certain employment termination agreements. In connection with AdForce's acquisition of StarPoint in February 1998, AdForce recorded intangible assets that are being amortized to operations over the lives of those assets. In connection with AdForce's agreements with America Online, AdForce issued a warrant to purchase 1,019,662 shares of its common stock. The warrant was valued at $2,019,000, and is being amortized over the remaining life of the agreement. These non-cash charges are included on AdForce's Condensed Statement of Operations as "Amortization of Intangible Assets and Deferred Stock Compensation." AdForce recognized a total of $1.9 million and $5.5 million in amortization of intangible assets and deferred stock compensation expense for the three and nine months ended September 30, 1999, compared to $0.9 million and $2.2 million for the comparable periods in 1998. Since a portion of these expenses was related to data center operations, AdForce allocated that portion of these non-cash expenses to cost of revenue which reduced its gross margin. In addition, AdForce recorded stock compensation expense of $1.4 million during 1998 related to unvested founders' stock that was not repurchased.

 Interest Income (Expense), Net

   Net interest income was $724,000 and $983,000 for the three and nine months ended September 30, 1999, compared to net interest income of $37,000 and net interest expense of $143,000 for the comparable periods in 1998. The increase in interest income for the nine months ended September 30, 1999 is attributable to a higher

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cash, cash equivalents and short-term investments balance from public offering proceeds received in May 1999. Interest income, net of expense, in future periods is expected to decline as a result of declining cash balances and increased interest on capital leases.

 Liquidity and Capital Resources

   Prior to May 1999, AdForce financed its operations primarily from sales of preferred stock and capital lease financing, and to a lesser extent, net proceeds from the issuance of notes payable and proceeds from the sale of common stock. In May 1999, AdForce sold 5,175,000 shares of the its Common Stock at a price of $15.00 per share in its initial public offering. Net proceeds to AdForce from this offering were approximately $70.7 million.

   Net cash used in operating activities was $6.5 million and $7.1 million for the nine months ended September 30, 1999 and 1998, respectively. Cash used in operating activities for the nine months ended September 30, 1999 resulted primarily from net operating losses and an increase in accounts receivable and prepaid expenses, partially offset by increases in accounts payable, accrued expenses and deferred revenues. The increase in deferred revenue was due to cash prepayments by customers for advertisement management and delivery services to be provided.

   Net cash used in investing activities was $57.0 million and $0.8 million for the nine months ended September 30, 1999 and 1998, respectively. Cash used in investing activities for the nine months ended September 30, 1999 was primarily for the purchase, net of maturities, of short-term investments, and, to a lesser extent, for the purchase of property and equipment. Cash used in investing activities for the nine months ended September 30, 1998 was primarily for the purchase of property and equipment, partially offset by proceeds from the sale of equipment.

   Net cash provided by financing activities was $69.3 million and $19.5 million for the nine months ended September 30, 1999 and 1998, respectively. Cash provided by financing activities for the nine months ended September 30, 1999 consisted primarily of $70.7 million in net proceeds from AdForce's initial public offering, partially offset by principal repayments on capital lease obligations.

   As of September 30, 1999, AdForce had $70.6 million of cash, cash equivalents and short-term investments. AdForce's principal commitments consisted of obligations under operating and capital leases. These leases were used primarily to equip AdForce's data centers and to expand its existing facilities. Pursuant to an agreement with America Online, AdForce may be obligated to pay them quarterly fees totaling at least $10.0 million during the three years following their delivery of certain specified demographic data to AdForce. However, AdForce is uncertain as to when, if ever, the demographic data may be made available to it.

   AdForce expects to substantially increase its capital expenditures and lease commitments consistent with its anticipated growth in operations, infrastructure and personnel. AdForce currently anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses will be a material use of its cash resources. AdForce believes that its existing cash, cash equivalents and short-term investments will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months. Thereafter, cash generated from operations, if any, may not be sufficient to satisfy AdForce's liquidity requirements. AdForce may therefore need to sell additional equity or raise funds by other means. Any additional financing, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could seriously harm AdForce's business and operating results. If AdForce raises additional funds through the issuance of equity securities, the percentage of ownership of its current stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to AdForce's common stock.

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 Potential Year 2000 Risks May Adversely Affect AdForce's Business

   Many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish between 21st century and 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these Year 2000 requirements.

   In the ordinary course of its business, AdForce has evaluated the internally developed software included in its advertisement management and delivery system, and believes this software is generally Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of this software or the ability of this software to correctly create, store, process and output data involving dates. In the third quarter of 1999, AdForce implemented internal Year 2000 testing procedures for its software, and believes it has addressed successfully all material Year 2000 compliance issues. Although such testing is substantially complete, AdForce's efforts will continue in order to provide itself reasonable assurance that all existing and future software is Year 2000 compliant. AdForce expects the costs of continuing its testing efforts will be immaterial for the remainder of the year. During the course of such testing, AdForce may learn that its software does not contain all of the necessary software routines and codes necessary for the accurate calculation, display, storage and manipulation of data involving dates. AdForce has warranted to some of its customers that Year 2000 compliance issues will not adversely affect the performance of AdForce's advertisement management and advertisement delivery services. If AdForce's customers experience Year 2000 problems with its services, they could assert claims against AdForce for damages. AdForce's standard service agreements provide performance warranties, and AdForce may need to incur costs to address Year 2000 problems that its customers encounter through the use of AdForce's services. To date AdForce has not received any Year 2000 related claims regarding its services.

   AdForce is also working with its external suppliers and service providers with respect to both third-party applications in AdForce's advertisement management and delivery system and third-party applications in AdForce's information technology infrastructure to ensure that these third-party systems and applications will be able to interoperate with AdForce's hardware and software infrastructure where necessary and support its needs into the year 2000. AdForce typically uses industry-standard third-party hardware and software. Where possible, AdForce is seeking assurances from its suppliers that AdForce believes are critical to its business that their products are Year 2000 compliant. While AdForce has received assurances as to the Year 2000 compliance of some of these third-party products, AdForce generally does not have any contractual rights with these providers if their software or hardware fails to function due to Year 2000 issues. If these failures do occur, AdForce may incur unexpected expenses to remedy any problems, including purchasing replacement hardware and software.

   Though AdForce will continue these efforts, AdForce does not believe AdForce has significant Year 2000 issues within its systems or services. Because AdForce believes that it is Year 2000 compliant, AdForce has not engaged any third parties to independently verify its Year 2000 readiness, nor has AdForce assessed potential costs associated with Year 2000 risks or made any contingency plans to address these risks. Further, AdForce has not deferred any of its ongoing development efforts to address Year 2000 issues. However, unanticipated costs associated with any Year 2000 compliance may exceed AdForce's present expectations, which could materially and adversely affect its quarterly and annual results of operations.

   AdForce depends on the uninterrupted availability of the Internet infrastructure to conduct its business as a centralized advertisement delivery and management service. AdForce also relies on the continued operations of its customers, in particular Web sites hosting advertisements, for AdForce's revenue. AdForce is heavily dependent upon the success of Year 2000 compliance efforts of the many service providers that support the Internet, and the Year 2000 compliance efforts of AdForce's customers. Interruptions in the Internet infrastructure affecting AdForce or its customers, or failure of the Year 2000 compliance efforts of one or more of AdForce's customers, could materially and adversely affect AdForce's ability to generate revenue. The purchasing patterns of advertisers and agencies could be affected by Year 2000 issues as companies expend

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significant resources to correct their current systems for the year 2000; these expenditures may result in reduced funds available for Internet advertising, which could in turn materially and adversely affect AdForce's ability to generate revenue.

New Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires entities to capitalize costs related to internal-use software once specified criteria have been met. AdForce adopted SOP No. 98-1 beginning January 1, 1999. The adoption of SOF No. 98-1 did not have a material impact on AdForce's financial position or results of operations.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. AdForce adopted SOP No. 98-5 beginning January 1, 1999. The adoption of SOP No. 98-5 did not have a material impact on AdForce's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. AdForce will be required to implement SFAS No. 133 for the year ending December 31, 2001. Because AdForce does not currently hold any derivative instruments and does not engage in hedging activities, AdForce does not expect that the adoption of SFAS No. 133 will have a material impact on its financial position or results of operations.

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          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   On August 18, 1999, CMGI acquired an 81.495% equity stake in the former AltaVista division of Digital Equipment Corporation, referred to as the AltaVista business, from Compaq Computer Corporation and its wholly-owned subsidiary Digital Equipment Corporation. Consideration for the acquisition was preliminarily valued at approximately $2.42 billion, including approximately $4 million of direct costs of the acquisition. The AltaVista business includes the assets and liabilities constituting the AltaVista Internet search service, referred to as AltaVista search, which was a division of Digital, as well as former Compaq/Digital wholly-owned subsidiaries Zip2 Corporation and Shopping.com. In consideration for the acquisition, CMGI issued
18,994,975 shares of its common stock valued at approximately $1.816 billion, 18,090.45 shares of its Series D Preferred Stock (which were converted into 1,809,045 shares of CMGI common stock on October 28, 1999) valued at approximately $173 million and promissory notes with an aggregate principal amount of $220 million. Additionally, the stock options of the AltaVista business and CMGI stock options issued in the transaction, preliminarily valued at approximately $203 million and $4 million, respectively, have been included in the purchase consideration.

   On September 20, 1999, CMGI entered into an agreement to acquire AdForce for consideration preliminarily valued at $542 million, consisting of (1) CMGI common stock valued at approximately $440 million, (2) options and warrants to purchase CMGI common stock valued at approximately $87 million and (3) estimated direct acquisition costs of $15 million. Since the acquisition has not yet been completed, the actual consideration for the acquisition of AdForce can not yet be determined. For the purpose of the following pro forma financial information, the number of shares of CMGI common stock assumed to be issued in the acquisition of AdForce is approximately 5.2 million. This amount is based on the number of shares of AdForce common stock outstanding as of September 20, 1999, the date of the CMGI-AdForce merger agreement. Similarly, the estimated value of the options and warrants to purchase CMGI common stock to be issued in the acquisition of AdForce is based on the outstanding options and warrants to purchase AdForce common stock as of September 20, 1999. The actual number of CMGI common shares, stock options and warrants to be issued will be based on the actual outstanding AdForce common shares, stock options and warrants as of the date of completion of the merger. The estimated acquisition related costs consist primarily of investment banker, legal and accounting fees to be incurred directly related to the acquisition of AdForce.

   The following pro forma unaudited condensed combined financial statements give effect to CMGI's acquisitions of the AltaVista business and AdForce, both of which will be accounted for under the purchase method of accounting. The unaudited pro forma statement of operations for the year ended July 31, 1999 gives effect to the acquisitions of the AltaVista business and AdForce by CMGI as if each had occurred on August 1, 1998. The pro forma statement of operations is based on historical results of operations of CMGI for the twelve months ended July 31, 1999, the historical results of operations of AdForce for the twelve months ended June 30, 1999 and the historical results of operations of the components of the AltaVista business as follows: the carve-out historical results of AltaVista search and the historical results of Zip2 Corporation for the twelve months ended June 30, 1999 and the historical results of Shopping.com for the twelve months ended July 31, 1999. The unaudited pro forma balance sheet as of July 31, 1999 gives effect to the acquisitions of the AltaVista business and AdForce as if these transactions had occurred on that date. The pro forma balance sheet is based on the historical balance sheet of CMGI as of July 31, 1999 and the historical balance sheets of the AltaVista business and AdForce as of June 30, 1999. The following pro forma financial information, consisting of the pro forma statement of operations and the pro forma balance sheet and the accompanying notes, should be read in conjunction with and are qualified by the historical financial statements of CMGI and notes thereto, which are incorporated by reference in this pro forma financial information.

   The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated company after the acquisitions of the AltaVista business and AdForce, or of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisitions of the AltaVista business and AdForce been effected as of the dates described above.

              Unaudited Pro Forma Condensed Combined Balance Sheet

                                 July 31, 1999
                                 (in thousands)

                                               Pro Forma                       Pro Forma  Pro Forma
                                    AltaVista Adjustments                     Adjustments     As
                            CMGI    Business      (A)       Subtotal  AdForce     (A)      Adjusted
                         ---------- --------- -----------  ---------- ------- ----------- ----------
Assets
Cash and cash
 equivalents............ $  468,912 $ 16,753  $  (16,753)  $  468,912 $32,000  $    --    $  500,912
Available-for-sale
 securities.............  1,532,327      --          --     1,532,327  45,588       --     1,577,915
Other current assets....     56,095   32,383         --        88,478   2,337       --        90,815
                         ---------- --------  ----------   ---------- -------  --------   ----------
  Total current assets..  2,057,334   49,136     (16,753)   2,089,717  79,925              2,169,642
Goodwill and other
 intangible assets, net
 of accumulated
 amortization...........    149,703  733,906   1,790,898    2,674,507   3,928   464,445    3,142,880
Other non-current
 assets.................    197,557   64,935         --       262,492   8,280       --       270,772
                         ---------- --------  ----------   ---------- -------  --------   ----------
  Total assets.......... $2,404,594 $847,977  $1,774,145   $5,026,716 $92,133  $464,445   $5,583,294
                         ========== ========  ==========   ========== =======  ========   ==========
Liabilities and
 Stockholders' Equity
Deferred income taxes... $  508,348 $    --   $      --    $  508,348 $   --   $    --    $  508,348
Other current
 liabilities............    167,981   55,462       4,000      227,443   9,227    15,000      251,670
                         ---------- --------  ----------   ---------- -------  --------   ----------
  Total current
   liabilities..........    676,329   55,462       4,000      735,791   9,227    15,000      760,018
Non-current
 liabilities............     70,007    3,811     220,000      293,818   5,351       --       299,169
Minority interest.......    184,514      --      142,849      327,363     --        --       327,363
Convertible, redeemable
 preferred stock........    411,283      --      173,000      584,283     --        --       584,283
Stockholders' equity....  1,062,461  788,704   1,234,296    3,085,461  77,555   449,445    3,612,461
                         ---------- --------  ----------   ---------- -------  --------   ----------
  Total liabilities and
   stockholders'
   equity............... $2,404,594 $847,977  $1,774,145   $5,026,716 $92,133  $464,445   $5,583,294
                         ========== ========  ==========   ========== =======  ========   ==========

         Unaudited Pro Forma Condensed Combined Statement of Operations

                       Twelve Months Ended July 31, 1999
                     (in thousands, except per share data)

                                     AltaVista   Pro Forma                                Pro Forma      Pro Forma
                            CMGI     Business   Adjustments     Subtotal       AdForce   Adjustments    As Adjusted
                          ---------  ---------  -----------    -----------     --------  -----------    -----------
Net revenues............  $ 175,666  $  97,838   $     --      $   273,504     $ 10,490   $    (988)(C) $   283,006
Operating expenses:
 Cost of revenues.......    168,909     64,155         --          233,064        8,553        (988)(C)     239,345
                                                                                             (1,073)(D)         --
                                                                                               (211)(E)         --
 Research and
  development...........     22,478     27,105         --           49,583        7,358         --           56,941
 In-process research
  and development.......      6,061        --          --            6,061          --          --            6,061
 Selling................     45,667     79,210         --          124,877        6,775         --          131,652
 General and
  administrative........     59,210    203,748     688,465 (B)     942,517        7,270     155,754 (D)   1,100,930
                                                    (8,906)(E)                               (4,611)(E)
                          ---------  ---------   ---------     -----------     --------   ---------     -----------
   Total operating
    expenses............    302,325    374,218     679,559       1,356,102       29,956     148,871       1,534,929
                          ---------  ---------   ---------     -----------     --------   ---------     -----------
Operating loss..........   (126,659)  (276,380)   (679,559)     (1,082,598)     (19,466)   (149,859)     (1,251,923)
Other income (expense):
 Interest income
  (expense), net........        269     (7,555)    (23,100)(F)     (30,386)         288         --          (30,098)
 Equity in losses of
  affiliates............    (15,737)       --          --          (15,737)         --          --          (15,737)
 Minority interest......      2,331        --       75,870 (G)      78,201          --          --           78,201
 Non-operating gains,
  net...................    889,041        --          --          889,041          --          --          889,041
                          ---------  ---------   ---------     -----------     --------   ---------     -----------
                            875,904     (7,555)     52,770         921,119          288         --          921,407
                          ---------  ---------   ---------     -----------     --------   ---------     -----------
Income (loss) from
 continuing operations
 before income taxes....    749,245   (283,935)   (626,789)       (161,479)     (19,178)   (149,859)       (330,516)
Income tax expense
 (benefit)..............    325,402        --     (292,309)(H)      33,093          --       (4,520)(H)      28,573
                          ---------  ---------   ---------     -----------     --------   ---------     -----------
Income (loss) from
 continuing operations..    423,843   (283,935)   (334,480)       (194,572)     (19,178)   (145,339)       (359,089)
Preferred stock
 accretion..............     (1,662)       --          --           (1,662)         --          --           (1,662)
                          ---------  ---------   ---------     -----------     --------   ---------     -----------
Income (loss) from
 continuing operations
 available to common
 stockholders...........  $ 422,181  $(283,935)  $(334,480)    $  (196,234)    $(19,178)  $(145,339)    $  (360,751)
                          =========  =========   =========     ===========     ========   =========     ===========
Basic earnings (loss)
 from continuing
 operations per share...  $    4.53                            $     (1.73)(I)                          $     (3.03)(J)
                          =========                            ===========                              ===========
Diluted earnings (loss)
 from continuing
 operations per share...  $    4.10                            $     (1.73)(I)                          $     (3.03)(J)
                          =========                            ===========                              ===========
Shares used in computing
 earnings (loss) from
 continuing operations
 per share:
   Basic................     93,266                                113,718 (I)                              118,956 (J)
                          =========                            ===========                              ===========
   Diluted..............    103,416                                113,718 (I)                              118,956 (J)
                          =========                            ===========                              ===========

   Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(1) Pro Forma Adjustments and Assumptions

   (A) The pro forma financial information reflects CMGI's acquisition of an 81.495% equity stake in the AltaVista business for consideration preliminarily valued at approximately $2.42 billion on August 18, 1999, including approximately $4.0 million in costs of acquisition (see description of the components of the consideration above). The acquisition costs consist primarily of investment banker, legal and accounting fees incurred by CMGI directly related to the acquisition of the AltaVista business

   The pro forma financial information also reflects the acquisition of AdForce for consideration preliminarily valued at $542 million, consisting of: CMGI common stock valued at approximately $440 million, options and warrants to purchase CMGI common stock valued at approximately $87 million and estimated direct acquisition costs of $15 million. Since the acquisition has not yet been completed, the actual consideration for the acquisition of AdForce can not yet be determined. For the purpose of the pro forma financial information, the number of shares of CMGI common stock assumed issued in the acquisition of AdForce is approximately 5.2 million. This amount is based on the number of shares of AdForce common stock outstanding as of September 20, 1999, the date of the CMGI-AdForce merger agreement. Similarly, the estimated value of the options and warrants to purchase CMGI common stock to be issued in the acquisition of AdForce is based on the outstanding options and warrants to purchase AdForce common stock as of September 20, 1999. The actual number of CMGI common shares, stock options and warrants to be issued will be based on the actual outstanding AdForce common shares, stock options and warrants as of the date of the completion of the merger. The estimated acquisition costs consist primarily of investment banker, legal and accounting fees to be incurred which are directly related to the acquisition of AdForce.

   The following represents the allocations of the purchase prices over 81.495% of the historical net book values of the acquired assets and assumed liabilities of the AltaVista business and 100% of the historical net book values of the acquired assets and assumed liabilities of AdForce as of the date of the pro forma balance sheet, and is for illustrative purposes only. The actual purchase price allocation will be based on fair values of the acquired assets and assumed liabilities as of the actual acquisition dates. Assuming the transactions occurred on July 31, 1999, the allocation would have been as follows (in thousands):

                                                         AltaVista
                                                          Business   AdForce
                                                         ----------  --------
   Working capital (deficit), including cash acquired... $  (18,808) $ 70,698
   Other non-current assets.............................     52,919     8,280
   Non-current liabilities..............................     (3,106)   (5,351)
   Goodwill and other intangible assets.................  2,388,995   468,373
                                                         ----------  --------
   Purchase price....................................... $2,420,000  $542,000
                                                         ==========  ========

   The pro forma adjustment reconciles the historical balance sheets of the AltaVista business and AdForce to the allocated purchase prices above and includes the accrual of approximately $4.0 million and $15.0 million of estimated acquisition costs to be paid by CMGI related to the acquisitions of the AltaVista business and AdForce, respectively.

   The cash and cash equivalents of the AltaVista business as of August 18, 1999 were retained by Compaq at the date of acquisition and, accordingly, the pro forma adjustment and the allocation of the purchase price as of July 31, 1999 include the effect of this event.

   (B) The pro forma adjustment includes $796.3 million in amortization of goodwill and other intangible assets (per the allocation in "(A)" above) that would have been recorded during the period covered by the pro forma statement of operations related to the acquisition of the AltaVista business The adjustment amount has been reduced by $132.8 million, which represents 81.495% of the amortization of goodwill and other intangible

  Notes to the Unaudited Pro Forma Condensed Combined Financial Information--
                                  (Continued)

assets recorded in the historical financial statements of the AltaVista business The historical financial statements of the AltaVista business represented in the pro forma statement of operations include amortization of goodwill and other intangible assets totaling $163.0 million. These amounts relate to Compaq's acquisition of Digital in June 1998 and Compaq/Digital's acquisitions of Shopping.com and Zip2 Corporation in January 1999 and April 1999, respectively. The pro forma adjustment also includes an increase in expense of $24.9 million, which represents 18.505% of the incremental amount of goodwill and other intangible assets amortization that would have been recorded in the historical financial statements of the AltaVista business if Compaq/Digital's acquisitions of Shopping.com and Zip2 Corporation had occurred on August 1, 1998.

   The pro forma adjustment is based on the assumption that the entire amount identified as goodwill and other intangible assets in CMGI's acquisition of the AltaVista business will be amortized on a straight-line basis over a three-year period. CMGI has not yet completed the valuation of the actual intangible assets acquired on August 18, 1999. When completed, certain amounts identified as intangible assets may be amortized over periods other than the three-year period represented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results in CMGI's fiscal year 2000 financial statements when the acquisition accounting and valuation amounts are finalized. The pro forma statement of operations does not give effect to any potential in-process research and development charge related to the acquisition of the AltaVista business.

   (C) The pro forma adjustment represents the elimination of revenue transactions between AdForce and certain subsidiaries of CMGI during the period represented by the pro forma statement of operations.

   (D) The pro forma adjustment includes $156.1 million, reflected in general and administrative expenses, which represents amortization of goodwill and other intangible assets (per the allocation in "(A)" above) that would have been recorded during the period covered by the pro forma statement of operations related to the acquisition of AdForce. The adjustment to general and administrative expenses has been reduced by $370,000 and a decrease in cost of revenues of $1.1 million has been recorded, which represent the amortization of goodwill and other intangible assets recorded in the historical financial statements of AdForce. These amounts relate to AdForce's acquisition of StarPoint Software, Inc. in February 1998.

   The pro forma adjustment is based on the assumption that the entire amount identified as goodwill and other intangible assets in CMGI's acquisition of AdForce will be amortized on a straight-line basis over a three-year period. The valuation of the actual intangible assets will not be completed until the acquisition of AdForce is complete. When completed, certain amounts identified as intangible assets may be amortized over periods other than the three-year period represented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results in CMGI's fiscal year 2000 financial statements when the acquisition accounting and valuation amounts are finalized. The pro forma statement of operations does not give effect to any potential in-process research and development charge related to the acquisition of AdForce.

   (E) The pro forma adjustment relates to stock-based compensation charges recorded in the historical financial statements of the AltaVista business and AdForce. The value of the stock options to which these charges are related is included in the calculation of the purchase consideration. Accordingly, on a pro forma basis, these expenses have been eliminated.

   (F) The pro forma adjustment reflects the interest expense that would have been recorded by CMGI related to the $220 million of aggregate principal amounts of notes payable issued in the acquisition of the AltaVista business. The notes bear interest at an annual rate of 10.5%.

   (G) The pro forma adjustment reflects the 18.505% minority interest in the results of operations of the AltaVista business assuming that CMGI's acquisition of 81.495% of the AltaVista business occurred on August 1, 1998.

  Notes to the Unaudited Pro Forma Condensed Combined Financial Information--
                                  (Continued)


   (H) The pro forma adjustment reflects the income tax benefit that would have been recorded by CMGI in its fiscal 1999 consolidated statement of operations related to the AltaVista business' and AdForce's losses for the comparable period and the income tax effect, if any, of the other pre-tax pro forma adjustments. The pro forma adjustment assumes that CMGI would recognize a federal tax benefit for the amortization of goodwill and other intangible assets related to the acquisition of the AltaVista business, but would not recognize a federal tax benefit for the amortization of goodwill and other intangible assets related to the acquisition of AdForce. The pro forma adjustment also assumes that CMGI would record a valuation allowance for all state tax benefits associated with the AltaVista business and AdForce. Actual effective tax rates may differ from pro forma rates reflected herein.

   (I) Since the pro forma statement of operations results in a loss from continuing operations, the pro forma basic and diluted loss from continuing operations per common share are computed by dividing the loss from continuing operations available to common stockholders by the weighted average number of common shares outstanding. The calculation of the pro forma weighted average number of common shares outstanding assumes that the 18,994,975 shares of CMGI's common stock issued in the acquisition of the AltaVista business were outstanding for the entire period. The calculation of the pro forma weighted average number of common shares outstanding also assumes that the 18,090.45 shares of CMGI's Series D preferred stock were converted into 1,809,045 shares of CMGI common stock on October 11, 1998 (the 71st day after the assumed acquisition date of August 1, 1998) and that such common shares were outstanding for the entire period thereafter. The Series D preferred shares were converted into common stock on October 28, 1999 (the 71st day after the actual acquisition date of August 18, 1999).

   (J) Since the pro forma statement of operations results in a loss from continuing operations, the pro forma basic and diluted loss from continuing operations per common share are computed by dividing the loss from continuing operations available to common stockholders by the weighted average number of common shares outstanding. The calculation of the weighted average number of common shares outstanding assumes that the 18,994,975 shares of CMGI's common stock issued in the acquisition of the AltaVista business and the 5.2 million shares of CMGI's common stock estimated to be issued in the acquisition of AdForce were outstanding for the entire period. The calculation of the weighted average number of common shares outstanding also assumes that the 18,090.45 shares of CMGI's Series D preferred stock were converted into 1,809,045 shares of CMGI common stock on October 11, 1998 (the 71st day after the assumed acquisition date of August 1, 1998) and that such common shares were outstanding for the entire period thereafter. The Series D preferred shares were converted into common stock on October 28, 1999 (the 71st day after the actual acquisition date of August 18, 1999).

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT OF CMGI

   The following table sets forth information as to the number of shares of CMGI common stock beneficially owned as of September 30, 1999 and certain pro forma ownership information, assuming that the merger had been consummated as of September 30, 1999 as to the number of shares of CMGI common stock that will be beneficially owned by the following:

 . each person that beneficially owns more than 5% of the outstanding shares of CMGI common stock;

 . each director of CMGI;

 . the Chief Executive Officer and the four other most highly compensated executive officers of CMGI; and

 . CMGI executive officers and directors, as a group.

   Except as indicated by the notes to the following table, the holders listed below will have sole voting power and investment power over the shares beneficially held by them.

                                    Amount and Nature of  Amount and Nature of
                                         Beneficial       Beneficial Ownership
                                        Ownership(1)       After the Merger(1)
                                    --------------------- ---------------------
Name and Address of Beneficial      Number of  Percent of Number of  Percent of
Owner                                 Shares    Class(2)    Shares    Class(3)
------------------------------      ---------- ---------- ---------- ----------
5% Stockholders
Compaq Computer Corporation(4)..... 20,804,020    17.6%   20,804,020    17.1%
FMR Corp.(5).......................  9,594,100     8.2%    9,594,100     7.9%

Directors
David S. Wetherell(6).............. 17,776,828    15.1%   17,776,828    14.4%
William H. Berkman.................        --      --            --       --
Craig D. Goldman(7)................    195,200      *        195,200       *
Avram Miller(8)....................        --      --            --       --
Robert J. Ranalli(9)...............      5,200      *          5,200       *
William D. Strecker                        --      --            --       --

Other Named Executive Officers
Andrew J. Hajducky III(10).........    146,249      *        146,249       *
Hans Hawrysz(11)...................     27,800      *         27,800       *
Richard F. Torre(12)...............     57,544      *         57,544       *
Paul L. Schaut(13).................     14,296      *         14,296       *
All executive officers and
 directors, as a group
 (13 persons)(14).................. 18,466,714    15.6%   18,466,714    14.9%

--------
  * Less than 1%.

 (1) The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any presently exercisable options, which are any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 1999 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
 (2) Number of shares deemed outstanding includes 116,505,138 shares of common stock as of September 30, 1999, plus any shares subject to presently exercisable options held by the person in question.

 (3) Number of shares deemed outstanding includes 116,505,138 shares of common stock as of September 30, 1999 and 5,237,235 shares of CMGI common stock to be issued in the merger (based on the number of shares of AdForce common stock outstanding on such date), plus any shares subject to presently exercisable options held by the person in question.
 (4) Consists of shares held of record by Digital Equipment Corporation, a wholly owned subsidiary of Compaq Computer Corporation, as of October 28, 1999. Compaq and Digital share investment and voting control regarding these shares. The address of Compaq Computer Corporation is 20555 State Highway 249, Houston, TX 77070-2698.
 (5) Based on the information provided in Amendment No. 7 to the Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on May 10, 1999, FMR Corp. has sole dispositive power with respect to such shares, and sole voting power with respect to 5,001,060 of such shares. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.
 (6) Includes 1,345,888 shares which may be acquired by Mr. Wetherell pursuant to presently exercisable options. Also includes (i) 8,466,336 shares held by a limited liability company of which Mr. Wetherell owns a membership interest and which is managed by a limited liability company of which Mr. Wetherell is a manager and (ii) 23,372 shares held by Mr. Wetherell and his wife as trustees for the David S. Wetherell Charitable Trust, for a total of 8,489,708 shares with respect to which Mr. Wetherell disclaims beneficial ownership. Mr. Wetherell's address is c/o CMGI, Inc., 100 Brickstone Square, Andover, MA 01810.
 (7) Includes 75,200 shares which may be acquired by Mr. Goldman pursuant to presently exercisable options. Mr. Goldman is also deemed the beneficial owner of (i) 10,000 shares of the common stock, $0.01 par value per share, of SalesLink Corporation, a subsidiary of CMGI, (ii) 10,000 shares of the common stock, $0.01 par value per share, of NaviSite, Inc., a subsidiary of CMGI, and (iii) 41,666 shares of the common stock, $0.01 par value per share, of Engage Technologies, Inc., a subsidiary of CMGI, all of which shares may be acquired by Mr. Goldman pursuant to presently exercisable options. These shares represent less than 1% of the voting power of the outstanding capital stock of SalesLink, NaviSite and Engage, respectively.
 (8) Mr. Miller is deemed the beneficial owner of 5,208 shares of common stock, $0.01 par value per share, of AltaVista Company, a subsidiary of CMGI, which shares may be acquired by Mr. Miller pursuant to presently exercisable options. These shares represent less than one percent of the voting power of the outstanding capital stock of AltaVista Company.
 (9) Consists of 5,200 shares which may be acquired by Mr. Ranalli pursuant to presently exercisable options. Mr. Ranalli is also deemed the beneficial owner of (i) 5,000 shares of the common stock, $0.01 par value per share, of MyWay.com (formerly Planet Direct Corporation), a subsidiary CMGI and
     (ii) 5,208 shares of common stock, $0.01 par value per share, of AltaVista Company, all of which shares may be acquired by Mr. Ranalli pursuant to presently exercisable options. These shares represent less than 1% of the voting power of the outstanding capital stock of MyWay.com and AltaVista Company, respectively.
(10) Includes 125,497 shares which may be acquired by Mr. Hajducky pursuant to presently exercisable options.
(11) Includes 11,800 shares which may be acquired by Mr. Hawrysz pursuant to presently exercisable options. Mr. Hawrysz also owns 250,000 shares of the common stock, $0.01 par value per share, of MyWay.com. These shares represent approximately 3% of the voting power of the outstanding capital stock of MyWay.com.
(12) Includes 36,669 shares which may be acquired by Mr. Torre pursuant to presently exercisable options and 250 shares held in trust for the benefit of Mr. Torre's minor children. Mr. Torre is also deemed the beneficial owner of 261,250 shares of the common stock, $0.01 par value per share, of SalesLink, which shares may be acquired by Mr. Torre pursuant to presently exercisable options. These shares represent approximately 3% of the voting power of the outstanding capital stock of SalesLink.

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

(13) Includes of 13,582 shares which may be acquired by Mr. Schaut pursuant to presently exercisable options. Mr. Schaut is also deemed the beneficial owner of 302,483 shares of the common stock, $0.01 par value per share, of Engage, including 49,999 shares of common stock of Engage which shares may be acquired by Mr. Schaut pursuant to presently exercisable options. These shares represent less than 1% of the voting power of the outstanding capital stock of Engage.
(14) Includes 1,856,905 shares which may be acquired pursuant to presently exercisable options.

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

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                           AND MANAGEMENT OF ADFORCE

   The following table sets forth information as to the number of shares of AdForce common stock beneficially owned as of October 31, 1999 by the following:

 . each person that beneficially owns more than 5% of the outstanding shares of AdForce common stock;

 .  each director of AdForce;

 . the Chief Executive Officer and the four other most highly compensated executive officers of AdForce; and

 .  AdForce executive officers and directors as a group.

   All shares subject to options and warrants exercisable within 60 days after October 31, 1999 are deemed to be beneficially owned by the person or entity holding that option or warrant and to be outstanding solely for calculating that person's or entity's percentage ownership.

   Except as indicated by the notes to the following table and subject to community property laws where applicable, the holders listed below will have sole voting power and investment over the shares beneficially held by them. This table includes percentage ownership data reflecting ownership before consummation of the merger with CMGI.

                                                          Amount and Nature of
                                                          Beneficial Ownership
                                                          --------------------
                                                          Number of Percentage
   Name of Beneficial Owner                                Shares    of Class
   ------------------------                               --------- ----------
   America Online, Inc.(1)............................... 2,476,326    12.4%
   360 Capital Partners, LP(2)........................... 1,268,500     6.3%
   Mark P. Gorenberg(3)
     Funds affiliated with Hummer Winblad................ 1,251,768     6.2%
   Chad Steelberg(4)..................................... 1,163,620     5.8%
   J. Neil Weintraut(5)
     21st Century Internet Fund, L.P..................... 1,145,428     5.7%
   Eric Di Benedetto(6)
     Funds affiliated with Convergence Ventures.......... 1,047,778     5.2%
   IBL Corporation(7).................................... 1,043,556     5.2%
   Charles W. Berger(8).................................. 1,000,100     5.0%
   Dirk A. Wray(9).......................................   649,952     3.2%
   John A. Tanner(10)....................................   250,100     1.3%
   Douglas Hickey(11)....................................    75,000       *
   Barton Faber(12)......................................    50,000       *
   All executive officers and directors as a group (13
    persons)(13)......................................... 6,430,326    31.3%

--------
  *Less than 1% of AdForce's outstanding common stock.
 (1) Represents 1,456,664 shares held of record by America Online, Inc. and 1,019,662 shares subject to a warrant held by America Online, Inc. that is currently exercisable. The address of America Online, Inc. is 22000 AOL Way, Dulles, Virginia 20166.
 (2) The address of 360 Capital Partners, L.P. is 360 East 22nd Street, Lombard, Illinois 60148.
 (3) Represents (i) 28,932 shares held of record by Mr. Gorenberg and (ii) 1,222,836 shares beneficially owned by funds affiliated with Hummer Winblad, which include (a) 1,099,614 shares held of record by Hummer Winblad Venture Partners II, L.P., (b) 74,312 shares held of record by Hummer Winblad Venture Fund II, L.P., (c) 41,574 shares held of record by Hummer Winblad Technology Fund II, L.P., and (d) 7,336 shares held of record by Hummer Winblad Technology Fund II-A, L.P. Mr. Gorenberg, one
    of AdForce's directors, is a partner of Hummer Winblad Venture Partners, which is the general partner of the above funds. The address of Mr. Gorenberg and each entity is 2 South Park, 2nd Floor, San Francisco, California 94107. Mr. Gorenberg disclaims beneficial ownership of the shares held by the above funds except to the extent of his pecuniary interest in the above funds.
 (4) Includes 1,019,620 shares held of record by Mr. Steelberg and 144,000 shares for which Mr. Steelberg has sole voting power. The address of Mr. Steelberg is c/o The Busch Firm, 2532 Dupont, Irvine, California 92618.
 (5) Represents shares held by 21st Century Internet Fund, L.P. Mr. Weintraut, one of AdForce's directors, is a founder and managing member of 21st Century Internet Management Partners, LLC, a general partner of this fund. The address of Mr. Weintraut and 21st Century Internet Fund, L.P.
     is 2 South Park, 2nd Floor, San Francisco, California 94107. Mr.
     Weintraut disclaims beneficial ownership of the shares held by the above fund except to the extent of his pecuniary interest arising from his interest in the above fund.
 (6) Represents (a) 991,332 shares held of record by Convergence Ventures I, L.P., (b) 48,838 shares held of record by Convergence Entrepreneurs Fund I, L.P., (c) 7,282 shares subject to a warrant held by Convergence Ventures I, L. P that is currently exercisable, and (d) 326 shares subject to a warrant held by Convergence Entrepreneurs Fund I, L.P. that is currently exercisable. Mr. Di Benedetto, one of AdForce's directors, is a general partner of Convergence Partners, L.P., which is the general partner of the above funds. The address of Mr. DiBenedetto and each entity is 3000 Sand Hill Road, Building 2, Suite 235, Menlo Park, California 94025. Mr. Di Benedetto disclaims beneficial ownership of the shares held by the above funds except to the extent of his pecuniary interest arising from his interest in the above funds.
 (7) Represents 1,039,916 shares held of record by IBL Corporation and 3,640 shares subject to a warrant held by IBL Corporation that is currently exercisable. The address of IBL Corporation is 136 Heber Avenue, Suite 304, Park City, Utah 84060.
 (8) Includes 337,530 shares that are subject to a repurchase right which lapses at the rate of 18,720 shares per month until June 30, 2001. Also includes 100,100 shares subject to options exerciseable within 60 days of October 31, 1999; 100,550 shares issuable upon exercise of these options would remain subject to a repurchase right which lapses as to 25,000 shares on April 22, 2000 and thereafter at a rate of 2.08% per month until April 22, 2003. Mr. Berger is AdForce's chief executive officer, president and chairman of AdForce's board of directors.
 (9) Includes 530,952 shares held of record by Washington Holdings, a Nevada limited partnership, and 119,000 shares for which Mr. Wray has sole voting power. Mr. Wray, one of AdForce's directors, is a general partner of Washington Holdings. Mr. Wray disclaims beneficial ownership of the shares held by Washington Holdings except to the extent of his pecuniary interest arising from his interest in Washington Holdings.
(10) Represents 250,099 shares subject to options exercisable within 60 days of October 31, 1999. 107,813 shares issuable upon exercise of these options would remain subject to a repurchase right which lapses at the rate of 2.08% per month until November 3, 2001, and 25,000 shares issuable upon exercise of these options would remain subject to a repurchase right which lapses as to 6,250 shares on April 22, 2000 and thereafter at a rate of 2.08% per month until April 22, 2003. Mr. Tanner is AdForce's executive vice president and chief financial officer.
(11) Represents 75,000 shares subject to an option exercisable within 60 days of October 31, 1999. All 75,000 shares issuable upon exercise of the option would remain subject to a repurchase right which lapses as to 25,000 shares on April 22, 2000 and thereafter at the rate of 2.79% per month until April 22, 2002. Mr. Hickey has also been granted an option to purchase 10,000 shares under AdForce's Director Option Plan, which is first exercisable as to 2,500 shares on May 12, 2000 and thereafter at a rate of 2.08% per month until May 12, 2003; however, the Director Option Plan provides that upon consummation of the merger, the vesting for this option will accelerate and this option will be exercisable in full for all 10,000 shares on the effective date of the merger. Mr. Hickey serves on AdForce's board of directors.
(12) Represents 50,000 shares subject to an option exercisable within 60 days of October 31, 1999. All 50,000 shares issuable upon exercise of the option would remain subject to a repurchase right which lapses as to

    12,500 shares on April 22, 2000 and thereafter at the rate of 2.08% per month until April 22, 2003. Mr. Faber has also been granted an option to purchase 10,000 shares under AdForce's Director Option Plan, which is first exercisable as to 2,500 shares on May 12, 2000 and thereafter at a rate of 2.08% per month until May 12, 2003; however, the Director Option Plan provides that upon consummation of the merger, the vesting for this option will accelerate and this option will be exercisable in full for all 10,000 shares on the effective date of the merger. Mr. Faber serves on the AdForce board of directors.
(13) Represents 4,987,319 shares held of record by AdForce's current executive officers and directors as a group as of October 31, 1999 and 1,279,465 shares subject to options or warrants exercisable within 60 days of October 31, 1999 held by AdForce's current executive officers and directors as a group.

                        COMPARISON OF STOCKHOLDER RIGHTS

   Both CMGI and AdForce are corporations organized under the laws of Delaware and are therefore subject to the Delaware corporation statute. However, there are differences in the charters and by-laws of CMGI and AdForce. The following is a brief summary of certain differences between the rights of AdForce stockholders and the rights of CMGI stockholders, and is qualified in its entirety by reference to the relevant provisions of the charter and by-laws of CMGI and AdForce. See "Where You Can Find More Information" on page 95. Following the effective time of the merger, the rights of former AdForce stockholders will be governed by the charter and by-laws of CMGI.

Capitalization

   CMGI. CMGI is authorized to issue 400,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 250 shares are designated Series A convertible preferred stock, 50,000 shares are designated Series B preferred stock and 375,000 shares have been designated as Series C preferred stock. The CMGI board of directors has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights and preferences may be superior to that of CMGI common stock. On November 1, 1999, CMGI had issued and outstanding:

 .  118,314,183 shares of common stock;

 .  no shares of Series A preferred stock;

 . 35,000 shares of Series B preferred stock (convertible into an aggregate of 1,384,538 shares of common stock); and

 . 375,000 shares of Series C preferred stock (convertible into an aggregate of 4,722,215 shares of common stock).

   The maximum number of shares of CMGI common stock into which shares of Series B preferred stock may be converted is 4,166,668, subject to adjustment.

   AdForce. AdForce is authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. On December 2, 1999, 20,053,496 shares of common stock and no shares of preferred stock were issued and outstanding. The AdForce board of directors has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights and preferences may be superior to that of AdForce common stock.

Voting Rights

   CMGI. Each holder of CMGI common stock is entitled one vote for each share. Holders of each of Series B preferred stock and Series C preferred stock have no voting power except as otherwise provided by the Delaware corporation statute and the charter. On such matters where the holders of each of Series B preferred stock and Series C preferred stock have a right to vote with the holders of CMGI common stock, they are entitled to vote their shares on an as converted basis.

   CMGI's charter also gives the holders of each of Series B preferred stock and Series C preferred stock the right to vote on enumerated actions that if taken by CMGI would impair their rights, preferences and privileges. Accordingly, CMGI must first obtain the affirmative vote or written consent of the holders of a majority of the outstanding shares of such series of preferred stock being adversely affected, before taking actions such as:

 . changing the rights, preferences or privileges of such series of preferred stock or any other capital stock of CMGI;

 . increasing the number of authorized shares of such series of preferred stock;

 . authorizing or issuing any new class or series of securities senior or equal to such series of preferred stock; and

 .  increasing the par value of the CMGI common stock.

   AdForce. Each holder of AdForce common stock is entitled to one vote for each share and may not cumulate votes for the election of directors.

Number and Classification of Directors

   CMGI. CMGI's by-laws provide that its board of directors will consist of at least three, but not more than 15, persons and will designate the authorized number of directors. CMGI's charter and by-laws provide for a classified board of directors with three classes, each elected for a three year term, consisting of as nearly an equal number of directors as possible. The elections are staggered to provide for the election of a different class at each annual meeting of the CMGI stockholders.

   AdForce. AdForce's bylaws provide that its board of directors may consist of one or more members, with the initial number of directors set at seven and the subsequent number as designated by the board of directors. AdForce's charter and bylaws provide for a classified board of directors with three classes, each elected for a three year term, consisting of as nearly an equal number of directors as possible. The elections are staggered to provide for the election of a different class at each annual meeting of the AdForce stockholders.

Removal of Directors

   CMGI. Subject to the rights of holders of any class or series of CMGI capital stock having a preference over the CMGI common stock, CMGI's charter and by-laws provide that the CMGI stockholders may remove directors from office at any annual or special meeting of the stockholders by the affirmative vote of at least 75% of the outstanding shares of capital stock of CMGI entitled to vote in an election of directors.

   AdForce. Subject to the rights of any holders of AdForce preferred stock, AdForce's charter and bylaws provide that the AdForce stockholders may remove directors by the affirmative vote of a majority of the outstanding shares of AdForce capital stock entitled to vote in an election of directors. However, AdForce stockholders are limited in their ability to remove a director without cause.

Filling Vacancies on the Board of Directors

   CMGI. CMGI's charter and by-laws provide that its board of directors may fill a vacancy on the board, including a vacancy resulting from an increase in the size of the board, by an affirmative vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director, except as may be required by law. A director so elected will hold office until the next election of such director's class and until a successor is elected and qualified. A decrease in the number of authorized directors will not shorten an incumbent director's term.

   AdForce. AdForce's charter and bylaws provide that its board of directors may fill a vacancy, including a vacancy resulting from an increase in the size of the board, by an affirmative vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director, except as may be required by law. However, the AdForce board of directors by resolution may authorize the AdForce stockholders to fill a vacancy or newly created directorship. A director so elected will hold office for the remainder of the full term of the class for which the director was elected.

Charter Amendments

   CMGI. CMGI's charter provides that the affirmative vote of at least 75% of the shares of CMGI capital stock outstanding and entitled to vote is required to amend, repeal or adopt a provision inconsistent with the following provisions of the charter:

 .  stockholder action and special meetings of stockholders;

 . the authority and powers of its board of directors, including the authority to amend the by-laws and provide for the issuance of preferred stock without stockholder approval;

 .  number, election and terms of directors;

 .  personal liability of directors;

 .  indemnification of directors and officers;

 . factors the board of directors may consider in determining tender offers or offers relating to business combinations or sale of assets;

 . restrictions on repurchases by CMGI of shares of its capital stock from a holder who beneficially owns more than 5% of the outstanding shares of CMGI capital stock entitled to vote in the election of directors;

 . the requirement for a higher vote of stockholders for business combination proposals; and

 . CMGI's reservation of its right to amend, alter, change or repeal any other provision of the charter in the manner prescribed by Delaware corporate statute.

   In addition, any amendment to the charter that would adversely affect the rights and preferences of each of Series B preferred stock and Series C preferred stock must be approved by a majority of the outstanding shares of the holders of the series being so affected.

   AdForce. AdForce's charter may be amended in any manner provided for by Delaware law.

Amendments to By-Laws

   CMGI. CMGI's charter and by-laws provide that its board of directors may amend the by-laws by a majority vote of the authorized number of directors. In addition, CMGI's charter and by-laws provide that the CMGI stockholders may amend the by-laws by an affirmative vote of 75% of the shares of CMGI capital stock outstanding and entitled to vote in an election of directors, voting together as a single class.

   AdForce. AdForce's charter and bylaws provide that its board of directors may amend the bylaws. In addition, AdForce's bylaws provide that the AdForce stockholders may amend the bylaws by an affirmative vote of the majority of shares outstanding and entitled to vote at an election of directors.

Notice of Stockholder Actions

   CMGI. CMGI's by-laws provide that in order to nominate directors or bring business before an annual meeting, stockholders must provide written notice to the secretary of CMGI at least 120 days before the annual meeting date that was stated in connection with the previous year's annual meeting. However, if CMGI did not hold an annual meeting in the previous year or has changed the annual meeting date by more than 30 days, then a stockholder must provide notice at least 30 calendar days before the date on which the notice of the annual meeting date is first mailed to stockholders.

   AdForce. AdForce's bylaws provide that in order to nominate directors or bring business before an annual meeting, stockholders must provide written notice to the secretary of AdForce at least 60 days, but not more than 90 days, before the date of the first anniversary of the previous year's annual meeting. However, if the annual meeting date changes by more than 30 days before or 60 days after such anniversary date, then a stockholder must provide notice either 60 to 90 days before the new annual meeting date or on the close of business on the tenth day following the date on which AdForce publicly announces the annual meeting date.

   In the event that the AdForce board of directors increases the number of directors to be elected, the AdForce stockholders may nominate persons for the new directorships if AdForce has not made a public announcement specifying the size of the increased board or naming all director nominees at least 70 days prior to the anniversary date or the new annual meeting date (as determined above). In such an event, a stockholder must provide written notice of the nominations to the secretary of AdForce by the close of business on the tenth day following the date on which AdForce makes such a public announcement.

   Moreover, if the AdForce board of directors determines that directors will be elected at a special meeting, then a stockholder may nominate directors by providing written notice to the AdForce secretary not earlier than 90 days before the special meeting date and at least by the later of 60 days before the special meeting date and the close of business on the tenth day following the date of an AdForce public announcement stating the special meeting date and the nominees proposed by the board.

Right to Call Special Meeting of Stockholders

   CMGI. CMGI's by-laws restrict the persons who may call a special meeting of CMGI stockholders to the chairman of the board, the board of directors if pursuant to a resolution approved by a majority of the total authorized number of directors, or the CMGI stockholders if pursuant to a written request of the holders of 20% of the shares outstanding and entitled to vote at an election of directors. The business to be conducted at any special meeting of CMGI stockholders is limited to the business brought before the meeting by such persons.

   AdForce. AdForce's bylaws provide that its board of directors may call a special meeting of AdForce stockholders for any purpose at any time upon the request of the chairperson of the board, the chief executive officer, the president, the holders of a majority of the shares of AdForce capital stock entitled vote at such meeting, or a majority of the members of the board of directors. If a person other than a majority of the members of the board requests the special meeting, then such person must provide the request in writing to each member of the AdForce board of directors. The AdForce board of directors will then determine the special meeting date which will be at least 35 days, but not more than 120 days, after the written request.

Dividends and Distributions

   CMGI. CMGI's charter provides that its board of directors, at its discretion, may declare and pay dividends out of funds legally available for dividends to the holders of CMGI common stock and Series C preferred stock. Series B preferred stock does not bear any dividends. Series C preferred stock ranks senior to CMGI common stock as to payment of dividends. Holders of Series C preferred stock are entitled to receive cumulative dividends equal to the annual dividend amount of 2% of its stated value ($1,000) payable semiannually either in cash or, at CMGI's option, by an upward adjustment to the stated value per share.

   In addition, in most circumstances, restrictions apply on distributions made to a series or class of CMGI securities junior in rank to each of Series B preferred stock and Series C preferred stock. Accordingly, CMGI must obtain the written consent of the holders of the majority of the outstanding shares of each of Series B preferred stock and Series C preferred stock, each voting as a class, prior to making such a junior security distribution.

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

   AdForce. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of AdForce common stock are entitled to receive dividends out of assets legally available for dividends at times and in amounts as the AdForce board of directors may from time to time determine.

Redemption

   CMGI. CMGI common stock is not subject to redemption.

   CMGI must redeem shares of Series B preferred stock upon the occurrence of circumstances specified in the charter, including CMGI's assignment of all or substantially all its property or business for the benefit of its creditors and the institution of bankruptcy, insolvency, reorganization or liquidation proceedings by or against CMGI. In addition, holders of Series B preferred stock have the right to cause CMGI to redeem their shares under specified circumstances, including CMGI's failure either to issue shares of its common stock upon the conversion by holders of shares of Series B preferred stock or to maintain the listing of its common stock on the Nasdaq National Market. The redemption price per share is the greater of a specified percentage of the stated value ($1,000) of Series B preferred stock plus an amount equal to 4% per annum of the stated value and the market price of CMGI common stock during the period specified in CMGI's charter.

   In addition, at any time after December 21, 1999, CMGI has the option to redeem shares of Series B preferred stock in the event that the closing price of CMGI common stock is less than $18.25 for a period of ten consecutive trading days. In such an event, the redemption price per share is 115% of the stated value plus an amount equal to 4% per annum of the stated value.

   Holders of shares of Series C preferred stock have the right to cause CMGI to redeem their shares upon the occurrence of events specified in the charter, including CMGI's failure to issue shares of common stock upon conversion by holders of shares of Series C preferred stock. The redemption price will be an amount per share equal to the liquidation preference on the date of notice to CMGI from the holder of Series C preferred stock demanding redemption.

   AdForce. The AdForce common stock is not subject to redemption.

Liquidation

   CMGI. In the event of any liquidation or dissolution of CMGI, holders of CMGI capital stock are entitled to liquidation distributions. Series B preferred stock ranks senior to Series C preferred stock which ranks senior to CMGI common stock as to liquidation distributions.

   Holders of Series B preferred stock are entitled to an amount per share equal to the sum of the stated value plus an amount equal to 4% per annum of the stated value for the period beginning on the issue date and ending on the date of final distribution to the holder (prorated for any portion of such period). CMGI's charter specifies corporate events, including a consolidation or merger where CMGI is not the surviving corporation, that holders of Series B preferred stock may elect to treat as a liquidation event and receive a liquidation distribution equal to 118% of the stated value plus an amount equal to 4% per annum of the stated value. Alternatively, holders of Series B preferred stock may elect to have the conversion price for each share of Series B preferred stock be adjusted accordingly. An affirmative vote of the holders of a majority of the outstanding shares of Series B preferred stock is required for either election.

   Holders of Series C preferred stock are entitled to receive an amount per share equal to the sum of the stated value, as adjusted, plus accrued but unpaid dividends. CMGI's charter specifies corporate events, including a consolidation or merger in which the CMGI stockholders do not own at least 50% of the voting power of the acquiring company, that holders of Series C preferred stock may elect either to treat as a liquidation event and receive a liquidation distribution or to have the conversion price for each share of

Series C preferred stock be adjusted accordingly. An affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C preferred stock is required for either election.

   AdForce. Upon a liquidation, dissolution or winding-up of AdForce, the assets legally available for distribution to stockholders will be distributed ratably among the holders of AdForce common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

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                             STOCKHOLDER PROPOSALS

   Assuming the timing of the consummation of the merger contemplated in the merger agreement requires AdForce to hold an annual meeting in the year 2000, stockholder proposals for inclusion in proxy material for AdForce's 2000 annual meeting of stockholders must be submitted to the secretary of AdForce in writing and received at the principal executive offices of AdForce a reasonable time prior to printing and mailing of the corresponding proxy materials. However, AdForce has not scheduled its 2000 annual meeting of stockholders. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals and must satisfy the notice procedures for stockholder proposals set forth in the AdForce bylaws.

   The AdForce bylaws require that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice thereof, containing the information required by the AdForce bylaws, to the secretary of AdForce. To be timely, a stockholder's notice containing the information required by the AdForce bylaws must be delivered to the secretary at the principal executive offices of AdForce not later than sixty days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the annual meeting is held more than 30 days before or 60 days after such anniversary date, notice by a stockholder, to be timely, must be delivered not earlier than the close of business on the ninetieth day prior to such meeting and not later than the close of business on the sixtieth day prior to such meeting or the close of business on the tenth day following the date on which public announcement of the date of such meeting was made.

                                 LEGAL MATTERS

   The validity of the shares of CMGI common stock to be issued in connection with the merger will be passed upon for CMGI by Hale and Dorr LLP.

                                    EXPERTS

   The consolidated financial statements and schedule of CMGI as of July 31, 1999 and 1998, and for each of the years in the three-year period ended July 31, 1999 have been incorporated by reference herein and elsewhere in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

   The financial statements of AltaVista Company for each of the years in the three-year period ended December 31, 1998, the financial statements of Zip2 for each of the years in the three-year period ended December 31, 1998, and the financial statements of Shopping.com for each of the years in the two-year period ended January 31, 1999, have been incorporated by reference herein in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting. The financial statements of Shopping.com as of the year ended January 31, 1997, have been incorporated by reference herein in reliance upon the report of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the AdForce, Inc. consolidated financial statements and schedule at December 31, 1997 and 1998, for the period from January 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, as set forth in their report. AdForce has included its financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Representatives of Ernst & Young LLP are expected to be present at the AdForce special meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

   CMGI and AdForce each files annual, quarterly and special reports, proxy statement/prospectus and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that CMGI or AdForce file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   CMGI filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 to register with the Securities and Exchange Commission the CMGI common stock issuable pursuant to the merger agreement. This proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to CMGI, AdForce and the CMGI common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and CMGI refers you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

   The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that CMGI can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that CMGI has previously filed with the Securities and Exchange Commission. These documents contain important information about CMGI and its finances.

 CMGI Securities and Exchange
 Commission
 Filings (File No. 000-23262)       Period
 ----------------------------       ------

 Annual Report on Form 10-K........ Fiscal Year ended July 31, 1999

 Current Reports on Form 8-K....... Filed on August 12, 1999, September 2,
                                    1999, September 3, 1999, September 27,
                                    1999 and October 1, 1999

 Current Reports on Form 8-K/A..... Filed on November 1, 1999 (amending the
                                    Current Report on Form 8-K filed on
                                    September 2, 1999) and filed on November
                                    17, 1999 (further amending the Current
                                    Report on Form 8-K filed on September 2,
                                    1999)

 Definitive Proxy Statement on      Annual Meeting of Stockholders to be held
  Schedule 14A..................... on December 17, 1999

 Registration Statements on Form 8-
  A................................ Filed on January 11, 1994

   CMGI is also incorporating by reference additional documents that it may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the special meeting of AdForce stockholders.

   CMGI has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to CMGI, and AdForce has supplied all information contained in this proxy statement/prospectus relating to AdForce.

   Documents incorporated by reference are available from CMGI without charge, excluding all exhibits unless CMGI has specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from CMGI at the following address:

                                   CMGI, Inc.
                          Attention: Catherine Taylor
                         Director of Investor Relations
                             100 Brickstone Square
                               Andover, MA 01810
                           Telephone: (978) 684-3600
                     Internet address: http://www.cmgi.com

   If you would like to request documents from CMGI, please do so by January 4, 2000, to receive them before the AdForce special meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. CMGI and AdForce have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated December 10, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than December 10, 1999, and neither the mailing of the proxy statement/prospectus to AdForce stockholders nor the issuance of CMGI common stock in the merger shall create any implication to the contrary.

                                 ADFORCE, INC.

                                                                            Page
                                                                            ----
     Report of Ernst & Young LLP, Independent Auditors..................... F-2
     Balance Sheets........................................................ F-3
     Statements of Operations.............................................. F-4
     Statements of Stockholders' Equity.................................... F-5
     Statements of Cash Flows.............................................. F-6
     Notes to Financial Statements......................................... F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
AdForce, Inc.

   We have audited the accompanying balance sheets of AdForce, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the period from January 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AdForce, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California
February 5, 1999,
 except for the second paragraph of Note 8, as to which the date is April 30, 1999

                                 ADFORCE, INC.

                                 BALANCE SHEETS

                             (dollars in thousands)

                                                 December 31,
                                               -----------------  September 30,
                                                1997      1998        1999
                                               -------  --------  -------------
                                                                   (unaudited)
                    ASSETS
Current assets:
 Cash and cash equivalents.................... $ 1,680  $ 10,045    $ 15,872
 Short term investments.......................     --        --       54,709
 Accounts receivable, net of allowances of
  $131, $1,035, and
  $1,676 at December 31, 1997 and 1998 and
  September 30, 1999, respectively............     239     1,160       1,770
 Prepaid expenses and other current assets....     404       575       1,429
                                               -------  --------    --------
Total current assets..........................   2,323    11,780      73,780
Property and equipment, net...................   1,946     4,208       8,843
Intangible assets, net........................     --      4,662       3,426
Other non-current assets......................     --        285         757
                                               -------  --------    --------
Total assets.................................. $ 4,269  $ 20,935    $ 86,806
                                               =======  ========    ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable............................. $   374  $  1,078    $  2,684
 Accrued compensation and related benefits....      85       458       1,454
 Deferred revenue.............................     --         10         782
 Other accrued liabilities....................     192       799       1,333
 Current portion of capital lease
  obligations.................................     499     1,460       2,800
                                               -------  --------    --------
Total current liabilities.....................   1,150     3,805       9,053
Long-term portion of capital lease
 obligations..................................   1,744     3,089       5,238
Commitments
Stockholders' equity:
 Convertible preferred stock, $0.001 par
  value:
   6,238,163 shares authorized as of December
    31, 1997 and 1998 and 5,451,663 shares
    authorized as of September 30, 1999:
   Series A, 602,000 shares designated,
    600,457 shares issued and outstanding as
    of December 31, 1997 and 1998, and no
    shares issued and outstanding at September
    30, 1999; aggregate liquidation preference
    at December 31, 1998 of $1,507............       1         1         --
   Series B, 1,100,000 shares designated,
    1,027,318 shares issued and outstanding as
    of December 31, 1997 and 1998 and no
    shares issued and outstanding at September
    30, 1999; aggregate liquidation preference
    at December 31, 1998 of $2,579............       1         1         --
   Series C, 1,725,000 shares designated,
    1,275,000, 1,646,948 and no shares issued
    and outstanding as of December 31, 1997
    and 1998, and September 30, 1999,
    respectively; aggregate liquidation
    preference at December 31, 1998 of
    $7,790....................................       1         1         --
   Series D, 786,500 shares designated,
    730,504 shares issued and outstanding as
    of December 31, 1998 and no shares issued
    and outstanding at September 30, 1999;
    aggregate liquidation preference at
    December 31, 1998 of $10,030..............     --          1         --
   Series E, 1,238,163 shares designated,
    728,332 shares issued and outstanding as
    of December 31, 1998 and no shares issued
    and outstanding at September 30, 1999;
    aggregate liquidation preference at
    December 31, 1998 of $10,000..............     --          1         --
 Common stock, $0.001 par value:
   25,000,000 shares authorized, 3,270,330 and
    5,016,603 shares issued and outstanding as
    of December 31, 1997 and 1998 and
    40,000,000 shares authorized and
    19,975,291 shares issued and outstanding
    as of September 30, 1999..................       3         5          20
 Additional paid-in capital...................  10,623    41,679     120,625
 Deferred stock compensation..................     --     (2,802)     (6,520)
 Note receivable from stockholder.............     (98)      (70)        (49)
 Unrealized loss on available for sale
  securities..................................     --        --          (94)
 Accumulated deficit..........................  (9,156)  (24,776)    (41,467)
                                               -------  --------    --------
Total stockholders' equity....................   1,375    14,041      72,515
                                               -------  --------    --------
Total liabilities and stockholders' equity.... $ 4,269  $ 20,935    $ 86,806
                                               =======  ========    ========

                            See accompanying notes.

                                 ADFORCE, INC.

                            STATEMENTS OF OPERATIONS

                (dollars in thousands, except per share amounts)

                           Period From                            Nine Months
                         January 16, 1996    Years Ended             Ended
                          (Inception) To    December 31,         September 30,
                           December 31,   ------------------  --------------------
                               1996        1997      1998       1998       1999
                         ---------------- -------  ---------  ---------  ---------
                                                                  (unaudited)
Net revenue.............     $    --      $   320  $   4,286  $   2,262  $  12,487
Cost of revenue:
  Data center
   operations...........          --        1,508      4,439      2,988      7,972
  Amortization of
   intangible assets and
   deferred stock
   compensation.........          --          --       1,100        787      1,103
                             --------     -------  ---------  ---------  ---------
    Total cost of
     revenue............          --        1,508      5,539      3,775      9,075
                             --------     -------  ---------  ---------  ---------
Gross profit (loss).....          --       (1,188)    (1,253)    (1,513)     3,412
Operating expenses:
  Research and
   development..........        1,561       2,236      4,665      3,031      6,888
  Marketing and
   selling..............        1,485       1,054      4,863      3,223      6,977
  General and
   administrative.......          337       1,118      1,839      1,352      2,604
  Restructuring
   expense..............          --          --         --         --         263
  Amortization of
   intangible assets and
   deferred stock
   compensation.........          --          --       2,849      1,378      4,354
                             --------     -------  ---------  ---------  ---------
    Total operating
     expenses...........        3,383       4,408     14,216      8,984     21,086
                             --------     -------  ---------  ---------  ---------
Loss from operations....       (3,383)     (5,596)   (15,469)   (10,497)   (17,674)
Interest income.........          --           21        365        213      1,618
Interest expense........          (69)       (129)      (516)      (356)      (635)
                             --------     -------  ---------  ---------  ---------
Net loss................     $ (3,452)    $(5,704) $ (15,620) $ (10,640) $ (16,691)
                             ========     =======  =========  =========  =========
Basic and diluted net
 loss per share.........     $  (1.40)    $ (3.48) $   (5.49) $   (4.18) $   (1.38)
                             ========     =======  =========  =========  =========
Weighted average shares
 of common stock
 outstanding used in
 computing basic and
 diluted net loss per
 share..................        2,465       1,639      2,844      2,544     12,080
                             ========     =======  =========  =========  =========
Pro forma basic and
 diluted net loss
 per share..............                           $   (1.44)            $   (1.01)
                                                   =========             =========
Weighted average shares
 used in computing pro
 forma basic and diluted
 net loss per share.....                              10,877                16,525
                                                   =========             =========

                            See accompanying notes.

                                 ADFORCE, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                             (dollars in thousands)

                     Convertible                                                      Note        Net
                   Preferred Stock        Common Stock     Additional   Deferred   Receivable  Unrealized
                  -------------------  -------------------  Paid-in      Stock        From      Loss On   Accumulated
                    Shares     Amount    Shares     Amount  Capital   Compensation Stockholder Securities   Deficit
                  -----------  ------  -----------  ------ ---------- ------------ ----------- ---------- -----------
Issuance of
 common stock to
 founders in
 partial
 consideration
 for
 intellectual
 property rights
 assigned to the
 Company........          --   $ --      1,720,000   $ 2    $      6    $   --        $ --       $ --      $    --
Issuance of
 common stock...          --     --      2,003,000     2           8        --          --         --           --
Repurchase of
 common stock...          --     --     (1,612,900)   (2)         (6)       --          --         --           --
Issuance of
 Series A
 convertible
 preferred stock
 upon conversion
 of note
 payable, net of
 issuance costs
 of $97.........      600,457      1           --    --        1,408        --          --         --           --
Issuance of
 Series B
 convertible
 preferred
 stock..........      110,000    --            --    --          550        --          --         --           --
Conversion of
 Series B
 convertible
 preferred stock
 to common
 stock..........     (110,000)   --        220,000   --          --         --          --         --           --
Issuance of
 Series B
 convertible
 preferred
 stock, net of
 issuance costs
 of $17.........    1,027,318      1           --    --        2,560        --          --         --           --
Net loss........          --     --            --    --          --         --          --         --        (3,452)
                  -----------  -----   -----------   ---    --------    -------       -----      -----     --------
Balances at
 December 31,
 1996...........    1,627,775      2     2,330,100     2       4,526        --          --         --        (3,452)
Issuance of
 common stock...          --     --        940,230     1         116        --         (112)       --           --
Forgiveness of
 stockholder
 note
 receivable.....          --     --            --    --          --         --           14        --           --
Issuance of
 Series C
 convertible
 preferred
 stock, net of
 issuance costs
 of $72.........    1,275,000      1           --    --        5,958        --          --         --           --
Issuance of
 warrants.......          --     --            --    --           23        --          --         --           --
Net loss........          --     --            --    --          --         --          --         --        (5,704)
                  -----------  -----   -----------   ---    --------    -------       -----      -----     --------
Balances at
 December 31,
 1997...........    2,902,775      3     3,270,330     3      10,623        --          (98)       --        (9,156)
Issuance of
 common stock...          --     --        868,439     1          90        --          --         --           --
Deferred stock
 compensation
 related to
 certain options
 granted to
 employees......          --     --            --    --        3,974     (3,974)        --         --           --
Amortization of
 deferred stock
 compensation...          --     --            --    --          --       1,172         --         --           --
Compensation
 related to
 acceleration of
 vesting of
 founders'
 stock..........          --     --            --    --        1,407        --          --         --           --
Issuance of
 Series C
 convertible
 preferred stock
 and common
 stock in
 acquisition....      309,738    --        877,834     1       3,224        --          --         --           --
Issuance of
 Series C
 convertible
 preferred
 stock, net of
 issuance costs
 of $26.........       62,210    --            --    --          269        --          --         --           --
Issuance of
 Series D
 convertible
 preferred
 stock, net of
 issuance costs
 of $74.........      730,504      1           --    --        9,954        --          --         --           --
Issuance of
 Series E
 convertible
 preferred
 stock, net of
 issuance costs
 of $112........      728,332      1           --    --        9,887        --          --         --           --
Forgiveness of
 stockholder
 note
 receivable.....          --     --            --    --          --         --           28        --           --
Issuance of
 warrants.......          --     --            --    --        2,251        --          --         --           --
Net loss........          --     --            --    --          --         --          --         --       (15,620)
                  -----------  -----   -----------   ---    --------    -------       -----      -----     --------
Balances at
 December 31,
 1998...........    4,733,559      5     5,016,603     5      41,679     (2,802)        (70)       --       (24,776)
Deferred stock
 compensation
 related to
 certain options
 granted to
 employees
 (unaudited)....          --     --            --    --        7,833     (7,833)        --         --           --
Amortization of
 deferred
 compensation
 (unaudited)....          --     --            --    --          --       4,115         --         --           --
Compensation
 related to
 acceleration of
 vesting of
 employee
 options
 (unaudited)....          --     --            --    --          195        --          --         --           --
Forgiveness of
 stockholder
 note receivable
 (unaudited)....          --     --            --    --          --         --           21        --           --
Issuance of
 common stock,
 net of issuance
 costs of $6,937
 (unaudited)....          --     --      5,491,570     5      70,922        --          --         --           --
Conversion of
 preferred
 shares of stock
 into common
 shares of stock
 (unaudited)....   (4,733,559)    (5)    9,467,118    10          (4)       --          --         --           --
Change in
 unrealized loss
 on available-
 for-sale
 securities
 (unaudited)....          --     --            --    --          --         --          --         (94)         --
Net loss
 (unaudited)....          --     --            --    --          --         --          --         --       (16,691)
                  -----------  -----   -----------   ---    --------    -------       -----      -----     --------
Balances at
 September 30,
 1999
 (unaudited)....  $       --   $ --    $19,975,291   $20    $120,625    $(6,520)      $ (49)     $ (94)    $(41,467)
                  ===========  =====   ===========   ===    ========    =======       =====      =====     ========
                      Total
                  Stockholders'
                     Equity
                  -------------
Issuance of
 common stock to
 founders in
 partial
 consideration
 for
 intellectual
 property rights
 assigned to the
 Company........    $      8
Issuance of
 common stock...          10
Repurchase of
 common stock...          (8)
Issuance of
 Series A
 convertible
 preferred stock
 upon conversion
 of note
 payable, net of
 issuance costs
 of $97.........       1,409
Issuance of
 Series B
 convertible
 preferred
 stock..........         550
Conversion of
 Series B
 convertible
 preferred stock
 to common
 stock..........         --
Issuance of
 Series B
 convertible
 preferred
 stock, net of
 issuance costs
 of $17.........       2,561
Net loss........      (3,452)
                  -------------
Balances at
 December 31,
 1996...........       1,078
Issuance of
 common stock...           5
Forgiveness of
 stockholder
 note
 receivable.....          14
Issuance of
 Series C
 convertible
 preferred
 stock, net of
 issuance costs
 of $72.........       5,959
Issuance of
 warrants.......          23
Net loss........      (5,704)
                  -------------
Balances at
 December 31,
 1997...........       1,375
Issuance of
 common stock...          91
Deferred stock
 compensation
 related to
 certain options
 granted to
 employees......         --
Amortization of
 deferred stock
 compensation...       1,172
Compensation
 related to
 acceleration of
 vesting of
 founders'
 stock..........       1,407
Issuance of
 Series C
 convertible
 preferred stock
 and common
 stock in
 acquisition....       3,225
Issuance of
 Series C
 convertible
 preferred
 stock, net of
 issuance costs
 of $26.........         269
Issuance of
 Series D
 convertible
 preferred
 stock, net of
 issuance costs
 of $74.........       9,955
Issuance of
 Series E
 convertible
 preferred
 stock, net of
 issuance costs
 of $112........       9,888
Forgiveness of
 stockholder
 note
 receivable.....          28
Issuance of
 warrants.......       2,251
Net loss........     (15,620)
                  -------------
Balances at
 December 31,
 1998...........      14,041
Deferred stock
 compensation
 related to
 certain options
 granted to
 employees
 (unaudited)....         --
Amortization of
 deferred
 compensation
 (unaudited)....       4,115
Compensation
 related to
 acceleration of
 vesting of
 employee
 options
 (unaudited)....         195
Forgiveness of
 stockholder
 note receivable
 (unaudited)....          21
Issuance of
 common stock,
 net of issuance
 costs of $6,937
 (unaudited)....      70,927
Conversion of
 preferred
 shares of stock
 into common
 shares of stock
 (unaudited)....           1
Change in
 unrealized loss
 on available-
 for-sale
 securities
 (unaudited)....         (94)
Net loss
 (unaudited)....     (16,691)
                  -------------
Balances at
 September 30,
 1999
 (unaudited)....    $ 72,515
                  =============

                            See accompanying notes.

                                 ADFORCE, INC.

                            STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

                           Period from                                  Nine Months
                         January 16, 1996                                  Ended
                           (Inception)    Years Ended December 31,     September 30,
                         To December 31,  ------------------------   ------------------
                               1996          1997          1998        1998      1999
                         ---------------- ------------ ------------  --------  --------
                                                                        (unaudited)
Cash flows from
 operating activities:
Net loss...............      $ (3,452)    $    (5,704) $    (15,620) $(10,640) $(16,691)
 Reconciliation of net
  loss to net cash
  used in operating
  activities:
 Depreciation and
  amortization.........           158             797         3,486     2,329     3,402
 Amortization of
  deferred stock
  compensation and
  other compensation
  charges..............           --              --          2,579     1,158     4,115
 Loss on sale of
  assets...............           --              --            281       281        15
 Acquired in-process
  technology...........           319             --            100       100       --
 Other non-cash
  charges..............           --               14            51         6        26
 Changes in operating
  assets and
  liabilities:
   Accounts
    receivable.........           --             (239)         (908)     (391)     (610)
   Prepaid expenses and
    other current
    assets and other
    non-current
    assets.............           (75)           (329)         (449)     (161)     (626)
   Accounts payable....           566            (192)          239      (162)    1,606
   Accrued compensation
    and related
    benefits...........            61              24            61       205       996
   Deferred revenue....           --              --             10        13       772
   Other accrued
    liabilities........           150              42           577       151       534
                             --------     -----------  ------------  --------  --------
     Net cash used in
      operating
      activities.......        (2,273)         (5,587)       (9,593)   (7,111)   (6,461)
                             --------     -----------  ------------  --------  --------
Cash flows from
 investing activities:
 Acquisition of
  technology and
  operating rights.....          (106)            --            --        --        --
 Purchases (sales) of
  short-term
  investments, net.....           --              --            --        --    (54,455)
 Investment in note
  receivable...........           --              --            --        --       (500)
 Proceeds from sale of
  assets...............           --              --            105       105       --
 Capital
  expenditures.........        (1,248)           (163)       (1,291)     (888)   (2,031)
                             --------     -----------  ------------  --------  --------
     Net cash used in
      investing
      activities.......        (1,354)           (163)       (1,186)     (783)  (56,986)
                             --------     -----------  ------------  --------  --------
Cash flows from
 financing activities:
 Proceeds from sale-
  leaseback
  transaction..........           --            1,033           --        --        --
 Principal payments on
  capital lease
  obligations..........           --             (248)         (923)     (607)   (1,648)
 Proceeds from
  issuance of common
  stock, net...........             2               5            86        87    70,922
   Proceeds from
    issuance of
    preferred stock,
    net................         3,014           5,959        19,594    19,594       --
   Proceeds from
    issuance of notes
    payable............         1,757             --            500       500       --
   Repayment of notes
    payable............          (465)            --           (113)     (113)      --
                             --------     -----------  ------------  --------  --------
     Net cash provided
      by financing
      activities.......         4,308           6,749        19,144    19,461    69,274
                             --------     -----------  ------------  --------  --------
Net increase in cash
 and cash equivalents..           681             999         8,365    11,567     5,827
Cash and cash
 equivalents at
 beginning of period...           --              681         1,680     1,680    10,045
                             --------     -----------  ------------  --------  --------
Cash and cash
 equivalents at end of
 period................      $    681     $     1,680  $     10,045  $ 13,247  $ 15,872
                             ========     ===========  ============  ========  ========
Supplemental schedule
 of noncash
 investing/financing
 activities
Property and equipment
 acquired under capital
 leases................      $    --      $     1,458  $      3,389  $  2,511  $  5,089
                             ========     ===========  ============  ========  ========
Conversion of
 convertible preferred
 stock into common
 stock.................      $    550     $       --   $        --   $    --   $ 31,486
                             ========     ===========  ============  ========  ========
Conversion of notes
 payable into Series A
 convertible preferred
 stock.................      $  1,409     $       --   $        --   $    --   $    --
                             ========     ===========  ============  ========  ========
Conversion of notes
 payable and accrued
 interest into Series D
 convertible preferred
 stock.................      $    --      $       --   $        506  $    506  $    --
                             ========     ===========  ============  ========  ========
Increase in deferred
 stock compensation....      $    --      $       --   $      3,915     3,477  $  7,833
                             ========     ===========  ============  ========  ========
Issuance of Series C
 convertible preferred
 stock, common stock,
 and stock options for
 purchase of business..      $    --      $       --   $      3,225  $  3,225  $    --
                             ========     ===========  ============  ========  ========

                            See accompanying notes.

                                 ADFORCE, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)

1. Organization and Summary of Significant Accounting Policies

   Imgis, Inc. was incorporated in the state of California on January 16, 1996. Effective on April 30, 1999, AdForce's stockholders approved its reincorporation in the state of Delaware. AdForce is a provider of centralized, outsourced ad management and delivery services on the Internet. AdForce's services offer sophisticated campaign design, inventory management, targeting, ad delivery, tracking, measuring and reporting capabilities.

   AdForce has incurred operating losses to date and had an accumulated deficit of $41,467,000 at September 30, 1999. AdForce's activities have been primarily financed through private placements of equity securities, capital lease financings and in May 1999, the sale of 5,175,000 shares of common stock for $77,625,000 in its initial public offering. AdForce may need to raise additional capital through the issuance of debt or equity securities and capital lease financings. Such financing may not be available on terms satisfactory to AdForce, if at all. If adequate funds are not available, AdForce may be required to reduce its level of spending.

 Interim Financial Information

   The financial information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that AdForce's management considers necessary for a fair presentation of AdForce's operating results and cash flows for such period. Results for the nine month period ended September 30, 1999 are not necessarily indicative of results to be expected for the full fiscal year of 1999 or for any future period.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentration of Credit Risk

   AdForce sells and grants credit for its services to its customers without requiring collateral or third-party guarantees. To date, all of AdForce's customers are participants in the Internet industry, including ad agencies, Web sites, and ad rep firms. Few companies in the Internet industry have a demonstrated history of profitability, and, accordingly, granting unsecured credit to such customers carries with it a significant risk of loss. AdForce monitors its exposure for credit losses and maintains appropriate allowances. If one or more of AdForce's customers are unable to pay for its services, our quarterly and annual results of operations could be materially or adversely affected. During 1996, AdForce was still in the development stage and had no revenues. During 1997, two customers accounted for approximately 79% and 13% of net revenue. One customer accounted for approximately 85% of AdForce's net accounts receivable at December 31, 1997. During 1998, three customers accounted for 40%, 16% and 11% of net revenue. Two customers each accounted for approximately 31% of AdForce's net accounts receivable at December 31, 1998.

   For the nine months ended September 30, 1999, four major customers accounted for 73% of net revenue compared to two major customers accounting for 62% of net revenue for the comparable period in the previous year. Two of the major customers collectively accounted for 69% of our net accounts receivable at September 30, 1999. GeoCities, one of AdForce's top four customers for the nine months ended September 30, 1999, was acquired by Yahoo!, Inc., effective May 28, 1999 and discontinued the use of AdForce's ad serving services

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)

during June 1999 for the majority of its ads. GeoCities, which had been a customer since June 1998, accounted for 20%, 12% and 3% of AdForce's net revenues during the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively. Netscape was acquired by America Online during the first quarter of 1999, and transitioned Netscape's domestic and European Netcenter advertising serving (which represented the substantial majority of AdForce's business with Netscape) from AdForce to America Online's internal system following the expiration on November 22, 1999 of AdForce's contract with Netscape. Netscape accounted for 12%, 10% and 20% of our net revenues during the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively. In addition, 24/7 Media has stated that it is currently developing and implementing an internal ad delivery technology that is intended to serve as its sole ad delivery solution, and that it expects to deploy this system in the fourth quarter of 1999. It has also stated that, unless and until the development of and transition to its own ad delivery technology is complete, it will be primarily dependent on AdForce to deliver ads to its networks and Web sites. 24/7 Media accounted for 23%, 29% and 24% of our net revenues during the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively.

 Cash and Cash Equivalents

   AdForce considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 1997 and 1998 and September 30, 1999, cash and cash equivalents consisted primarily of investments in money market accounts and commercial paper, and their cost approximated fair value. AdForce places its cash and cash equivalents in high-quality U.S. financial institutions and, to date, has not experienced any losses on any of these investments.

 Marketable Securities

   AdForce accounts for investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). AdForce classifies its short-term investments as available-for-sale. Accordingly, these investments, primarily commercial paper and corporate bonds, are carried at fair value. Changes in market values are reflected as unrealized gains or losses, calculated on the specific identification method, and reported as a net amount in a separate component of stockholders' equity.

 Fair Value of Financial Instruments and Associated Risk

   Statement of Financial Accounting Standards ("FAS") No. 107, "Disclosures About Fair Value of Financial Instruments," requires that fair values be disclosed for most of AdForce's financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, note receivable from stockholder, current liabilities, and capital lease obligations are considered to be representative of their respective fair values.

   Financial instruments that potentially subject AdForce to credit risk consist of short-term investments and trade receivables. AdForce is subject to concentrations of credit risk and interest rate risk related to its short-term investments. AdForce's credit risk is managed by limiting the amount of investments placed with any one portfolio manager, investing in money market funds, short-term commercial paper, and A1 rated corporate bonds with a weighted average months to maturity of approximately 6.5 months as of September 30, 1999.

 Intangible Assets, Net

   Intangible assets consist primarily of purchased technology and other intangibles related to an acquisition accounted for using the purchase method and the value of the warrant issued to a data vendor. Amortization of the purchased technology and other intangibles related to the acquisition is provided on a straight-line basis

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)

over the respective useful lives of the assets, which range from two to three years. Purchased in-process research and development without an alternative future use was expensed when acquired. Amortization of the warrant value is provided on a straight-line basis over a three year period, beginning July 14, 1999.

   As of December 31, 1998 and of September 30, 1999, AdForce has accumulated amortization related to intangible assets of $1,329,000 and $2,571,000, respectively.

   AdForce identifies and records impairment losses on intangible assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

 Depreciation and Amortization

   AdForce records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally three to five years. Equipment acquired under capital leases is amortized on a straight-line basis over the shorter of its lease term or estimated useful life, generally three to five years.

 Advertising Costs

   Advertising costs are charged to expense when incurred. No advertising costs were incurred for the period from January 16, 1996 (inception) to December 31, 1996. Advertising expense was $93,000, $125,000, and $696,000 for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, respectively.

 Revenue Recognition

   To date, substantially all of AdForce's revenues have been generated from the provision of Internet ad management and delivery services for its customers. AdForce recognizes revenues from these services based on the number of ads delivered. Revenue is recognized at the time the service is delivered, provided AdForce does not have any significant remaining obligations and collection of the resulting receivable is probable. Prepaid amounts for advertising management and delivery services are recorded as deferred revenue until the related services are delivered.

 Stock-Based Compensation

   AdForce has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and related interpretations in accounting for its employee stock options because, as discussed in Note 8, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of AdForce's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. See pro forma disclosures of applying FAS 123 included in Note 8.

 Research and Development Costs

   Costs incurred in the development of new software (and substantial enhancements to existing software) to be used in connection with AdForce's services are expensed to operations as incurred until technological feasibility of such software has been established, at which time any additional costs would be capitalized in accordance with FAS No. 86. Because AdForce believes that its present process for developing software is completed essentially concurrently with the establishment of technological feasibility, no research and development costs have been capitalized to date.

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)


 Net Loss per Share

   Basic and diluted net loss per share are presented in conformity with FAS No. 128, "Earnings Per Share" ("FAS 128"), for all periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the effective date of AdForce's initial public offering are included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, AdForce has not had any issuances or grants for nominal consideration. In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase.

 Pro Forma Net Loss per Share

   Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of convertible preferred stock not included above that automatically converted into 9,467,118 shares of common stock upon the completion of AdForce's initial public offering (using the as-converted method).

   Historical and pro forma basic and diluted net loss per share are as follows (in thousands, except per share amounts):

                            Period From      Years Ended      Nine Months Ended
                         January 16, 1996    December 31,       September 30,
                          (Inception) to   -----------------  ------------------
                         December 31, 1996  1997      1998      1998      1999
                         ----------------- -------  --------  --------  --------
                                                                 (unaudited)
Historical:
Net loss................      $(3,452)     $(5,704) $(15,620) $(10,640) $(16,691)
                              =======      =======  ========  ========  ========
Basic and diluted
 shares:
Weighted average shares
 of common
 stock outstanding......        3,665        2,836     4,443     4,248    13,012
Less weighted average
 shares subject
 to repurchase..........       (1,200)      (1,197)   (1,599)   (1,704)     (932)
                              -------      -------  --------  --------  --------
Weighted average shares
 of common stock
 outstanding used in
 computing basic and
 diluted net per loss
 share..................        2,465        1,639     2,844     2,544    12,080
                              =======      =======  ========  ========  ========
Basic and diluted net
 loss per share.........      $ (1.40)     $ (3.48) $  (5.49) $  (4.18) $  (1.38)
                              =======      =======  ========  ========  ========
Pro forma:
Net loss................                            $(15,620)           $(16,691)
                                                    ========            ========
Weighted average shares
 of common stock
 outstanding used in
 computing basic and
 diluted net loss per
 share..................                               2,844              12,080
Adjusted to reflect the
 assumed conversion of
 convertible preferred
 stock from the date
 of issuance............                               8,033               4,445
                                                    --------            --------
Weighted average shares
 used in
 computing pro forma
 basic and diluted net
 loss per share.........                              10,877              16,525
                                                    ========            ========
Pro forma basic and
 diluted net loss per
 share..................                            $  (1.44)           $  (1.01)
                                                    ========            ========

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)

   If AdForce had reported net income, diluted net income per share would have included the shares used in the computation of pro forma net loss per share as well as approximately 3,217,546, and 4,728,772 common equivalent shares related to outstanding options and warrants to purchase common stock not included above for the years ended December 31, 1998 and for the nine months ended September 30, 1999, respectively. The common equivalent shares from options and warrants would be determined on a weighted average basis using the treasury stock method.

 Comprehensive Loss

   In June 1997, the Financial Accounting Standards Board issued FAS No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. AdForce adopted FAS 130 in the year ended December 31, 1998. There was no impact on AdForce's financial statements in fiscal 1998 as a result of the adoption of FAS 130, as there is no difference between AdForce's net loss reported and the comprehensive net loss under FAS 130 in 1996, 1997 or 1998. During the nine months ended September 30, 1999, unrealized loss on securities of $94,000 increased total comprehensive loss to $16.8 million.

 Segment Information

   In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. FAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. AdForce adopted FAS 131 in the year ended December 31, 1998. AdForce operates solely in one segment, the provision of Internet advertising management and delivery services, and therefore there is no impact on AdForce's financial statements of adopting FAS 131. For the year ended December 31, 1998 and for the nine months ended September 30, 1999, revenues from customers outside the United States were $375,000 and $570,000, respectively. The majority of this revenue was from customers in Europe and Africa.

 New Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. AdForce implemented SOP No. 98-1 on January 1, 1999. The adoption of SOP No. 98-1 did not have a material impact on its financial position or results of operations.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. AdForce implemented SOP No. 98-5 on January 1, 1999. The adoption of SOP No. 98-5 did not have a material impact on its financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. AdForce will be required to implement SFAS No. 133 for the year ending December 31, 2001. Because AdForce does not

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)

currently hold any derivative instruments and does not engage in hedging activities, AdForce does not expect that the adoption of SFAS No. 133 will have a material impact on its financial position or results of operations.

2. Business Combination

   In February 1998, AdForce acquired StarPoint Software, Inc. ("StarPoint"), a company that developed software to serve Internet advertising, for (i) 309,738 shares of Series C preferred stock with a fair value of $1,465,000 based on the price at which the Series C preferred stock was sold by the Company in November 1997, (ii) 877,834 shares of common stock with an aggregate fair value of $1,760,000 based on the deemed fair value of the Company's common stock at the time of issuance, (iii) options to purchase 48,056 shares of common stock, (iv) $113,000 of debt and (v) $162,000 in acquisition costs in a transaction that was accounted for as a purchase. The deemed fair value of the common stock was determined by the Board of Directors after consideration of the relevant factors, including the current prices of the Company's preferred stock, the current status of the Company's operations and key operating factors.

   The purchase consideration was allocated to the acquired assets and assumed liabilities based on fair values as follows (in thousands):

      Current assets.................................................... $   19
      Property and equipment............................................     77
      Liabilities assumed...............................................   (645)
      Purchased in-process technology...................................    100
      Purchased technology..............................................  2,600
      Goodwill..........................................................    609
      Non-competition agreement.........................................    540
      Assembled workforce...............................................    200
                                                                         ------
                                                                         $3,500
                                                                         ======

   AdForce determined that $100,000 of the purchase price represented purchased in-process technology that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was expensed at the time of the acquisition. The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility had not been achieved and assessing the completion date of the research and development effort. The state of completion was determined by estimating the costs and time incurred to date relative to the costs and time to be incurred to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows only from the percentage of research and development efforts completed at the date of acquisition, and discounting the net cash flows back to their present value. The discount rate of 40% included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology projects.

   The value of the purchased technology of $2,600,000 was determined by discounting expected future cash flows of the existing developed technologies taking into account the characteristics and applications of the technology, the size of existing markets and growth rates of existing and future markets, as well as an evaluation of past and anticipated service-life cycles. The discount rate of 35% included a factor that took into account the uncertainty surrounding the successful delivery of the purchased technology.

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)


   The following (unaudited) pro forma summary represents the consolidated results of operations as if the acquisition of StarPoint had occurred at the beginning of the period presented and is not intended to be indicative of future results (in thousands except per share amounts).

                                                                Year Ended
                                                             December 31, 1997
                                                             -----------------
      Pro forma net revenue.................................      $   437
      Pro forma net loss....................................      $(8,739)
      Pro forma basic and diluted net loss per share........      $ (3.47)
      Number of shares used in pro forma basic and diluted
       per share calculation................................        2,517

   The pro forma disclosures for the year ended December 31, 1998 have been omitted because they are not materially different from the reported amounts as the results of operations of StarPoint have been included since February 13, 1998. In-process research and development charges of $100,000 were excluded from the pro forma net loss and pro forma net loss per share figures for the year ended December 31, 1997. The number of shares used in the above pro forma per share calculation assumes that the common stock issued to StarPoint on February 13, 1998 was issued and outstanding for the entire year of 1997. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been effected at the beginning of the period presented and are not intended to be a projection of future results.

3. Property and Equipment

   Property and equipment consisted of the following (in thousands):

                                                  December 31,
                                                 --------------- September 30,
                                                  1997    1998       1999
                                                 ------- ------- -------------
                                                                  (unaudited)
      Computer hardware and software............ $ 2,648 $6 ,475    $12,602
      Office furniture and equipment............     155     345        993
      Leasehold improvements....................      76     152        479
                                                 ------- -------    -------
                                                   2,879   6,972     14,073
      Less accumulated depreciation and
       amortization.............................     933   2,764      5,230
                                                 ------- -------    -------
                                                 $ 1,946 $ 4,208    $ 8,843
                                                 ======= =======    =======

   As of December 31, 1997, 1998 and September 30, 1999, property and equipment included amounts acquired under capital leases of $2,491,000, $5,140,000 and $8,494,000, respectively, with related accumulated amortization of $740,000, $1,714,000 and $1,997,000, respectively. This includes property and equipment with a net book value of $589,000 and $197,000 at December 31, 1998 and September 30, 1999, respectively, that was acquired in 1996 and financed in 1997 through a sale-leaseback transaction.

4. Related Parties

   During 1998, and for a portion of 1999, two of AdForce's founders, who are current stockholders but no longer employees at AdForce, held executive management positions with one of AdForce's customers. Net revenue recognized from sales to this customer were $260,000 and $2,766,000 during the year ended December 31, 1998 and nine months ended September 30, 1999.

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)


5. License Agreement and Demographic Data Agreement

   In July 1998, AdForce entered into a License Agreement and a Demographic Data Agreement with America Online, Inc. In addition, AdForce sold 728,332 shares of Series E convertible preferred stock to America Online for a purchase price of $10,000,000. In connection with the sale of Series E convertible preferred stock to America Online, AdForce also issued to America Online a warrant to purchase up to 509,831 shares of Series E convertible preferred stock at an exercise price of $13.73 per share. The warrant is exercisable at any time on or before July 14, 2003 (See Note 8). AdForce determined the fair value of the warrants to be $3,686,000 using the Black-Scholes method. Approximately $1,669,000 of the value of the warrant was attributable to the Series E preferred stock agreement and approximately $2,019,000 of the value of the warrant was attributable to the Demographic Data Agreement. AdForce determined the allocation of the warrant value between the Series E preferred stock agreement and the Demographic Data Agreement primarily based on the decrease to the conversion rate (benefit to the Company and its other equity holders) of the Series D preferred stock as a result of the sale and issuance of the Series E preferred stock and warrant. The amount related to the Demographic Data Agreement is being amortized over a three year term of the agreement beginning July 14, 1999.

   Under the License Agreement, AdForce licensed its technology to America Online and its affiliates to be used internally by America Online and on sites associated with America Online. The licensed technology includes future enhancements to AdForce's technology and is warranted to perform according to its specifications. The license is fully paid, nonexclusive, perpetual, worldwide and nontransferable except for certain assignments and includes source code. AdForce can terminate the license only in the event of a material, uncorrected breach of the License Agreement or Demographic Data Agreement by America Online. For the duration of the license, if requested, AdForce will provide technical support, development services and ad serving services on a cost or cost plus basis if America Online is not in default. AdForce will provide these services at cost if America Online provides AdForce access to demographic data under the Demographic Data Agreement and America Online is not in breach of the Demographic Data Agreement. Otherwise, AdForce can mark up the cost of our services by certain percentages. Under the License Agreement, America Online will use commercially reasonable efforts to encourage others associated with America Online to use AdForce's technology, and AdForce will use commercially reasonable efforts to encourage its customers to use America Online in the sale of interactive advertising.

   Under the Demographic Data Agreement, America Online may authorize AdForce to use demographic information about America Online users in connection with the targeting and delivery of ads to these users. After AdForce has access to the demographic data, AdForce will pay America Online quarterly fees based on the greater of a certain percentage of the consideration charged for targeted advertising or a certain percentage of the incremental revenue charged for the targeting feature. Such fees will total at least $10,000,000 for the first three years after America Online provides access to the demographic data. The term of the Demographic Data Agreement will expire on the earlier of July 14, 2002 or three years after AdForce has access to the demographic data. America Online can elect to renew the Demographic Data Agreement on a year-to-year basis with 90 days' notice on the same terms and conditions, subject to establishing mutually agreeable minimum annual fees. America Online can elect to terminate the Demographic Data Agreement upon payment of a fee to AdForce in the event a third party offers more favorable terms for access to the demographic data and AdForce does not match such terms. AdForce has proposed a preliminary implementation schedule that is subject to America Online's approval. To date, however, AdForce has not had access to the demographic data and there is no final implementation schedule or procedure for such access. AdForce has no anticipated time frame for gaining access to the Demographic Data Agreement.

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)


6. Commitments

   At December 31, 1998, AdForce was leasing its operating and administrative facilities and certain equipment under non-cancelable operating lease agreements that expire in April 2004. Rent expense was approximately $81,000, $210,000, $536,000, and $1,101,000 for the period from January 16, 1996
(inception) to December 31, 1996, for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999, respectively.

   During the years ended December 31, 1997 and 1998, AdForce executed five lease-line agreements for a total of $8,000,000 in lease-line credit availability. At December 31, 1998, related lease obligations bore interest at an effective rate of 7.9% to 9.75% and were secured by the related property and equipment. Approximately $2,110,000 and $79,000 in unused lease-line credit remained available under these lease agreements at December 31, 1998 and September 30, 1999, respectively.

   As of December 31, 1998, minimum lease payments under all noncancelable lease agreements were as follows (in thousands):

                                                              December 31, 1998
                                                              -----------------
                                                              Capital Operating
                                                              Leases   Leases
                                                              ------- ---------
      1999................................................... $1,943   $  918
      2000...................................................  2,010      846
      2001...................................................  1,415      846
      2002...................................................    223      522
      2003...................................................    --       448
      Thereafter.............................................    --        60
                                                              ------   ------
      Total minimum lease payments........................... $5,591   $3,640
                                                                       ======
      Less amount representing interest......................  1,042
                                                              ------
      Present value of minimum lease payments................  4,549
      Less current portion of capital lease obligations......  1,460
                                                              ------
      Long-term portion of capital lease obligations......... $3,089
                                                              ======

   In February 1999, AdForce executed a lease-line agreement for a total of $4,000,000 in lease-line credit availability. Obligations under the lease-line will be secured by the related equipment and will be payable over a 42 month period. A total of $2.9 million in borrowings were drawn under this arrangement during the nine month period ended September 30, 1999. Approximately $1.1 million in unused lease-line credit remained available under this lease agreement at September 30, 1999.

   In February 1999, AdForce executed a noncancellable operating lease for a facility in Cupertino, California that expires in April 2003. In addition, in July 1999 AdForce executed a noncancellable operating lease for a facility in New York, New York that expires in September 2005, and in September 1999 the

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)

Company executed a noncancellable operating lease for disk capacity that expires in September 2002. Future minimum lease payments outstanding under these noncancellable lease agreements as of September 30, 1999 are as follows (in thousands):

      1999.............................................................. $  545
      2000..............................................................  2,265
      2001..............................................................  2,332
      2002..............................................................  2,162
      2003..............................................................    598
      Thereafter........................................................    329
                                                                         ------
      Total minimum lease payments...................................... $8,231
                                                                         ======

7. Borrowing Arrangements

   During 1998, AdForce received funding from a private investor secured by notes payable totaling $500,000. The notes payable plus accrued interest were converted into 36,861 shares of Series D convertible preferred stock at a rate of $13.73 per share during the year ended December 31, 1998.

   During the period from January 16, 1996 (inception) to December 31, 1996, AdForce received funding from three investors secured by notes payable totaling $1,757,000. During the period from January 16, 1996 (inception) to December 31, 1996, $1,506,000 of these notes payable plus accrued interest were converted into Series A convertible preferred stock at a rate of $2.51 per share. The remaining notes payable plus accrued interest of $465,000 were repaid to the related note holders during the period from January 16, 1996 (inception) to December 31, 1996.

8. Stockholders' Equity

 General

   In February 1998, AdForce's stockholders approved certain modifications to AdForce's capital structure, including a two-for-one stock split of AdForce's Common Stock, and a modification of the conversion ratio of all shares of AdForce's preferred stock to Common Stock. All shares of preferred stock were to be converted into two shares of Common Stock on the effective date of the initial public offering. In addition, the stockholders approved the addition of 1,600,000 shares of Common Stock to the pool of shares available for stock option grants under the 1997 Stock Plan. All common share and per share amounts presented have been adjusted retroactively to reflect the stock split.

   AdForce has retroactively restated the par value of its preferred and common stock in these financial statements to reflect the reincorporation in Delaware on April 30, 1999.

   On May 7, 1999, the Company sold 5,175,000 shares of Common Stock in its initial public offering at a price of $15.00 per share. The Company received net proceeds from the offering of $70.7 million.

 Convertible Preferred Stock

   Each share of convertible preferred stock was convertible into two shares of Common Stock prior to the Company's initial public offering, subject to appropriate adjustments for common stock splits, stock dividends, and similar transactions. Conversion was automatic upon the closing of the initial public offering of common stock in which, with respect to the Series A, B, and C convertible preferred stock, the aggregate gross proceeds

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)

to AdForce were to be at least $15,000,000 and the minimum offering price was to be at least equal to $6.275 per share, and, with respect to the Series D and E convertible preferred stock, the aggregate proceeds (gross with respect to Series D and net with respect to Series E) to AdForce were to be at least $20,000,000 and the minimum offering price was to be at least equal to $125,000,000 divided by the number of shares of AdForce's common stock outstanding immediately prior to the offering, assuming conversion of all convertible securities and the exercise of all options and warrants. In addition, the Series A, B, and C convertible preferred stock were convertible upon the written consent or agreement of the holders of a majority of the respective series of preferred stock. On May 7, 1999 all of the Company's outstanding shares of Series A, B, C, D and E Convertible Preferred Stock were automatically converted into 9,467,118 shares of Common Stock.

   Each holder of convertible preferred stock was entitled to a number of votes equal to the number of shares of common stock into which such convertible preferred stock were to be converted.

   Each holder of convertible preferred stock was entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at the annual rate of $0.20, $0.20, $0.38, $1.10, and $1.10 per share for Series A, B, C, D, and E convertible preferred stock, respectively, payable in preference and priority to any payment of any dividend on common stock.

   In the event of liquidation, the holders of convertible preferred stock would have been entitled to a liquidation preference equal to $2.51 per share for all Series B convertible preferred stock, $4.73 per share for all Series C convertible preferred stock and $13.73 per share for all Series D and E convertible preferred stock, plus any declared but unpaid dividends on such shares, and if assets remained in the corporation that were legally available for distribution, the holders of the Series B, C, D, and E convertible preferred stock would have received from the remaining assets of the corporation available for distribution to stockholders that portion of such assets equal to their pro rata share of such assets based on the number of shares of common stock held by all stockholders of the corporation, assuming the conversion to common stock of all shares of Series A, B, C, D, and E convertible preferred stock. Then, and only then, would the holders of Series A convertible preferred stock have received $2.51 per share, plus all declared but unpaid dividends. Any remaining assets would then have been distributed on a pro rata basis among the holders of Series A convertible preferred stock and the holders of common stock.

 Common Stock

   At December 31, 1998, AdForce had reserved 10,755,662 shares of its common stock for issuance upon conversion of the outstanding shares of its Series A, B, C, D, and E convertible preferred stock and shares of preferred stock issuable upon the exercise of outstanding warrants, and 2,631,770 shares of common stock for issuance upon exercise of options outstanding and available under the 1997 Stock Plan and shares of common stock issuable upon the exercise of outstanding warrants. On May 7, 1999 all of the Company's outstanding shares of Series A, B, C, D and E Convertible Preferred Stock were automatically converted into 9,467,118 shares of Common Stock.

   A total of 1,449,620 shares of common stock issued to two of AdForce's founders in 1996 were subject to certain repurchase rights, held by AdForce, upon the termination of employment of the respective founders. Such repurchase rights lapsed immediately with respect to 25% of the shares and lapse ratably with respect to the remaining shares over 36 months beginning in June 1996. During 1998, the founders ceased their employment with AdForce. AdForce elected not to exercise its repurchase right with respect to the remaining 256,195 shares subject to repurchase at that time. Compensation expense of $1,407,000 was recorded in 1998 related to such shares based on the difference between the exercise price and the fair value of such shares at the time the founders ceased employment with AdForce.

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)


   At December 31, 1998 and September 30, 1999, 562,500 and 393,750 shares of common stock, respectively, held by an officer were subject to repurchase by AdForce at their original purchase price of $0.125 per share. Such repurchase rights lapse ratably over the 48-month vesting period of the underlying options to purchase common stock.

   A total of 800,000 shares of common stock issued in conjunction with AdForce's acquisition of StarPoint to three of StarPoint's founders, who are now employees of AdForce, were subject to certain repurchase rights held by AdForce. At September 30, 1999, 55,556 of these shares of common stock had been repurchased. At December 31, 1998 and September 30, 1999, 266,667 and 55,557, respectively, of these shares of common stock remained subject to repurchase. The repurchase rights lapsed as to 22/48 of the shares on the date of acquisition, as to 9/48 of the shares after the employees had completed nine months of continuous employment at AdForce and as to 1/48 of these shares each month thereafter.

 Note Receivable From Stockholder

   During 1997, AdForce received a note receivable from a stockholder of AdForce upon his exercise of an option to purchase 900,000 shares of common stock. As of December 31, 1998 and September 30, 1999, 562,500 and 393,750, respectively, of the shares issued were subject to repurchase by AdForce at the original exercise price. The repurchase rights lapse ratably over the 48 month vesting period of the underlying option. The note bears interest at 6.8% and is secured by the related stock. The note and related interest is being forgiven ratably over a period of four years of service/employment. The Company is recording compensation expense related to the forgiveness of the note as the note is forgiven.

 Warrants

   In association with certain transactions, AdForce issued warrants to third parties for the purchase of AdForce's common stock and convertible preferred stock. The warrants that remained outstanding at December 31, 1998 were as follows:

                             Nature of                   Shares
                              related        Date of      Under   Exercise   Expiration of    Fair Value
  Party    Class of Stock   transaction      Issuance    Warrant    Price    Exercisability (In Thousands)
  -----    --------------- -------------- -------------- ------- ----------- -------------- -------------
Vendor     Common stock    Recruiting     April 1997       6,142 $1.26-$2.37  October 15,      $  --
                           services                                           2007
Vendor     Series B        Capital lease  March 1997      27,889   $ 2.51     December 31,     $   31
           convertible     agreement                                          2002
           preferred stock
Vendors    Series C        Capital lease  December 1997   59,197   $ 4.73     December 31,     $  108
           convertible     agreements                                         2002 through
           preferred stock                                                    December 2,
                                                                              2007
Vendor     Series D        Capital lease  September 1998  10,925   $13.73     September        $   67
           convertible     agreement                                          29, 2008
           preferred stock
Private    Series D        Series D       July 1998       36,430   $13.73     July 14,         $  267
Investors  convertible     convertible                                        2003
           preferred stock preferred
                           stock
                           agreement
Private    Series E        Series E       July 1998      509,831   $13.73     July 14,         $3,686
Investor/  convertible     convertible                                        2003
Vendor     preferred stock preferred
                           stock
                           agreement and
                           Demographic
                           Data Agreement

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)


   Warrants to purchase 6,142 shares of common stock, included above, which were to expire on the earlier of October 15, 2007 or the filing by AdForce for an initial public offering, were exercised in the nine months ended September 30, 1999. Warrants to purchase 36,998 and 10,925, shares of Series C and Series D convertible preferred stock, respectively, included above, expire on the later of December 2, 2007 and September 29, 2008, respectively, or five years subsequent to the filing by AdForce of an initial public offering. Warrants to purchase 36,430 shares of Series D convertible preferred stock and 509,831 shares of Series E convertible preferred stock, respectively, included above, expire on the later of July 14, 2003 or the closing of any merger, tender offer, or other transaction in which all of the holders of AdForce's outstanding common stock and preferred stock (if any) receive only cash or cash and other securities payable only in cash. Warrants to purchase 400,000 shares of common stock issued to a demographic data vendor in April 1997, with a fair value of $48,000 and a ten year life, were exercised for total consideration of $2,000 during 1998.

   The value of the warrants granted to third parties, excluding the value attributable to equity investments of approximately $1.9 million, is being charged to the related expense over the term of the respective agreements. AdForce recognized expenses of $23,000 and $56,000 during the years ended December 31, 1997 and 1998, respectively, related to the estimated fair market value of these warrants. The value of each of the warrants has been determined using the Black-Sholes method, with an expected dividend yield of zero, a risk-free interest rate of 5%, and a volatility factor of 20%, except for the warrant to purchase shares of Series D and Series E preferred stock issued to private investors for which a volatility factor of 55% was used. The lives used to value each of the warrants was based on the term of each warrant as set forth in the preceding table or described in the preceding paragraph.

 Stock Option Plans

   AdForce has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No 25, when the exercise price of AdForce's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   During 1997, AdForce adopted the 1997 Stock Plan (the "Plan"). Under the Plan, options to purchase common stock may be granted at no less than 85% of the fair value of the underlying common stock on the date of the grant, as determined by the Board of Directors. Options generally have a maximum term of 10 years and are exercisable immediately, but vest over a 48-month period. Under the Plan, an optionee may exercise part or all of the options prior to the stated vesting date. However, unvested shares are subject to repurchase, at AdForce's option, upon a stockholder's termination of employment for any reason. As of December 31, 1998 and September 30, 1999 763,088 and 543,769 of the shares, respectively, issued upon exercise of stock options, including the options exercised by an officer of AdForce that are discussed under "Note Receivable From Sale of Common Stock," were subject to repurchase by AdForce at the exercise price.

   In connection with the acquisition by AdForce of StarPoint as described in
Note 2, AdForce assumed all options outstanding under the StarPoint Software, Inc. 1996 Stock Plan ("StarPoint Plan"). These options vest over a 48-month period with 9/48 of the underlying shares vesting after the employee had completed nine months of continuous employment at AdForce and 1/48 of the underlying shares vesting each month thereafter.

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)


 1999 Equity Incentive Plan

   In February 1999, the Board of Directors adopted the 1999 Equity Incentive Plan and reserved 2,000,000 shares for issuance thereunder, subject to stockholder approval. The 1999 Equity Incentive Plan became effective on the effective date of the initial public offering and serves as the successor to the Plan. Options granted under the Plan before its termination remain outstanding according to their terms, but no further options will be granted under the Plan after the effective date of the initial public offering. The 1999 Equity Incentive Plan will terminate in February 2009, unless sooner terminated in accordance with its terms. The 1999 Equity Incentive Plan authorizes the award of incentive stock options and nonqualified stock options, restricted stock awards and stock bonuses.

 1999 Directors Stock Option Plan

   In February 1999, the Board of Directors adopted the 1999 Directors Stock Option Plan and reserved a total of 200,000 shares of common stock for issuance under the 1999 Directors Stock Option Plan. Members of the Board of Directors who are not employees of AdForce, or any parent, subsidiary or affiliate of AdForce, are eligible to participate in the 1999 Directors Stock Option Plan. Option grants under the 1999 Directors Stock Option Plan are automatic and nondiscretionary, and the exercise price of the options is the fair market value of the common stock on the date of grant. Each eligible director who first becomes a member of the Board of Directors on or after the effective date of the initial public offering will initially be granted an option to purchase 10,000 shares of common stock on the date he or she becomes a member of the Board of Directors. Each eligible director who first became a member of the Board of Directors prior to the effective date of the initial public offering would have received an initial grant immediately following the first annual meeting of stockholders of AdForce after the effective date of the initial public offering, provided that he or she is elected a member of the Board of Directors at the first annual meeting of stockholders. Immediately following each annual meeting of stockholders of AdForce, each eligible director will automatically be granted an additional option to purchase 5,000 shares of common stock if he or she has served continuously as a member of the Board of Directors for a period of at least one year since the date of his or her initial grant under this Plan. The options have ten-year terms. They will terminate seven months following the date the director ceases to be a director or a consultant to AdForce, or twelve months if the termination is due to death or disability. All options granted under the 1999 Directors Stock Option Plan will vest as to 25% of the shares on the first anniversary of the date of grant and as to 2.0833% of the shares each month thereafter, provided the optionee continues as a member of the Board of Directors or as a consultant to AdForce. In the event of a merger or other transaction in which AdForce is not the surviving corporation, all options issued under the 1999 Directors Stock Option Plan will accelerate and become exercisable in full prior to the consummation of the transaction.

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)


   A summary of activity under all option plans and non-plan options follows:

                            Shares                                  Weighted
                          Available     Options     Price Per       Average
                          for Grant   Outstanding     Share      Exercise Price
                          ----------  ----------- -------------- --------------
Shares authorized.......   2,400,000         --        --               --
Options granted.........  (2,360,098)  2,360,098  $0.125-$ 0.250    $ 0.159
Options exercised.......         --     (937,830) $  0.125          $ 0.125
Options canceled........      49,168     (49,168) $  0.153          $ 0.153
                          ----------   ---------  --------------    -------
Balances at December 31,
 1997                         89,070   1,373,100  $0.125-$ 0.250    $ 0.183
  Additional shares
   authorized...........   1,600,000         --        --               --
  Options granted.......  (1,485,085)  1,485,085  $0.250-$ 1.500    $ 1.048
  Options assumed under
   Starpoint Plan.......         --       48,056  $0.090-$ 0.360    $ 0.264
  Options repurchased...      52,216         --   $0.125-$ 0.250    $ 0.204
  Options exercised.....         --     (519,695) $0.090-$ 1.500    $ 0.188
  Options canceled......     446,567    (463,686) $0.090-$ 1.500    $ 0.562
                          ----------   ---------  --------------    -------
Balances at December 31,
 1998...................     702,768   1,922,860  $0.125-$ 1.500    $ 0.760
  Additional shares
   authorized
   (unaudited)..........   2,910,000         --        --               --
  Options granted
   (unaudited)..........  (2,557,395)  2,557,395  $1.500-$44.750    $10.983
  Options repurchased
   (unaudited)..........      71,159         --   $0.125-$ 1.500    $ 0.318
  Options exercised
   (unaudited)..........         --     (348,393) $0.125-$ 8.500    $ 0.694
  Options canceled
   (unaudited)..........     524,851    (587,774) $0.125-$ 29.00    $ 3.983
                          ----------   ---------  --------------    -------
Balances at September
 30, 1999 (unaudited)...   1,651,383   3,544,088  $0.125-$44.750    $ 7.609

   The following table summarizes information concerning outstanding options at December 31, 1998:

       Range of                  Weighted Average Remaining
       Exercise       Numbers       Contractual Life (in      Weighted Average
        Prices       of Shares   years) Options Outstanding    Exercise Price
       --------      ---------   --------------------------   ----------------
     $0.125-$0.250   1,016,950              8.88                   $0.228
        $0.700         162,250              9.42                   $0.700
        $1.500         743,660              9.32                   $1.500
                     ---------
     $0.125-$1.500   1,922,860              9.10                   $0.760

   All outstanding options to purchase common stock of AdForce granted through the 1997 Plan were exercisable at December 31, 1998. As of December 31, 1998, options to purchase 314,101 shares of common stock were vested. As of September 30, 1999, options to purchase 477,257 shares of common stock were vested.

   In connection with the grant of certain options to employees during the year ended December 31, 1998 and the nine months ended September 30, 1999, AdForce recorded deferred stock compensation of approximately $3,974,000 and $7,833,000, respectively, for the difference between the exercise prices of those options at their respective dates of grant and the deemed fair values for accounting purposes of the shares of common stock subject to such options. Such amounts are included as a reduction of stockholders' equity and are being amortized on a graded vesting method. The compensation expense of $1,172,000 and $4,115,000 during 1998 and the nine months ended September 30, 1999, respectively, relate to options awarded to employees in all operating expense categories, as well as employees in data center operations. These amounts have not been separately allocated between operating expense categories.

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)


   Pro forma information regarding net loss is required by FAS 123, computed as if AdForce had accounted for its employee stock options granted or otherwise modified under the fair value-based accounting method of that statement. The value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions:

                                                              1997      1998
                                                             ------- -----------
      Expected dividend yield...............................  0.00%     0.00%
      Weighted average risk-free interest rate..............  5.00%  4.45%-5.63%
      Weighted average expected life........................ 4 years   5 years

   The weighted average fair value of options granted during 1997 and 1998 with an exercise price equal to the fair value of AdForce's common stock on the date of grant was $0.06 and $0.06, respectively. The weighted-average fair value of options granted during 1998 with an exercise price below the deemed fair value of AdForce's common stock on the date of grant was $3.70.

                                                                1997     1998
                                                              -------- ---------
      Pro forma net loss..................................... ($5,720) ($15,695)
      Pro forma basic and diluted net loss per share.........           ($1.44)

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Future pro forma net income (loss) results may be materially different from actual future amounts reported.

 1999 Employee Stock Purchase Plan

   In February 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan and reserved a total of 300,000 shares of common stock for issuance thereunder, subject to stockholder approval. On each January 1, the aggregate number of shares reserved for issuance under the 1999 Employee Stock Purchase Plan will be increased automatically by the number of shares purchased under the 1999 Employee Stock Purchase Plan in the preceding calendar year. The aggregate number of shares issued over the term of the 1999 Employee Stock Purchase Plan may not exceed 3,000,000 shares. The 1999 Employee Stock Purchase Plan became effective on the effective date of the initial public offering. Employees generally will be eligible to participate in the 1999 Employee Stock Purchase Plan if they are customarily employed by AdForce or its parent or any subsidiaries that AdForce designates for more than 20 hours per week and more than five months in a calendar year. Under the 1999 Employee Stock Purchase Plan, eligible employees are permitted to acquire shares of AdForce's common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to certain maximum purchase limitations described in the 1999 Employee Stock Purchase Plan. Each offering period under the 1999 Employee Stock Purchase Plan will be for two years and consist of six-month purchase periods. The first offering period began on May 7, 1999. Offering periods and purchase periods thereafter will begin on February 1 and August 1. The purchase price for AdForce's common stock purchased under the 1999 Employee Stock Purchase Plan is 85% of the lesser of the fair market value of AdForce's common stock on the first day of the applicable offering period or the last day of each purchase period. The 1999 Employee Stock Purchase Plan will terminate in February 2009, unless earlier terminated pursuant to the terms of the 1999 Employee Stock Purchase Plan. The Board of Directors will have the authority to amend, terminate, or extend the term of the 1999 Employee Stock Purchase Plan.

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)


9. Acquisition of Technology and Operating Rights

   In January 1996, AdForce assumed the assets and liabilities of Iron Mountain Global Information Systems, Inc. in exchange for a combination of 1,720,000 shares of common stock in AdForce valued at $0.005 per share, the assumption of notes payable of $214,000 and an agreement to make a cash payment of $106,000 to an investor in Iron Mountain Global Information Systems, Inc. The net assets acquired included in-process software technology for use in the business of Internet ad-serving. However, this technology was initially developed for online real estate advertising and inquiry and subsequently proved to be unusable for AdForce's current Internet advertising processes. This software technology was abandoned during 1996 in favor of the development of new software technology to satisfy projected market needs. Accordingly, the entire value assigned to the acquired technology of $319,000 was expensed to Research and Development during the period from January 16, 1996 (inception) to December 31, 1996.

10. Other Non-current Assets

   During the third quarter of 1999, AdForce provided financing of $500,000 in the form of an unsecured convertible promissory note to Neta4, Ltd., a Delaware corporation devoted to combining direct advertising with electronic mail technology. The $500,000 unsecured convertible promissory note receivable is due on August 17, 2000, and bears interest at a rate of 8% per annum. The interest is payable in monthly installments beginning November 17, 1999. Neta4 is a development stage entity, with a history of operating losses. AdForce wrote the convertible promissory note down to its estimated net realizable value of $320,000 at September 30, 1999.

11. Income Taxes

   The difference between the amount of income tax benefit recorded and the amount of income tax benefit calculated using the U.S. federal statutory rate of 34% is due to net operating losses not being benefitted. Accordingly, there is no provision for income taxes for the period from January 16, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998.

   Significant components of AdForce's deferred tax assets and liabilities are as follows (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
      Deferred tax assets:
        Net operating loss carryforwards........................ $3,275  $6,989
        Tax credit carryforwards................................    221     380
        Other--net..............................................    204   1,214
      Total deferred tax assets.................................  3,700   8,583
      Valuation allowance....................................... (3,700) (7,707)
      Net deferred tax assets                                    $  --   $  876
      Deferred tax liability:
        Acquired intangibles                                        --      876
      Net deferred tax assets and liabilities                    $  --   $  --

   FASB Statement No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes AdForce's historical operating performance and the reported cumulative net losses in all prior years, AdForce has provided a full valuation allowance against its net deferred tax assets.

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)


   The valuation allowance increased by approximately $1,300,000 and $2,400,000 during the period from January 16, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997, respectively.

   As of December 31, 1998, AdForce had federal and state net operating loss carryforwards of approximately $17,000,000. AdForce also had federal and state research and development tax credit carryforwards of approximately $250,000 and $130,000, respectively. The net operating loss and tax credit carryforwards, if not utilized, will expire at various dates beginning in 2004.

   Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in expiration of net operating loss and tax credit carryforwards before utilization.

12. Legal Matters

   In April 1999, Dirk Wray, an AdForce director, filed an action against Chad Steelberg, a founder of AdForce, in the Orange County, California Superior Court alleging that Mr. Steelberg failed to perform certain obligations pursuant to a 1996 agreement between Messrs. Wray and Steelberg.

   In June 1999, Mr. Steelberg filed a cross-complaint against Mr. Wray, certain investors in AdForce, AdForce, and AdForce's President, Chief Executive Officer and Chairman, Charles W. Berger, claiming AdForce is obligated to defend and indemnify Mr. Steelberg against Mr. Wray's allegations, and seeking additional damages.

   AdForce believes the causes of action in the Steelberg cross-complaint claimed against AdForce and Mr. Berger are without merit. AdForce intends to indemnify Mr. Berger pursuant to AdForce's certificate of incorporation, bylaws and a written indemnification agreement, and to defend itself and Mr. Berger vigorously.

   Except as provided above, AdForce is not currently subject to any material legal proceedings. AdForce may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

13. Agreement and Plan of Merger

   On September 20, 1999, AdForce entered into a definitive Agreement and Plan of Merger with CMGI, Inc., which develops and operates Internet and direct marketing companies, and a wholly-owned subsidiary of CMGI. Pursuant to the Agreement and Plan of Merger and subject to the terms and conditions set forth therein, the CMGI subsidiary will be merged with and into AdForce, and AdForce will survive the merger and become a wholly-owned subsidiary of CMGI. At the effective time of the merger, each outstanding share of AdForce common stock will be exchanged and converted into 0.262 shares of CMGI common stock, and options and warrants to purchase shares of AdForce common stock will be assumed and become options and warrants, as applicable, to purchase shares of CMGI's common stock. The exercise price and number of shares of our common stock subject to each such assumed option and warrant will be appropriately adjusted to reflect the exchange ratio. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase.

   In connection with the execution of the Agreement and Plan of Merger, AdForce entered into a Stock Option Agreement with CMGI, pursuant to which AdForce granted to CMGI an option to purchase up to

                                 ADFORCE, INC.

         (Information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited.)

19.9% of the outstanding shares of our common stock. The option is exercisable upon the occurrence of certain events relating to the termination of the Agreement and Plan of Merger, all as specified in the Stock Option Agreement. The merger is subject to various conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and approval of AdForce stockholders. Stockholders of AdForce holding approximately 38% of AdForce outstanding common stock have agreed to vote in favor of the merger at our stockholder meeting called for such purpose. The merger is expected to close in the first quarter of 2000.

   AdForce may be required to pay a substantial termination fee if the Agreement and Plan of Merger is terminated for specified reasons.

                                                                         ANNEX A



                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                  CMGI, INC.,

                                ARTICHOKE CORP.

                                      and

                                 ADFORCE, INC.

                         Dated as of September 20, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I--THE MERGER.....................................................  A-1
     1.1  Effective Time of the Merger....................................   A-1
     1.2  Closing.........................................................   A-1
     1.3  Effects of the Merger...........................................   A-2
     1.4  Directors and Officers..........................................   A-2
 ARTICLE II--CONVERSION OF SECURITIES......................................  A-2
     2.1  Conversion of Capital Stock.....................................   A-2
     2.2  Exchange of Certificates........................................   A-3
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY................  A-5
     3.1  Organization, Standing and Power; Subsidiaries..................   A-5
     3.2  Capitalization..................................................   A-6
     3.3  Authority; No Conflict; Required Filings and Consents...........   A-7
     3.4  SEC Filings; Financial Statements...............................   A-8
     3.5  No Undisclosed Liabilities......................................   A-8
     3.6  Absence of Certain Changes or Events............................   A-9
     3.7  Taxes...........................................................   A-9
     3.8  Owned and Leased Real Properties................................  A-10
     3.9  Intellectual Property...........................................  A-10
     3.10 Agreements, Contracts and Commitments...........................  A-11
     3.11 Litigation......................................................  A-11
     3.12 Environmental Matters...........................................  A-11
     3.13 Employee Benefit Plans..........................................  A-12
     3.14 Compliance With Laws............................................  A-14
     3.15 Permits.........................................................  A-14
     3.16 Registration Statement; Proxy Statement/Prospectus..............  A-14
     3.17 Labor Matters...................................................  A-14
     3.18 Insurance.......................................................  A-14
     3.19 Business Activity Restrictions..................................  A-15
     3.20 Year 2000 Compliance............................................  A-15
     3.21 Assets..........................................................  A-15
     3.22 Customers.......................................................  A-16
     3.23 Accounts Receivable.............................................  A-16
     3.24 No Existing Discussions.........................................  A-16
     3.25 Opinion of Financial Advisor....................................  A-16
     3.26 Section 203 of the DGCL Not Applicable..........................  A-16
     3.27 Tax Matters.....................................................  A-16
     3.28 Transactions with Affiliate.....................................  A-16
     3.29 Brokers; Schedule of Fees and Expenses..........................  A-16
 ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY
  SUBSIDIARY............................................................... A-17
     4.1  Organization, Standing and Power................................  A-17
     4.2  Capitalization..................................................  A-17
     4.3  Authority; No Conflict; Required Filings and Consents...........  A-17
     4.4  SEC Filings; Financial Statements...............................  A-18
     4.5  Absence of Certain Changes or Events............................  A-19
     4.6  Tax Matters.....................................................  A-19
     4.7  Litigation......................................................  A-19

                                                                          Page
                                                                          ----
     4.8  Registration Statement; Proxy Statement/Prospectus............  A-19
     4.9  Operations of the Transitory Subsidiary.......................  A-19
 ARTICLE V--CONDUCT OF BUSINESS.......................................... A-19
     5.1  Covenants of the Company......................................  A-19
     5.2  Cooperation...................................................  A-21
     5.3  Confidentiality...............................................  A-22
 ARTICLE VI--ADDITIONAL AGREEMENTS....................................... A-22
     6.1  No Solicitation...............................................  A-22
     6.2  Proxy Statement/Prospectus; Registration Statement............  A-23
     6.3  Nasdaq Quotation..............................................  A-23
     6.4  Access to Information.........................................  A-24
     6.5  Stockholders Meeting..........................................  A-24
     6.6  Legal Conditions to the Merger................................  A-24
     6.7  Public Disclosure.............................................  A-25
     6.8  Tax-Free Reorganization.......................................  A-25
     6.9  Affiliate Agreements..........................................  A-26
     6.10 Nasdaq National Market Listing................................  A-26
     6.11 Company Stock Plans and the Company Warrants..................  A-26
     6.12 Stockholder Litigation........................................  A-27
     6.13 Indemnification...............................................  A-27
     6.14 Notification of Certain Matters...............................  A-27
     6.15 Employees.....................................................  A-28
 ARTICLE VII--CONDITIONS TO MERGER....................................... A-28
     7.1  Conditions to Each Party's Obligation To Effect the Merger....  A-28
          Additional Conditions to Obligations of the Buyer and the
     7.2  Transitory Subsidiary.........................................  A-28
     7.3  Additional Conditions to Obligations of the Company...........  A-29
 ARTICLE VIII--TERMINATION AND AMENDMENT................................. A-30
     8.1  Termination...................................................  A-30
     8.2  Effect of Termination.........................................  A-31
     8.3  Fees and Expenses.............................................  A-31
     8.4  Amendment.....................................................  A-32
     8.5  Extension; Waiver.............................................  A-32
 ARTICLE IX--MISCELLANEOUS............................................... A-32
     9.1  Nonsurvival of Representations and Warranties.................  A-32
     9.2  Notices.......................................................  A-33
     9.3  Entire Agreement..............................................  A-33
     9.4  No Third Party Beneficiaries..................................  A-33
     9.5  Assignment....................................................  A-34
     9.6  Severability..................................................  A-34
     9.7  Counterparts and Signature....................................  A-34
     9.8  Interpretation................................................  A-34
     9.9  Governing Law.................................................  A-34
     9.10 Remedies......................................................  A-34
     9.11 Waiver of Jury Trial..........................................  A-35

EXHIBITS

Exhibit A     Form of Company Stock Option Agreement
Exhibit B-1   Form of Employee Lock-Up Agreement
Exhibit B-2   Form of Stockholder Lock-Up Agreement
Exhibit C     Form of Stockholder Agreement
Exhibit D     Form of Company Affiliate Agreement

                            TABLES OF DEFINED TERMS

                                                                     Cross
                                                                   Reference
Terms                                                             in Agreement
-----                                                            --------------
Acquisition Proposal............................................ Section 6.1(a)
Affiliate....................................................... Section 6.9
Affiliate Agreement............................................. Section 6.9
Agreement....................................................... Preamble
Alternative Transaction......................................... Section 8.3(g)
Antitrust Laws.................................................. Section 6.6(b)
Antitrust Order................................................. Section 6.6(b)
Buyer........................................................... Preamble
Buyer Balance Sheet............................................. Section 4.4(b)
Buyer Common Stock.............................................. Section 2.1(c)
Buyer Disclosure Schedule....................................... Article IV
Buyer Material Adverse Effect................................... Section 4.1
Buyer Preferred Stock........................................... Section 4.2
Buyer SEC Reports............................................... Section 4.4(a)
Certificates.................................................... Section 2.2(b)
Closing......................................................... Section 1.2
Closing Date.................................................... Section 1.2
Code............................................................ Preamble
Company......................................................... Preamble
Company Balance Sheet........................................... Section 3.4(b)
Company Common Stock............................................ Section 2.1(b)
Company Disclosure Schedule..................................... Article III
Company Employee Plans.......................................... Section 3.13(a)
Company Intellectual Property Rights............................ Section 3.9(a)
Company Leases.................................................. Section 3.8(b)
Company Material Adverse Effect................................. Section 3.1
Company Material Contracts...................................... Section 3.10
Company Meeting................................................. Section 3.16
Company Permits................................................. Section 3.15
Company Preferred Stock......................................... Section 3.2(a)
Company SEC Reports............................................. Section 3.4(a)
Company Stock Options........................................... Section 3.2(b)
Company Stock Plans............................................. Section 3.2(b)
Company Voting Proposal......................................... Section 6.5(a)
Company Warrants................................................ Section 3.2(b)
Confidentiality Agreement....................................... Section 5.3
Constituent Corporations........................................ Section 1.3
DGCL............................................................ Section 1.1
Effective Time.................................................. Section 1.1
Employee Benefit Plans.......................................... Section 3.13(a)
Environmental Law............................................... Section 3.12(b)
ERISA Affiliate................................................. Section 3.13(a)
ERISA........................................................... Section 3.13(a)
Exchange Agent.................................................. Section 2.2(a)
Exchange Fund................................................... Section 2.2(a)
Exchange Act.................................................... Section 3.3(c)
Exchange Ratio.................................................. Section 2.1(c)
Governmental Entity............................................. Section 3.3(c)

Hazardous Substance............................................ Section 3.12(c)
HSR Act........................................................ Section 3.3(c)
Indemnified Parties............................................ Section 6.13
Insurance Policies............................................. Section 3.18
Liens.......................................................... Section 3.22
Lock-Up Agreement.............................................. Preamble
Merger......................................................... Preamble
Outside Date................................................... Section 8.1(b)
Proxy Statement................................................ Section 3.16
Registration Statement......................................... Section 3.16
Rule 145....................................................... Section 6.10
SEC............................................................ Section 3.3(c)
Securities Act................................................. Section 3.4(a)
Stockholder Agreements......................................... Preamble
Subsidiary..................................................... Section 3.1
Superior Proposal.............................................. Section 6.1(a)
Surviving Corporation.......................................... Section 1.3
Tax Returns.................................................... Section 3.7(a)
Taxes.......................................................... Section 3.7(a)
Third Party.................................................... Section 8.3(g)
Transitory Subsidiary.......................................... Preamble
Year 2000 Compliant............................................ Section 3.20

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 20, 1999, is by and among CMGI, Inc., a Delaware corporation (the "Buyer"), Artichoke Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (the "Transitory Subsidiary"), and AdForce, Inc., a Delaware corporation (the "Company").

   WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and its respective stockholders that the Buyer and the Company combine in order to advance the long-term business interests of the Buyer and the Company;

   WHEREAS, the combination of the Buyer and the Company shall be effected by the terms of this Agreement through a merger of the Transitory Subsidiary into the Company, as a result of which the stockholders of the Company will become stockholders of the Buyer (the "Merger");

   WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, the Company has entered into an Amended and Restated Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Company Stock Option Agreement"), pursuant to which the Company granted the Buyer an option to purchase shares of common stock of the Company under certain circumstances.

   WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, certain employees and stockholders of the Company have entered into Stock Lock-Up Agreements dated as of the date of this Agreement and attached hereto as Exhibit B-1 and B-2, respectively (collectively, the "Lock-Up Agreements"), pursuant to which such parties have agreed to certain restrictions relating to the disposition of Buyer Common Stock following the Effective Time (as defined in Section 1.1) under certain circumstances;

   WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, the stockholders of the Company specified in Section 6.5(c) of this Agreement have entered into a Stockholder Agreement dated as of the date of this Agreement in the form attached as Exhibit C (the "Stockholder Agreement"), pursuant to which such stockholders agreed to give the Buyer a proxy to vote all of the shares of capital stock of the Company that such stockholders own;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

   WHEREAS, the parties hereto have previously entered into that certain Agreement and Plan of Merger dated as of September 20, 1999 (the "Prior Agreement"), and this Agreement amends and restates the Prior Agreement in its entirety.

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:

                                   ARTICLE I
                                   The Merger

   1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing (as defined in Section 1.2), the Buyer shall prepare, and on the Closing Date (as defined in Section 1.2) or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Surviving Corporation (as defined in Section 1.3) in accordance with, the relevant provisions of the Delaware General Corporation Law ("DGCL") and shall make all other filings or recordings required under the DGCL.

The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the "Effective Time").

   1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Boston time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

   1.3 Effects of the Merger. At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Transitory Subsidiary and the Company are sometimes referred to below as the "Constituent Corporations" and the Company following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of common stock, $.01 par value per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation. The Merger shall have the effects set forth in
Section 259 of the DGCL.

   1.4 Directors and Officers. The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II
                            Conversion of Securities

   2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

     (a) Capital Stock of the Transitory Subsidiary. Each issued and outstanding share of the capital stock of the Transitory Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $.001 par value per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock or by any wholly owned Subsidiary (as defined in Section 3.1) of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer shall be cancelled and retired and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

     (c) Exchange Ratio for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall be automatically converted into 0.262 shares (the "Exchange Ratio ") of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

     (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

     (e) Unvested Stock. At the Effective Time, any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be converted to unvested shares of Buyer Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time and copies of the relevant agreements governing such vesting had been provided to Buyer. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by the Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be adjusted to reflect the Exchange Ratio.

     (f) Treatment of Company Options and Company Warrants. Outstanding Company Options and Company Warrants (in each case as defined in Section 3.2(b)) shall be treated following the Effective Time in the manner set forth in Section 6.11.

   2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

     (a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with a bank or trust company designated by the Buyer (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of the Company Common Stock, (ii) cash in an amount sufficient to make payments required pursuant to Section 2.2(e), and (iii) any dividends or distributions to which holders of Certificates (as defined below) may be entitled pursuant to Section 2.2(c)

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to
  Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer

  Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to Section 2.2(c) may be issued and paid to a person other than the person in whose name the Certificate so surrender is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to Section 2.2(c) as contemplated by this Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
  Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, (i) certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices of the Buyer Common Stock on the Nasdaq National Market during the ten (10) consecutive trading days ending on and including the last trading day prior to the Effective Time.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer for payment of its claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

     (g) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(c))), any such shares of Buyer Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                 Representations and Warranties of The Company

   The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure letter delivered by the Company to the Buyer on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

   3.1 Organization, Standing and Power; Subsidiaries.

     (a) Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect. "Company Material Adverse Effect" shall mean a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, excluding any material adverse effect (a) arising or resulting, directly or indirectly, from general industry, economic or stock market conditions, (b) demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of current or prospective customers, vendors, licensors, investors or employees of such entity or group of entities to, this Agreement or any of the transactions contemplated by this Agreement or (c) as otherwise specifically provided in Section 3.1(a) of the Company Disclosure Schedule.

     (b) Except as set forth in the Company SEC Reports (as defined in Section 3.4) filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. As used in this Agreement, the word "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

     (c) The Company has delivered to the Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of the Company and of the charter, by-laws or other organization documents of each Subsidiary of the Company.

  3.2 Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.001 par value per share ("Company Preferred Stock"). As of the close of business on the date of this Agreement, (i) 19,993,774 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of the Company Preferred Stock were issued and outstanding.

     (b) Section 3.2(b) of Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options"), indicating the number of shares of Company Common Stock subject to each Company Stock Option, and the exercise price, the date of grant, vesting schedule and the expiration date thereof. Section 3.2 of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the "Company Warrants") and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number and type of shares of Company Common Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. Except (x) as set forth in this Section 3.2, and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. To the knowledge of the Company, other than the
  Stockholders Agreements, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company or any of its Subsidiaries.

     (c) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business.

     (d) All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer's designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature.

     (e) No consent of the holders of Company Stock Options is required in connection with the conversion of such options contemplated by Section 6.11.

   3.3 Authority; No Conflict; Required Filings and Consents.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders under the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

     (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement, except for
  (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of such reports or schedules under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

     (d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting (as defined below) is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

   3.4 SEC Filings; Financial Statements.

     (a) The Company has filed and made available to the Buyer all forms, reports and other documents required to be filed by the Company with the SEC since May 7, 1999. All such required forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Company and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Company as of June 30, 1999 is referred to herein as the "Company Balance Sheet."

   3.5 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except for normal or recurring liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

   3.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, change or development in the business, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (iii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

   3.7 Taxes.

     (a) The Company and each of its Subsidiaries has filed all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse
  Effect. The Company and each of its Subsidiaries has paid on a timely basis all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not materially exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since inception. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 1997. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the

  Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

     (c) Neither the Company nor any of its Subsidiaries: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or its Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation
  Section 1.337(d)-2(b).

     (d) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

     (e) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

     (f) No state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to
  Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

     (g) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

   3.8 Owned and Leased Real Properties.

     (a) The Company does not and has never owned any real property.

     (b) The Company has provided to the Buyer a complete and accurate list of all real property leased by the Company or its Subsidiaries (collectively "Company Leases") and the location of the premises. The Company is not in default under any of the Company Leases. Each of the Company Leases is in full force and effect and will not cease to be in full force and effect as a result of the transactions contemplated by this Agreement.

   3.9 Intellectual Property.

     (a) The Company and its Subsidiaries exclusively own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the "Company Intellectual Property Rights"), except where the failure to so own, be so licensed or otherwise so possess would not result in a Company Material Adverse Effect.

     (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets (the "Company Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by a Company or any of its Subsidiaries.

     (c) All patents, registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property Rights that are material to the business of the Company and its Subsidiaries, taken as a whole, and to maintain in confidence all trade secrets and confidential information owned or used by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole. To the knowledge of the executive officers of the Company, after reasonable inquiry, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property Rights. None of the activities or business previously or currently conducted by the Company or any of the Subsidiaries infringes, violates or constitutes a misappropriation of, any patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material of any other person or entity, except where such infringement, violation or misappropriation would not result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

   3.10 Agreements, Contracts and Commitments.

     (a) There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to the Company and its Subsidiaries (the "Company Material Contracts"), other than the Company Material Contracts identified on the exhibit indices of the Company SEC Reports filed prior to the date of this Agreement. Each Company Material Contract has not been terminated or expired by its terms and is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect.

     (b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete list of each contract or agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company).

   3.11 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Company.

   3.12 Environmental Matters.

     (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has complied with, and is not in violation of, any applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)); (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances prior to or during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; (v) neither the Company nor any of its Subsidiaries have released any Hazardous Substance to the environment; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law.

     (b) For purposes of this Agreement, "Environmental Law" means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

     (c) For purposes of this Agreement, "Hazardous Substance" means any substance that is: (A) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     (d) Section 3.12(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or one of its Subsidiaries or a third party, and whether done at the initiative of the Company or one of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

   3.13 Employee Benefit Plans.

     (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, any Subsidiary of the Company or any ERISA Affiliate (as defined below) (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and
  (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the e code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

     (b) With respect to each Company Employee Plan, the Company has furnished to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

     (c) Each Company Employee Plan has been administered in all material respects in accordance with its terms and each of the Company, the Company's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved for such contributions on the Company Balance Sheet). With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable law which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

     (d) With respect to the Company Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company.

     (e) All the Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

     (f) Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

     (g) Each Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Company Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan.

     (h) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

   3.14 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

   3.15 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the "Company Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance, in all material respects, with the terms of the Company Permits.

   3.16 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by the Company for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider this Agreement and the Merger (the "Company Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform the Buyer.

   3.17 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

   3.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the "Insurance Policies") with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

   3.19 Business Activity Restrictions. There is no non-competition or other similar agreement, commitment, judgment, injunction, order to create to which the Company or any Subsidiary of the Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Company in any material respect. The Company has not entered into any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

   3.20 Year 2000 Compliance.

     (a) The Company has conducted "year 2000" audits with respect to (i) all of the Company's internal systems used in the business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, equipment firmware and other embedded systems, and
  (ii) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by the Company or licensed by the Company to third parties. The Company has obtained "year 2000" certificates with respect to all material third-party systems used in connection with the business or operations of the Company.

     (b) All of (i) the Company's material internal systems used in the business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems, and (ii) the software, hardware, firmware and other technology which constitute a material part of the products and services marketed or sold by the Company or licensed by the Company to third parties are Year 2000 Compliant in all material respects.

     (c) The Company has no knowledge of any failure to be Year 2000 Complaint of any material third-party system used in connection with the business or operations of the Company.
     (d) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

       (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

       (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

       (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000 or from 2000 to 2001, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

  in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company correctly exchange date data with or provide data to such system or item.

     (e) The Company has not provided any guarantee or warranty for any product sold or licensed, or service provided, by the Company to the effect that such product or service (i) complies with or accounts for the fact of the arrival of the year 2000, (ii) will not be adversely affected with respect to functionality, interoperability, performance or volume capacity (including, without limitation, the processing and reporting of data) by virtue of the arrival of the year 2000 or (iii) is otherwise Year 2000 Compliant.

   3.21 Assets. Each of the Company and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. All of such tangible assets which are owned, are owned free and clear of all mortgages, security interest, pledges, liens and encumbrances ("Liens") except for (i) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (ii) other Liens which, individually and in the aggregate, do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted and have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

   3.22 Customers. No customer of the Company or any of its Subsidiaries that represented 5% or more of the Company's consolidated revenues in the fiscal year ended December 31, 1998 or in the six-month period ended June 30, 1999 has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, buying products or services from the Company or any of its Subsidiaries.

   3.23 Accounts Receivable. All material accounts receivable of the Company reflected on the Company Balance Sheet are valid receivables, arose from bona fide sales of goods and services in the ordinary course of business, and are not subject to any setoffs or counterclaims.

   3.24 No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1).

   3.25 Opinion of Financial Advisor. The financial advisor of the Company, Hambrecht & Quist LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to the Buyer.

   3.26 Section 203 of the DGCL Not Applicable. The Board of Directors of the Company has taken all actions necessary so that the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement, the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements.

   3.27 Tax Matters. To the Company's knowledge, after consulting with its independent auditors, neither the Company nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

   3.28 Transactions with Affiliates. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other Affiliate (as defined in Section 6.9) of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

  3.29 Brokers; Schedule of Fees and Expenses.

     (a) No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Hambrecht & Quist LLC, whose fees and expense will be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Hambrecht & Quist LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

     (b) Section 3.29(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Hambrecht & Quist LLC and of the Company's legal counsel and accountants).

                                   ARTICLE IV
                Representations And Warranties Of The Buyer And
                           The Transitory Subsidiary

   The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure letter delivered by the Buyer to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this
Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

   4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary and the Buyer's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Buyer and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, excluding any material adverse effect (a) arising or resulting, directly or indirectly, from general industry, economic or stock market conditions, (b) demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of such entity or group of entities to, this Agreement or any of the transactions contemplated by this Agreement or (c) as otherwise specifically provided in Section 4.1 of the Buyer Disclosure Schedule (a "Buyer Material Adverse Effect").

   4.2 Capitalization. The authorized capital stock of the Buyer consists of 400,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (the "Buyer Preferred Stock"), of which (i) 250 shares are designated Series A Preferred Stock, (ii) 50,000 shares are designated Series B Preferred Stock, (iii) 375,000 shares have been designated as Series C Preferred Stock and (iv) 18,090.45 shares have been designated as Series D Preferred Stock. As of the close of business on August 26, 1999, 95,584,120 shares of Buyer Common Stock were issued and outstanding, and (i) no shares of Series A Preferred Stock, (ii) 35,000 shares of Series B Preferred Stock (convertible into an aggregate of 1,378,756 shares of Buyer Common Stock), (iii) 375,000 shares of Series C Preferred Stock (convertible into an aggregate of 3,126,755 shares of Buyer Common Stock), and (iv) no shares of Series D Preferred Stock were issued and outstanding. Following August 26, 1999, the Buyer issued an aggregate of 18,994,975 shares of Buyer Common Stock and 18,090.45 shares of Series D Preferred Stock, (convertible into an aggregate of 1,809,045 shares of Buyer Common Stock). All outstanding shares of Buyer Common Stock are, and all shares of Buyer Common Stock subject to issuance upon conversion of outstanding shares of Buyer Preferred Stock will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable. All of the shares of Buyer Common Stock issuable in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

  4.3 Authority; No Conflict; Required Filings and Consents.

     (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer as the sole stockholder of the Transitory Subsidiary). This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

     (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
  (iii) subject to compliance with the requirements specified in clauses (i),
  (ii), (iii), (iv), (v) and (vi) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

     (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Buyer or Transitory Subsidiary or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act,
  (iv) the filings of such reports or schedules under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the Buyer Common Stock issuable in connection with the Merger.

  4.4 SEC Filings; Financial Statements.

     (a) The Buyer has filed and made available to the Company all forms, reports and other documents required to be filed by the Buyer with the SEC since January 1, 1998. All such required forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Buyer and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Buyer as of April 30, 1999 is referred to herein as the "Buyer Balance Sheet."

   4.5 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been any event, change or development in the business, properties, financial condition, results of operations or prospects of the Buyer and its Subsidiaries, taken as a whole, which has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

   4.6 Tax Matters. To the Buyer's knowledge, after consulting with its independent auditors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

   4.7 Litigation. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Buyer.

   4.8 Registration Statement; Proxy Statement/Prospectus. The information in the Registration Statement (except for information supplied by the Company for inclusion in the Registration Statement, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Report for purposes of this Agreement) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Buyer or any of its Affiliates, officers or directors should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement or supplement to the Proxy Statement, the Buyer shall promptly inform the Company.

   4.9 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V
                              Conduct Of Business

   5.1 Covenants of the Company. Except as expressly provided herein or in
Section 5.1 of the Company Disclosure Schedule, or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), and use reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, suppliers, distributors and others having business dealings with it for the purpose of not having its goodwill and ongoing business materially impaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

     (a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the company to its parent);
  (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for repurchases of unvested shares at cost upon termination of employment or services);

     (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms and granting of options to new hires in the ordinary course of business consistent with past practice for a number of shares of Company Common Stock equal to 60,000 multiplied by the number of full months (with each such month commencing on the 20th day of each calendar month) between the date hereof and the Closing ("Permitted New Options"));

     (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

     (d) acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and the Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

     (e) except in the ordinary course of business consistent with past practice, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

     (f) whether or not in the ordinary course of business or consistent with past practice, sell or dispose of any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiaries, but excluding the sale of products and services in the ordinary course of business consistent with past practice);

     (g) adopt or implement any stockholder rights plan;

     (h) except as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

     (i) (A) other than indebtedness to fund expenditures permitted by subsection (j) below, incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of June 30, 1999 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances (other than routine advances to employees of the company in the ordinary course of business consistent with post practice) or capital contributions to, or investment in, any other person;

     (j) make any capital expenditures or expenditures with respect to property, plant or equipment in excess of $5,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

     (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in generally accepted accounting principles or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

     (l) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred thereafter in the ordinary course of business consistent with past practice, or (B) waive any material benefits of any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

     (m) modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company of any of its Subsidiaries);

     (n) (A) except in the ordinary course of business consistent with past practice enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

     (o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee, (C) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), or (F) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan, except for the grant of Permitted Options;

     (p) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return in any material respect;

     (q) initiate, compromise or settle any material litigation or arbitration proceeding;

     (r) close any facility or office;

     (s) invest funds in debt securities or other instruments maturing more than 90 days after the date of investment;

     (t) fail to pay accounts payable and other obligations in the ordinary course of business consistent with past practice; or

     (u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect in any material respect, or would materially impair or prevent the occurrence of any conditions Article VII hereof.

   5.2 Cooperation. Subject to compliance with applicable law, from and after the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company and each of its Subsidiaries shall make its officers available to confer on a regular and frequent basis with one or more representatives of the Buyer to report on the general status of ongoing operations and shall promptly provide the Buyer or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

   5.3 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a Mutual Confidentiality Agreement, dated September 10, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

                                   ARTICLE VI
                             Additional Agreements

  6.1 No Solicitation.

     (a) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock (excluding sales pursuant to existing Company Stock Options, the Company Warrants and grants and exercises of Permitted New Options) or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that, if the Company has not breached this Section 6.1, nothing contained in this Agreement shall prevent the Company or its Board of Directors, from:

       (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with a bona fide written Acquisition Proposal that is made by such person or entity after the date of this Agreement and that has not been solicited on or after the date of the Agreement or recommending any such unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that

         (1) the Board of Directors of the Company believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Company's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law,

         (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement, and

         (3) prior to recommending a Superior Proposal, the Company shall provide the Buyer with at least five business days' prior notice of its proposal to do so, during which time the Buyer may make, and in such event the Company shall consider, a counterproposal to such Superior Proposal, and the Company shall itself and shall cause its financial and legal advisors to negotiate on its behalf with the Buyer with respect to the terms and conditions of such counterproposal during such five-day period; or

       (B) complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     (b) The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in Section 6.1(a) and will use reasonable efforts to obtain the return of any confidential information furnished to any such parties.

     (c) The Company shall notify the Buyer immediately (but in any event, within 24 hours) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall continue to keep the Buyer informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

     (d) Nothing in this Section 6.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Section 8.1 hereof), (ii) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement of the type referred to in Section 6.1(a) above)) or (iii) affect any other obligation of the Company under this Agreement.

  6.2 Proxy Statement/Prospectus; Registration Statement.

     (a) As promptly as practical after the execution of this Agreement, the Buyer and the Company shall prepare and the Company shall file with the SEC the Proxy Statement, and the Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that the Buyer may delay the filing of the Registration Statement until approval of the Proxy Statement by the SEC. The Buyer and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each of the Buyer and the Company will respond to any comments of the SEC and will use all reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and the Company will cause the Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to
  Section 6.2(b), the Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

     (b) The Buyer and the Company shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

   6.3 Nasdaq Quotation. The Company agrees to use its best efforts to continue the quotation of the Company Common Stock on the Nasdaq National Market during the term of this Agreement.

   6.4 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. Unless otherwise required by law, the Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

  6.5 Stockholders Meeting.

     (a) The Company, acting through its Board of Directors, shall, subject to and according to applicable law and its Certificate of Incorporation and By-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Company Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Company Voting Proposal"). The Board of Directors of the Company shall (i) recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all action that is both reasonable and lawful to solicit and obtain such approval; provided, however, that in response to an Acquisition Proposal the Board of Directors of the Company may withdraw such recommendation if (but only if) (i) the Board of Directors of the Company has received a Superior Proposal, (ii) such Board of Directors after consultation with outside legal counsel determines that it is required, in order to comply with its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of the Company and (iii) the Company has complied with the provisions of Section 6.1.

     (b) The Company shall call and hold the Company Meeting for the purpose of voting upon the approval of this Agreement and the Merger whether its Board of Directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the Company's stockholders reject it.

     (c) The stockholders listed on Section 6.5(c) of the Buyer Disclosure Schedule have each executed and delivered a Stockholder Agreement to the Buyer concurrently with the signing of this Agreement.

     (d) The employees of the Company designated on Section 6.5(d) of the Company Disclosure Schedule have each executed and delivered to the Buyer an Employee Lock-Up Agreement and a Non-Compete Agreement in a form agreed upon by the Buyer and the Company. The stockholders of the Company designated on Section 6.5(d) of the Company Disclosure Schedule have each executed and delivered a Stockholder Lock-Up Agreement to the Buyer.

 6.6 Legal Conditions to the Merger.

     (a) Subject to the terms hereof, the Company and the Buyer shall each use its reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the

  Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

     (b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section, neither the Buyer nor any of its Subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on the Buyer or on the Buyer combined with the Company after the Effective Time or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission formally authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

     (c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

   6.7 Public Disclosure. The Buyer and the Company shall issue a joint press release announcing the Merger promptly following the execution of this Agreement and each shall use its reasonable efforts to consult with the other before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts, except as may be required by law.

   6.8 Tax-Free Reorganization. The Buyer and the Company shall each use its reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

   6.9 Affiliate Agreements. Upon the execution of this Agreement, the Company will provide the Buyer with a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company, within the meaning of Rule 145 (each such person who is an "affiliate" of the Company within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide to the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list and shall notify the Buyer in writing regarding any change in the identity of its Affiliates prior to the Closing Date. The Company shall use its reasonable efforts to deliver or cause to be delivered to the Buyer prior to the mailing of the Proxy Statement from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit D (the "Affiliate Agreement"). The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of the Buyer).

   6.10 Nasdaq National Market Listing. The Buyer shall use its best efforts to cause the shares of Buyer Common Stock issued pursuant to Section 2.1(c) and upon exercise of Company Stock Options and Company Warrants assumed pursuant to
Section 6.11 to be quoted on the Nasdaq National Market or listed on such securities exchange on which the Buyer Common Stock is then listed.

  6.11 Company Stock Plans and the Company Warrants.

     (a) At the Effective Time, each outstanding Company Stock Option, whether vested or unvested, shall be assumed by Buyer and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time (including, if applicable, status as an "incentive stock option" under the Code), the same number of shares of Buyer Common Stock as the holder of the Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to the Company Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Buyer Common Stock deemed purchasable pursuant to the Company Stock Option in accordance with the foregoing. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time.

     (b) As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Company Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

     (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this Section. As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) The Board of Directors of the Company shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of Company Stock Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the Company Stock Options into options to acquire Buyer Common Stock in accordance with this
  Section 6.11.

     (e) Each outstanding purchase right under the Company's 1999 Employee Stock Purchase Plan (the "ESPP") (each an "Assumed Purchase Right") shall be assumed by Buyer. Each Assumed Purchase Right shall continue to have, and be subject to, the terms and conditions set forth in the Company ESPP and the documents governing the Assumed Purchase Rights, except that the number of shares of Buyer Common Stock issuable upon exercise thereof shall equal the number of shares of Company Common Stock otherwise issuable upon exercise thereof multiplied by the Exchange Ratio and the purchase price of such shares of Buyer Common Stock on the Purchase Date (as defined in the ESPP) shall be the lower of (i) the quotient determined by dividing eighty-five (85%) of the fair market value per share of the Company Common Stock on the Offering Date for such Purchase Period by the Exchange Ratio or (ii) eighty-five (85%) of the fair market value per share of the Buyer Common Stock on the applicable Purchase Date (with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent). The Assumed Purchase Rights shall be exercised on the applicable Purchase Date, and each participant shall, accordingly, be issued shares of Buyer Common Stock at such time. The Company ESPP and all outstanding purchase rights thereunder shall terminate on the last day of any Offering Period in effect on the date hereof, and no additional purchase rights shall be granted and no additional Offering Periods shall commence following the date hereof. Buyer agrees that from and after the Effective Time, employees of Company may participate in Buyer's employee stock purchase plan, subject to the terms and conditions of such plan if they are not participating in the ESPP on such date. Capitalized terms in this Section 6.14 if not otherwise defined in this Agreement, have the meanings ascribed to them in the Company ESPP.

     (f) At the Effective Time, each outstanding Company Warrant shall be assumed by Buyer and deemed to constitute a warrant to acquire, on the same terms and conditions as where applicable under the Company Warrant immediately prior to the Effective Time, the same number of shares of Buyer Common Stock as the holder of the Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate warrant exercise price for the shares of Company Common Stock purchasable pursuant to the Company Warrant immediately prior to the Effective Time, divided by (z) the number of full shares of Buyer Common Stock deemed purchasable pursuant to the Company Warrant in accordance with the forgoing.

   6.12 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate at its expense in the defense or settlement of any stockholder litigation against the Company or its Board of Directors relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer's prior written consent, which will not be unreasonably withheld or delayed.

   6.13 Indemnification. From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

   6.14 Notification of Certain Matters. The Buyer will give prompt notice to the Company, and the Company will give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

   6.15 Employees. The Buyer will have no obligation to retain any employee or group of employees of the Company following the Effective Time. As soon as practicable after the execution of this Agreement, the Company and the Buyer shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Company employee plans immediately prior to the Effective Time, if appropriate) so as to provide benefits to Company employees initially upon the Merger which are generally equivalent to those being provided to employees of Company immediately preceding the Effective Time, as well as to determine appropriate termination benefits for Company employees generally and certain members of Company management in particular, in addition to any and all severance, separation, retention and salary continuation plans, programs or arrangements disclosed on the Company Disclosure Schedule. Continuous employment with the Company or its subsidiaries shall be credited to Company employees who become Buyer employees for all purposes of eligibility and vesting of benefits, but not for purposes of accrual of benefits. Following the Effective Time, Buyer will enforce, and cause the Company to enforce, the terms of the Retention and Severance Plan (as defined in the Company Disclosure Schedule).

                                  ARTICLE VII
                              Conditions to Merger

   7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of a majority of the shares of the Company Common Stock outstanding on the record date for the Company Meeting.

     (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) Governmental Approvals. Other than the filings provided for by
  Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

   7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by the Buyer and the Transitory Subsidiary:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date,
  (y) for changes contemplated by this Agreement and (z) where the failures to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

    (c) Tax Opinion. The Buyer shall have received a written opinion from Hale and Dorr LLP, counsel to the Buyer, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Fenwick & West LLP renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Fenwick & West LLP or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

    (d) Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties referred to in Section 3.3(b) of the Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

    (e) Resignations. The Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company.

   7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

    (a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failures to be true and correct (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

    (b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this

  Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

    (c) Tax Opinion. The Company shall have received the opinion of Fenwick & West LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Fenwick & West LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Fenwick & West LLP or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

                                  ARTICLE VIII
                           Termination and Amendment

   8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f), by written notice by the terminating party to the other party), whether before or after approval of the Merger by the stockholders of the Company:

     (a) by mutual written consent of the Buyer and the Company; or

     (b) by either the Buyer or the Company if the Merger shall not have been consummated by April 30, 2000 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

     (d) by either the Buyer or the Company if at the Company Meeting (including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

     (e) by the Buyer, if: (i) the Board of Directors of the Company shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) the Board of Directors of the Company fails to reconfirm its recommendation of this Agreement or the Merger within five business days after the Buyer requests in writing that the Board of Directors of the Company do so; (iii) the Board of Directors of the Company shall have approved or recommended to the stockholders of the Company an Alternative Transaction (as defined in Section 8.3(g)); or (iv) a tender offer or exchange offer for outstanding shares of the Company Common Stock is commenced (other than by the Buyer or an Affiliate of the Buyer) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; or (v) for any reason the Company fails to call and hold the Company Meeting by the date which is one business day prior to the Outside Date (other than by reason of the Registration Statement not being declared effective by the SEC sufficiently in advance of the Outside Date in order to permit the holding of the Company Meeting); or

     (f) by either the Buyer or the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by the Buyer) or Section 7.3(a) or 7.3(b) (in the case of termination by the Company) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the breaching party of written notice of such breach from the other party.

   8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 3.29, 5.3, 8.3 and Article IX; provided that any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made), and Sections 3.29, 5.3, 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

  8.3 Fees and Expenses.

     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than attorneys', accountants' and filing fees, incurred with respect to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

     (b) The Company shall pay the Buyer up to $500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by the Buyer pursuant to (i) Section 8.1(b) as a result of the failure to satisfy the condition set forth in Section 7.2(a); (ii) Section 8.1(e); or (iii)
  Section 8.1(f) or by the Buyer or the Company pursuant to Section 8.1(d).

     (c) The Company shall pay the Buyer a termination fee of $15,000,000 (the "Termination Fee") upon the earliest to occur of the following events:

       (i) the termination of this Agreement by the Buyer pursuant to
    Section 8.1(e); or

       (ii) the termination of this Agreement by the Buyer pursuant to
    Section 8.1(f) after a breach by the Company of this Agreement; or

       (iii) the termination of the Agreement by the Buyer or the Company pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of the Company Voting Proposal by the stockholders of the Company at the Company Meeting.


     (d) The Buyer shall pay the Company up to $500,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by the Company pursuant to (i) Section 8.1(b) as a result of the failure to satisfy the condition set forth in Section 7.3(a) or (ii) Section 8.1(f).

     (e) The Buyer shall pay the Company a termination fee of $15,000,000 upon the termination of this Agreement by the Company pursuant to Section 8.1(f) after a breach by the Buyer of this Agreement.

     (f) The expenses and fees, if applicable, payable pursuant to Section 8.3(b), 8.3(c), 8.3(d) and 8.3(e) shall be paid within one business day after demand therefor following the first to occur of the events giving rise to the payment obligation described in Section 8.3(b), 8.3(c)(i), (ii) or (iii), 8.3(d) or 8.3(e). If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

     (g) As used in this Agreement, "Alternative Transaction" means either
  (i) a transaction pursuant to which any person (or group of persons) other than the Buyer or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of the Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding shares of Company Common Stock or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 20% of the fair market value of all the assets of the Company immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                                 Miscellaneous

   9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time.

   9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

      (a) if to the Buyer or Sub, to

       CMGI, Inc.
       100 Brickstone Square
       Andover, MA 01810
       Attn: General Counsel
       Telecopy: 978-684-3814

       with a copy to:

       Hale and Dorr LLP
       60 State Street
       Boston, MA 02109
       Attn: Mark G. Borden, Esq.
       Telecopy: (617) 526-5000

      (b) if to the Company, to

       AdForce, Inc.
       10590 North Tantau Avenue
       Cupertino, CA 95014
       Attn: Chief Executive Officer
       Attn: General Counsel
       Telecopy: (408) 873-3693

       with a copy to:

       Fenwick & West LLP
       Two Palo Alto Square
       Palo Alto, CA 94306
       Attn: Gordon K. Davidson, Esq.
               Mark A. Leahy, Esq.
       Telecopy: (650) 494-1417

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

   9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, including without limitation the Prior Agreement, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms. The Prior Agreement is hereby terminated and of no further force or effect.

   9.4 No Third Party Beneficiaries. Except as provided in Section 6.13, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

   9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

   9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree hereto that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

   9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

   9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

   9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

   9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which they are entitled at law or in equity.

   9.11 Waiver of Jury Trial. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE)

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

                           [Signature Page to follow]

   IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          CMGI, INC.

                                                /s/ Andrew J. Hajducky III
                                          By: _________________________________
                                            Title: Chief Financial Officer and
                                                         Treasurer

                                          ARTICHOKE CORP.

                                                /s/ Andrew J. Hajducky III
                                          By:__________________________________
                                            Title: Chief Financial Officer and
                                                         Treasurer

                                          ADFORCE, INC.

                                                   /s/ Charles W. Berger
                                          By:__________________________________
                                                 Title: Chairman and Chief
                                                     Financial Officer

                                                                       Exhibit A

                  AMENDED AND RESTATED STOCK OPTION AGREEMENT

   AMENDED AND RESTATED STOCK OPTION AGREEMENT, dated as of September 20, 1999 (the "Agreement"), between CMGI, Inc., a Delaware corporation (the "Grantee"), and AdForce, Inc., a Delaware corporation (the "Grantor").

   WHEREAS, the Grantee, the Grantor and Artichoke Corp., a wholly owned subsidiary of the Grantee ("Newco"), are entering into an Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Newco with and into the Grantor;

   WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase the shares of Common Stock of the Grantor (the "Common Stock") covered hereby, upon the terms and subject to the conditions hereof;

   WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option; and

   WHEREAS, the parties hereto have previously entered into that certain Stock Option Agreement dated as of September 20, 1999 (the "Prior Agreement"), and this Agreement amends and restates the Prior Agreement in its entirety.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

   1. The Option; Exercise; Adjustments; Termination.

     (a) Contemporaneously herewith the Grantee, Newco and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 3,978,761 shares of Common Stock (the "Shares") at a cash purchase price equal to $20.96 per Share (the "Purchase Price"); provided, however, that the number of shares issuable to Buyer pursuant hereto shall not exceed 19.9% of the outstanding shares of Common Stock. The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, after the earlier of
  (i) termination of the Merger Agreement by Buyer under Section 8.1(e) or
  Section 8.1(f) of the Merger Agreement, or (ii) immediately prior to the occurrence of any event causing the termination fee to become payable to Buyer pursuant to Section 8.3(c)(iii) of the Merger Agreement, provided that, in the case of this clause (ii), an Alternative Transaction involving the Company has been proposed or consummated prior to the Company Meeting.

     (b) In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, reverse stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to the Option and the purchase price per Share shall be appropriately adjusted.

     (c) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Exercise Notice") specifying a date (subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) not later than 10 business days and not earlier than the third business day following the date such notice is given for the closing of such purchase.

     (d) The right to exercise the Option shall terminate at the earliest of
  (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement pursuant to circumstances under which the Grantee is not entitled to receive the termination fee pursuant to
  Section 8.3 of the Merger Agreement, (iii) the date on which Grantee realizes a Total Profit equal to the Profit Limit (as such terms are defined in Section 8) and (iv) 90 days after the date (the "Merger Termination Date") on which the Merger Agreement is terminated (the date referred to in clause (iv) being hereinafter referred to as the

  "Option Expiration Date"); provided that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a) or Section 2(b) hereof have not yet been satisfied, the Option Expiration Date shall be extended until 15 days after such impediment to exercise has been removed so long as Grantee is using reasonable best efforts to remove the impediment.

   2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

     (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

     (b) Any applicable waiting periods under the HSR Act shall have expired or been terminated.

  3. The Closing.

     (a) Any closing hereunder shall take place on the date specified by the Grantee in its Exercise Notice at 9:00 A.M., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Grantor will deliver to the Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Grantee in its Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

     (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

   4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that: (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;
(c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of any lien, security interest or other adverse claim and free of any preemptive rights; (d) except as otherwise required by the HSR Act, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, require a consent or waiver under, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, stock market rule, judgment, ordinance, decree or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; and
(e) no "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation is or shall be applicable to the acquisition of Shares pursuant to this Agreement.

   5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that: (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and will constitute a valid and binding obligation of Grantee; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act; and (c) the Grantor is an "accredited investor" as such term is defined in the Securities Act.

   6. Listing of Shares; HSR Act Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the Nasdaq National Market, the Grantor shall (i) promptly file a notice to list the Shares on the Nasdaq National Market and (ii) make, as promptly as practicable, all necessary filings by the Grantor under the HSR Act and use its reasonable best efforts to obtain all necessary approvals thereunder as promptly as practicable; provided, however, that if the Grantor is unable to effect such listing on the Nasdaq National Market by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

   7. Registration Rights.

     (a) In the event that the Grantee shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

     (b) If the Common Stock is registered pursuant to the provisions of this
  Section 7, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish to the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel and the underwriting fees and selling commissions applicable to the Shares sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates or its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934 against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Grantee shall indemnify and hold harmless Grantor, its affiliates and its officers and directors, and each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Act of 1934, from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statement contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph to the extent that such statement or omission is made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates or its officers expressly for use in such registration statement.

   8. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $30 million (the "Profit Limit") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (ii) pay cash to the Grantor, (iii) receive a smaller termination fee under Section 8.3 of the Merger Agreement, (iv) limit the number of Shares purchased hereunder, or (v) undertake any combination thereof, so that Grantee's Total Profit shall not exceed the Profit Limit after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as defined below) of more than the Profit Limit and, if exercise of the Option otherwise would exceed the Profit Limit, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Limit; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 8.3(c) of the Merger Agreement, and (ii) (x) the cash amounts (net of customary brokerage commissions paid in connection with the transaction) received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

   9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

   10. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

   11. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

  If to the Grantor:

  AdForce, Inc.
  10590 North Tantau Avenue
  Cupertino, CA 95014
  Attn: Chief Executive Officer
  Attn: General Counsel
  Telecopy: (408) 873-3693

  With a copy to:

  Fenwick & West LLP
  Two Palo Alto Square
  Palo Alto, CA 94306
  Attn: Gordon K. Davidson, Esq.
     Mark A. Leahy, Esq.
  Telecopy: (650) 494-1417

  If to the Grantee:
  CMGI, Inc.
  100 Brickstone Square
  Andover, MA 01810-1428
  Attn: General Counsel
  Telecopy: (978) 684-3814

  With a copy to:

  Hale and Dorr LLP
  60 State Street
  Boston, MA 02109
  Attn: Mark G. Borden, Esq.
  Telecopy: (617) 526-5000

   12. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

   13. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, including without limitation the Prior Agreement, with respect to such transactions. The terms of this Agreement may be amended, modified or waived only by an agreement in writing signed by the party against whom such amendment, modification or waiver is sought to be enforced. The Prior Agreement is hereby terminated and of no further force and effect.

   14. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of the Grantee (provided that such assignment shall not relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations).

   15. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

   16. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

   17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

   18. Survival. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

   19. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   20. Representations. All references to the "Agreement" in Sections 3.1(a),
3.3 and 9.3 of the Merger Agreement shall be deemed to include also this Stock Option Agreement.

                           [Signature Page to Follow]

   IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          ADFORCE, INC.

                                          By: _________________________________
                                                           Title


                                          CMGI, INC.

                                          By: _________________________________
                                                           Title

                                                                     Exhibit B-1

                           EMPLOYEE LOCK-UP AGREEMENT

CMGI, Inc.
100 Brickstone Square
Andover, MA 01810

Ladies and Gentlemen:

   Pursuant to the terms of an Agreement and Plan of Merger dated as of
September   , 1999 (the "Agreement") between CMGI, Inc., a Delaware corporation
("Acquiror"), a subsidiary of Acquiror and AdForce, Inc., a Delaware corporation (the "Company"), I will receive shares of common stock, $.01 par value per share, of Acquiror (the "Shares"), in exchange for shares of common stock of the Company owned by me.

   In order to induce Acquiror to enter into the Agreement, I hereby agree as follows:

     1. I will not sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, "Transfer"), any of the Shares, except as follows:

       (a) from and after the day that is one day after the date of the Closing (as defined in the Agreement), I may Transfer one-sixth (1/6) of the Shares; and

       (b) from and after each monthly anniversary date of the Closing, I may Transfer an additional one-sixth ( 1/6) of the Shares, so that all of the Shares may be Transferred from and after the date that is five months after the date of the Closing.

     2. I acknowledge that the Acquiror may impose stock transfer restrictions on the Shares to enforce the provisions of this Agreement.

                                          Very truly yours,


                                          _____________________________________
                                                         Signature


                                          Print Name:__________________________

                                          Date:________________________________

AGREED TO:
CMGI, Inc.
By: ___________________________

                                                                     Exhibit B-2

                         STOCKHOLDER LOCK-UP AGREEMENT

CMGI, Inc.
100 Brickstone Square
Andover, MA 01810

Ladies and Gentlemen:

   Pursuant to the terms of an Agreement and Plan of Merger dated as of
September   , 1999 (the "Agreement") between CMGI, Inc., a Delaware corporation
("Acquiror"), a subsidiary of Acquiror and AdForce, Inc., a Delaware corporation (the "Company"), the undersigned will receive shares of common stock, $.01 par value per share, of Acquiror (the "Shares"), in exchange for shares of common stock of the Company owned by the undersigned.

   In order to induce Acquiror to enter into the Agreement, the undersigned hereby agrees as follows:

     1. Until the date that is five (5) months after the Closing (as defined in the Agreement), the undersigned will not sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, "transfer") more than one-tenth (1/10) of the Shares in any one day. Notwithstanding the foregoing, however, if the undersigned is a corporation, partnership or limited liability company, the undersigned shall not be restricted from distributing any or all of the Shares to its shareholders, partners or members and the subsequent Transfers of Shares by such shareholders, partners or members shall not be restricted.

     2. The undersigned acknowledges that the Acquiror may impose stock transfer restrictions on the Shares to enforce the provisions of this Agreement.

                                          Very truly yours,

                                          _____________________________________
                                                   Name of Stockholder

                                          By: _________________________________

                                                        Signature

                                          Date: _______________________________

AGREED TO:
CMGI, Inc.

By: _________________________________

                                                                       Exhibit C

                             STOCKHOLDER AGREEMENT

   STOCKHOLDER AGREEMENT, dated as of September   , 1999 (this "Agreement"), by
the stockholders listed on the signature page(s) hereto (collectively, "Stockholders" and each individually, a "Stockholder") to and for the benefit of CMGI, Inc., a Delaware corporation ("Acquiror"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

   WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially shares of capital stock of AdForce, Inc., a Delaware corporation (the "Company"), as set forth on Schedule I hereto (such shares or any other voting or equity securities of the Company, hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

   WHEREAS, concurrently with the execution of this Agreement, Acquiror and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"); and

   WHEREAS, as a condition to the willingness of the Company and Acquiror to enter into the Merger Agreement, Acquiror has requested that the Stockholders agree, and in order to induce Acquiror to enter into the Merger Agreement, the Stockholders are willing to agree to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

   Section 1. Voting of Shares. Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders, and (b) against any other Alternative Transaction. In addition, such Stockholder agrees that it will, upon request by Acquiror, furnish written confirmation, in form and substance reasonably acceptable to Acquiror, of such Stockholder's vote in favor of the Merger Agreement and the Merger. Each Stockholder covenants and agrees to deliver to Acquiror upon request prior to any vote contemplated by the first sentence of this Section 1, a proxy substantially in the form attached hereto as Annex A (a "Proxy"), which Proxy shall be irrevocable during the term of this Agreement to the extent permitted under Delaware law, and Acquiror agrees to vote the Shares subject to such Proxy in favor of the approval and adoption of the Merger Agreement and the Merger. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement. Each Stockholder acknowledges and agrees that the Proxy, if and when given, shall be coupled with an interest, shall constitute, among other things, an inducement for Acquiror to enter into the Merger Agreement, shall be irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event and that no subsequent proxies with respect to such Shares shall be given (and if given shall not be effective); provided however that any such proxy shall terminate automatically and without further action on behalf of the Stockholders upon the termination of this Agreement. In the event that a Stockholder does not provide the Proxy upon request of Acquiror, such Stockholder hereby grants Buyer a power of attorney to execute and deliver such Proxy for and on behalf of such Stockholder, which power of attorney is coupled with an interest and shall survive any death, disability, bankruptcy or any other such impediment of such Stockholder. Upon the execution of this Agreement by each Stockholder, such Stockholder hereby revokes any and all prior proxies or powers of attorney given by such Stockholder with respect to the Shares.

   Section 2. Transfer of Shares. Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly, (a) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares (each such case, a "Transfer"), unless the transferee to which any such Shares are or may be Transferred shall have executed a counterpart of this Agreement and agreed in writing to hold such Shares subject to all the terms and conditions of this Agreement.

   Section 3. Representations and Warranties of the Stockholders. Each Stockholder on its own behalf hereby severally represents and warrants to Acquiror with respect to itself and its or her ownership of the Shares as follows:

     (a) Ownership of Shares. On the date hereof, the Shares held by such Stockholder are owned beneficially by such Stockholder or its nominee. Such Stockholder has sole voting power, without restrictions, with respect to all of such Shares.

     (b) Power, Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations, under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any material agreement to which such Stockholder is a party, including, without limitation, any voting agreement, stockholders' agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     (c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby by such Stockholder will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of its properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not materially impair the ability of such Stockholder to perform its obligations hereunder.

   Section 4. No Solicitation. Subject to the provisions of Section 7 below, prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company that (i) it will not, nor will it authorize or permit any of its employees, agents and representatives to, directly or indirectly, (a) initiate, solicit or encourage any inquiries or the making of any Acquisition Proposal (as defined in the Merger Agreement), (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, and (ii) it will notify Acquiror as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its affiliates in its individual capacity.

   Section 5. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement) or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

   Section 6. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   Section 7. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

   Section 8. Miscellaneous.

     (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

     (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

     (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement w be signed individually or by its respective duly authorized officer as of the date first written above.

                                          CMGI, INC.

                                          By:__________________________________

                                          STOCKHOLDERS:

                                          _____________________________________
                                                       Print Name

                                          _____________________________________
                                                       (Signature)

                                                                         ANNEX A

                               IRREVOCABLE PROXY

   The undersigned stockholder of AdForce, Inc., a Delaware corporation ("Company"), hereby irrevocably (to the fullest extent permitted by the Delaware General Corporation Law) appoints the members of the Board of Directors of CMGI, Inc., a Delaware corporation ("Buyer"), and each of them, or any other designee of Buyer, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

   This Irrevocable Proxy is irrevocable (to the extent provided in the Delaware General Corporation Law), is coupled with an interest, including, but not limited to, that certain Stockholder Agreement dated as of even date herewith by and among Buyer and certain stockholders of the Company, including the undersigned, and is granted in consideration of Buyer entering into that certain Agreement and Plan of Merger (the "Merger Agreement") by and among Buyer, a wholly owned subsidiary of Buyer ("Merger Sub"), and Company, which Merger Agreement provides for the merger of Merger Sub with and into Company (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

   The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting:

  in favor of approval and adoption of the Merger Agreement and of the transaction contemplated thereby.

   The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

   All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

   This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

                                          _____________________________________
                                                        Signature

                                          Print Name: _________________________

                                          Shares beneficially owned:

                                              shares of Company Common Stock

                                                                       Exhibit D

                        FORM OF COMPANY AFFILIATE LETTER

CMGI, Inc.
100 Brickstone Square
Andover, MA 01810

Ladies and Gentlemen:

   I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of AdForce, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 20, 1999 (the "Agreement"), between CMGI, Inc., a Delaware corporation ("Acquiror"), a subsidiary of Acquiror ("Sub") and the Company, Sub will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation.

   As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of Acquiror (the "Acquiror Common Stock") in exchange for shares owned by me of common stock of the Company ("Company Common Stock").

   1. Compliance with the Act. I represent, warrant and covenant to Acquiror that in the event I receive any Acquiror Common Stock as a result of the
Merger:

     (a) I shall not make any sale, transfer or other disposition of the Acquiror Common Stock in violation of the Act or the Rules and Regulations.

     (b) I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Acquiror Common Stock to the extent I felt necessary, with my counsel or counsel for the Company.

     (c) I have been advised that the issuance of Acquiror Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger is submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Acquiror Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Acquiror Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition as been registered under the Act,
  (ii) such sale, transfer or disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Acquiror, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     (d) I understand that Acquiror is under no obligation to register the sale, transfer or disposition of the Acquiror Common Stock by me or on my behalf under the Act.

     (e) I also understand that stop transfer instructions will be given to the Acquiror's transfer agent with respect to the Acquiror Common Stock and that there will be placed on the Certificates for the Acquiror Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A
    TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT, DATED SEPTEMBER 20, 1999

    BETWEEN THE REGISTERED HOLDER HEREOF AND CMGI, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CMGI, INC."

     (f) I also understand that unless the transfer by me of my Acquiror Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Acquiror reserves the right to put the following legend on the certificates issued to my transferee:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

   It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Acquiror Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned,
(ii) two years shall have elapsed from the date the undersigned acquired Acquiror Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, (iii) Acquiror has received appropriate representations from the undersigned and his, her or its broker to the effect that the provisions of Rule 145(d)(1) are then satisfied or (iv) Aquiror has received a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

   2. Certain Tax Matters. The undersigned does not intend to take a position on any federal or state income tax return that is inconsistent with the treatment of the Merger as a tax-free reorganization for federal or state income tax purposes.

                                          Very truly yours,

                                          -------------------------------------
                                          SIGNATURE

                                          -------------------------------------
                                          Print Name

Accepted this    day of
September   , 1999 by

CMGI, INC.

By:
  _____________________________
Name:
   ___________________________
Title:
  ____________________________

                                                                         ANNEX B

September 20, 1999

Confidential

The Board of Directors
AdForce, Inc.
10590 North Tantau Avenue
Cupertino, CA 95014

Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of AdForce, Inc. ("AdForce" or the "Company") of the consideration to be received by such stockholders in connection with the proposed merger of Artichoke Corp. ("Artichoke"), a wholly owned subsidiary of CMGI, Inc. ("CMGI"), with and into AdForce (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger to be dated as of September 20, 1999, among CMGI, Artichoke and AdForce (the "Agreement").

   We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive 0.262 shares of common stock of CMGI, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the stockholders of the Company and that the Proposed Transaction will be accounted for as a purchase.

   Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the board of directors of AdForce in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

   In the past, we have provided investment banking and other financial advisory services to AdForce and CMGI, including its affiliates, and have received fees for rendering these services. Hambrecht & Quist is currently serving as a co-manager on the filed but not closed initial public offering of Navisite, Inc., an affiliate of CMGI. In July 1999, Hambrecht & Quist served as a co-manager on the initial public offering of Engage Technologies, Inc., an affiliate of CMGI. In June 1999, Hambrecht & Quist served as lead manager of AdForce's initial public offering. In March 1999, Hambrecht & Quist served as co-lead manager of the initial public offering of Critical Path, Inc., an affiliate of CMGI. Hambrecht & Quist also served as co-lead manager of Critical Path, Inc.'s follow-on offering in June 1999 and as its financial advisor in its acquisition of Amplitude Software Corp. In April 1996, Hambrecht & Quist served as lead manager of the initial public offering of Lycos, Inc., an affiliate of CMGI. In June 1998, Hambrecht & Quist served as a co-manager of the follow-on offering of Lycos, Inc. Hambrecht & Quist and its affiliates own approximately 145,668 shares of AdForce shares and 428,317 shares of Critical Path, Inc. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of CMGI and AdForce and receives customary compensation in connection therewith, and also provides research coverage for CMGI and AdForce. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of CMGI and AdForce for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to CMGI (and its affiliates) or AdForce.

   In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

  (i) reviewed the publicly available consolidated financial statements of CMGI for recent years and interim periods to date and certain other relevant financial and operating data of CMGI made available to us from published sources;

  (ii) discussed the business, financial condition and prospects of CMGI with certain members of its senior management;

  (iii) reviewed the publicly available consolidated financial statements of AdForce for recent years and interim periods to date and certain other relevant financial and operating data of AdForce made available to us from published sources;

  (iv) reviewed certain internal financial and operating information relating to AdForce prepared by the senior management of AdForce;

  (v) discussed the business, financial condition and prospects of AdForce with certain members of its senior management;

  (vi) reviewed the recent reported prices and trading activity for the common stocks of CMGI and AdForce and compared such information and certain financial information for CMGI and AdForce with similar information for certain other companies engaged in businesses we consider comparable;

  (vii) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions that we considered comparable;

  (viii) reviewed the Agreement;

  (ix) discussed with parties other than CMGI the possibility of a transaction or series of transactions involving a business combination with AdForce; and

  (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

   In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning CMGI or AdForce available from public sources provided to us in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of CMGI or AdForce; nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of CMGI and AdForce. For purposes of this opinion, we have assumed that neither CMGI nor AdForce is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which CMGI common stock will trade subsequent to the Effective Time (as defined in the Agreement). In rendering this opinion, we have assumed that the proposed merger will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto.

   It is understood that this letter is for the information of the Board of Directors only and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be summarized and reproduced in full in the Proxy Statement. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

   Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by CMGI or any of its affiliates.

Very truly yours,

Hambrecht & Quist llc

By: /s/ David G. Golden
  _________________
  David G. Golden
  Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court. Article NINTH of the Registrant's Restated Certificate of Incorporation and Article VII of the Registrant's Restated By-laws provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving at the written request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided for in each of Article NINTH and
Article VII is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of such persons. Article VII also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, trustee, partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

   Pursuant to Section 102(b)(7) of the Delaware General Corporation Laws, Article EIGHTH of the Registrant's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, self-dealing, or the unlawful payment of dividends or repurchase of stock.

   The Registrant maintains an insurance policy on behalf of itself and certain of its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of the directors and officers.

   The Registrant has entered into agreements with all of its directors affirming the Registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

  2.1(1) Amended and Restated Agreement and Plan of Merger dated as of September 20, 1999, by and among the Registrant, Artichoke Corp. and
         AdForce, Inc.

  3.1(2) Restated Certificate of Incorporation of the Registrant.

  3.2(3) Certificate of Designations, Preferences and Rights of Series D
         Preferred Stock of the Registrant.

  3.3    Restated By-laws of the Registrant, as amended.

  4.1(4) Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant.

  4.2(5) Amended and Restated Stock Option Agreement, dated as of September 20,
         1999, between the Registrant and AdForce, Inc.

  4.3(5) Stockholder Agreement, dated as of September 20, 1999, by and among the Registrant and each of the Stockholders of AdForce, Inc. listed on
         Schedule I.

  5.1    Opinion of Hale and Dorr LLP.

  8.1    Opinion of Hale and Dorr LLP as to tax matters.

  8.2    Opinion of Fenwick & West LLP as to tax matters.

 21.1    Subsidiaries of the Registrant.

 23.1    Consent of Hale and Dorr LLP (included in Exhibit 5.1).

 23.2    Consent of Fenwick & West LLP (included in Exhibit 8.2).

 23.3    Consent of KPMG LLP.

 23.4    Consent of Ernst & Young LLP.

 23.5    Consent of Hambrecht & Quist LLC (included in Exhibit 99.1)

 23.6    Consent of PricewaterhouseCoopers LLP.

 23.7    Consent of Singer Lewak Greenbaum & Goldstein LLP.

 24.1    Power of Attorney (included in the signature page of this Registration
         Statement).

 99.1(6) Opinion of Hambrecht & Quist LLC.

 99.2    Form of Proxy Card of AdForce, Inc.

--------
(1) Attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.
(2) Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-85047) filed on August 12, 1999.
(3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed on September 2, 1999.
(4) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1999.
(5) Attached as an Exhibit to the Amended and Restated Agreement and Plan of Merger attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.
(6) Attached as Annex B to the Proxy Statement/Prospectus, which is part of this Registration Statement.

(b) Financial Statement Schedules

 AdForce, Inc.

   The following financial statement schedule is filed herewith:

       Schedule II--Valuation and Qualifying Accounts.

   All other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

 CMGI, Inc.

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 22. Undertakings.

   A. The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. The Registrant hereby undertakes as follows:

      (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   E. The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This included information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

   F. The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts on the 3rd day of December, 1999.

                                          CMGI, INC.

                                          By: /s/ Andrew J. Hajducky III
                                             ----------------------------------
                                            Andrew J. Hajducky III
                                            Chief Financial Officer and
                                            Treasurer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints David S. Wetherell and Andrew J. Hajducky III, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                 Signature                            Title                  Date
                 ---------                            -----                  ----

          /s/ David S. Wetherell            Chairman of the Board,     December 3, 1999
___________________________________________  President, Chief
            David S. Wetherell               Executive Officer and
                                             Director (Principal
                                             Executive Officer)

        /s/ Andrew J. Hajducky III          Chief Financial Officer    December 3, 1999
___________________________________________  and Treasurer (Principal
          Andrew J. Hajducky III             Financial and Accounting
                                             Officer)

          /s/ William H. Berkman            Director                   December 3, 1999
___________________________________________
            William H. Berkman

           /s/ Craig D. Goldman             Director                   December 3, 1999
___________________________________________
             Craig D. Goldman

             /s/ Avram Miller               Director                   December 3, 1999
___________________________________________
               Avram Miller

           /s/ Robert J. Ranalli            Director                   December 3, 1999
___________________________________________
             Robert J. Ranalli

          /s/ William D. Strecker           Director                   December 3, 1999
___________________________________________
            William D. Strecker


                                 ADFORCE, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                    December 31, 1997 and December 31, 1998
                                 (In thousands)

                                                    Amounts
                                          Balance  Charged to
                                            at      Revenue,  Write-offs Balance
                                         Beginning Costs, or     and     at End
                                          of Year   Expenses  Recoveries of Year
                                         --------- ---------- ---------- -------
1997
 Allowance for Doubtful Accounts........   $--       $  131      $--     $  131
1998
 Allowance for Doubtful Accounts........   $131      $1,355      $451    $1,035

                                 Exhibit Index


  2.1(1) Amended and Restated Agreement and Plan of Merger dated as of September 20, 1999, by and among the Registrant, Artichoke Corp. and
         AdForce, Inc.

  3.1(2) Restated Certificate of Incorporation of the Registrant.

  3.2(3) Certificate of Designations, Preferences and Rights of Series D
         Preferred Stock of the Registrant.

  3.3    Restated By-laws of the Registrant, as amended.

  4.1(4) Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant.

  4.2(5) Amended and Restated Stock Option Agreement, dated as of September 20,
         1999, between the Registrant and AdForce, Inc.

  4.3(5) Stockholder Agreement, dated as of September 20, 1999, by and among the Registrant and each of the Stockholders of AdForce, Inc. listed on
         Schedule I.

  5.1    Opinion of Hale and Dorr LLP.

  8.1    Opinion of Hale and Dorr LLP as to tax matters.

  8.2    Opinion of Fenwick & West LLP as to tax matters.

 21.1    Subsidiaries of the Registrant.

 23.1    Consent of Hale and Dorr LLP (included in Exhibit 5.1).

 23.2    Consent of Fenwick & West LLP (included in Exhibit 8.2).

 23.3    Consent of KPMG LLP.

 23.4    Consent of Ernst & Young LLP.

 23.5    Consent of Hambrecht & Quist LLC (included in Exhibit 99.1)

 23.6    Consent of PricewaterhouseCoopers LLP.

 23.7    Consent of Singer Lewak Greenbaum & Goldstein LLP.

 24.1    Power of Attorney (included in the signature page of this Registration
         Statement).

 99.1(6) Opinion of Hambrecht & Quist LLC.

 99.2    Form of Proxy Card of AdForce, Inc.

--------
(1) Attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.
(2) Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-85047) filed on August 12, 1999.
(3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed on September 2, 1999.
(4) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1999.
(5) Attached as an Exhibit to the Amended and Restated Agreement and Plan of Merger attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.
(6) Attached as Annex B to the Proxy Statement/Prospectus, which is part of this Registration Statement.